 Filed pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 1 DATED MAY 17, 2017
TO THE PROSPECTUS DATED MAY 2, 2016
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose:

•	the status of the offering;

•	updated suitability standards for our offering applicable to Iowa investors;

•	the departure and appointment of certain officers;

•	information about our entry into an amendment to the Advisor RSU Agreements;

•	the commencement of a self-tender offer for our Class E shares of common stock;

•	an update to our plan of distribution;

•	a proposal to amend our charter as part of a broader restructuring;

•	the entry into the Tenth Amended and Restated Advisory Agreement;

•	clarification of the expense reimbursements under the Tenth Amended and Restated Advisory Agreement;

•	the termination of the property management agreement;

•	an update to our risk factors;

•	clarification of the restrictions in our charter regarding “roll-up transactions”;

•	an update to our conflicts of interest policy;

•	updated information with respect to our real properties and real estate-related debt and securities;

•	updated selected information regarding our operations;

•	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

•
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which includes the components of our net asset value (“NAV”) calculation as of March 31, 2017;

•	updated certain historical NAV information;

•	updated quantitative and qualitative disclosures about market risk;

•	updated experts information;

•	the addition of certain information incorporated by reference; and

•	our consolidated financial statements and the notes thereto as of and for the three months ended March 31, 2017.
Status of the Offering
As of May 5, 2017, we had raised gross proceeds of approximately $122.0 million from the sale of approximately 16.4 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $10.6 million. As of May 5, 2017, approximately $878.0 million in shares remained available for sale pursuant to this offering, including approximately $239.4 million in shares available for sale through our distribution reinvestment plan.

Suitability Standards

The following disclosure amends the “Suitability Standards” section of the Prospectus and all similar disclosure in the Prospectus.

Iowa-Iowa investors must have either (i) a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $350,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $100,000. Additionally, Iowa investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor’s liquid net worth.  Investors who are accredited investors as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing 10% investment concentration limit.

Departure and Appointment of Certain Officers

The following disclosure updates the section of the Prospectus entitled “Management-Directors and Executive Officers" and all related disclosure throughout the Prospectus.

On April 11, 2017, our board of directors appointed Dwight L. Merriman III, age 56, to serve as Chief Executive Officer, Rajat Dhanda, age 49, to serve as President and J. Michael Lynch, age 63, to serve as Managing Director - Office, each appointment effective on April 13, 2017. As a result of Mr. Merriman’s appointment, Jeffrey L. Johnson ceased to serve as Chief Executive Officer. The investment committee of our Advisor, of which Messrs. Merriman and Dhanda are members, will continue to oversee our investment process. John A. Blumberg will continue to chair the investment committee. Richard D. Kincaid will continue to serve as our Chairman of the Board. Charles B. Duke will continue to chair the Audit Committee.

The following is a summary of Mr. Merriman’s and Mr. Dhanda’s business experience and other biographical information:

Dwight L. Merriman III has served as our Chief Executive Officer since April 2017. Mr. Merriman is also a member of the Investment Committee of our Advisor. He currently serves as Head of Real Estate for Black Creek Group responsible for the oversight of the investment process for industrial, office, retail and multi-family investments. Mr. Merriman has served as a Managing Director since April 2017 and as Chief Executive Officer and a member of the board of directors of Industrial Property Trust ("IPT") since January 2013; a member of the board of managers of Industrial Property Advisors LLC, the advisor of IPT, since January 2013; a member of the board of managers of Industrial Income Advisor LLC, the former advisor to IIT since March 2010; Chief Executive Officer and a member of the board of directors of Industrial Logistics Realty Trust Inc. (“ILT”), a non-traded REIT that is sponsored by an affiliate of our sponsor, since November 2014; and as a member of the board of managers of ILT Advisors LLC, the advisor to ILT, since November 2014. Mr. Merriman also served as a member of the board of directors and as the Chief Executive Officer of IIT, from February 2011 until November 2015. Mr. Merriman also has served as the Chief Executive Officer and as a member of the board of trustees of DC Industrial Liquidating Trust since November 2015.

Mr. Merriman has over 30 years of real estate investment and development experience. Previously, Mr. Merriman served from September 2007 through March 2010 as a Managing Director and the Chief Investment Officer of Stockbridge Capital Group LLC (“Stockbridge”), a real estate investment management company based in San Francisco, California, which had more than $3 billion in real estate under management. While with Stockbridge, Mr. Merriman served as a member of its investment and management committees, and was responsible for coordinating the investment activities of the company. From May 2000 to September 2007, Mr. Merriman was a Managing Director of RREEF Funds (“RREEF”), a real estate investment management company, in charge of RREEF’s development and value-added investment opportunities in North America. While at RREEF, he served on the investment committee and was involved in approving approximately $5 billion in commercial real estate transactions, and he started CalSmart, a $1.2 billion value-added real estate investment fund with the California Public Employees’ Retirement System. Prior to joining RREEF in 2000, Mr. Merriman served for approximately five years as a Managing Director at CarrAmerica Realty Corporation, where he was responsible for the company’s acquisition, development and operations activities in Southern California and Utah. Prior to that, he spent 11 years with the Los Angeles development firm of Overton, Moore & Associates, where he was responsible for developing industrial and office property throughout Southern California. Mr. Merriman received a B.S. in Business Administration from the University of Southern California and an M.B.A. from the Anderson School at the University of California at Los Angeles. Mr. Merriman is a member of the Urban Land Institute.

Rajat Dhanda has served as a Manging Director and our President since April 2017. Mr. Dhanda is also a member of the Investment Committee of our Advisor. He also currently serves as President of Black Creek Group, U.S., responsible for the oversight of distribution, marketing, product development, operations and legal functions. Prior to joining Black Creek Group, Mr. Dhanda spent 26 years at Morgan Stanley, leading key divisions of their institutional and Wealth Management platforms, while also serving on the firm’s Management and Risk Committee for his last eight years. Most recently, he was head of Investment Products and Services in Wealth Management, responsible for all of the products distributed by Morgan Stanley’s financial advisors. In this capacity, he worked closely with the firm’s financial advisors and third party asset managers to design and distribute products offering a breadth of investment solutions. In addition, as a member of the division’s Executive and Operating Committees, Mr. Dhanda worked to develop strategies for the changing regulatory environment and the opportunities that technology and data offer today in the wealth management channels. Mr. Dhanda holds a BA in both Business Economics as well as Organizational Behavior & Management from Brown University.

The following disclosure replaces the biography of J. Michael Lynch in the section of the Prospectus entitled “Management-Directors and Executive Officers."

J. Michael Lynch has served as our Managing Director - Office since April 2017 and served as our President from July 2013 until April 13, 2017. Mr. Lynch has over 30 years of real estate development and investment experience. Prior to joining us, Mr. Lynch served as Chief Investment Officer of Arden Realty, Inc., a GE Capital Real Estate Company, from May 2007 to June 2013. While with Arden Realty, Mr. Lynch oversaw capital market activities for a $4.5 billion office and industrial portfolio and led a team responsible for approximately $2 billion in acquisition and disposition activity. From May 2004 to March 2007, he served as Senior Vice President of Investments for Equity Office Properties Trust. While at Equity Office Properties Trust, Mr. Lynch managed office investment activity in major cities in the Western U.S. and development activity throughout the U.S. and completed transactions valued at over $1.5 billion of core and core-plus properties.

Mr. Lynch serves as an Advisory Board member for American Homes 4 Rent. Mr. Lynch received his Bachelor of Science Degree in Economics, cum laude, from Mount Saint Mary’s College and his Master’s Degree in Architecture from Virginia Polytechnic Institute.

Entry into an Amendment to the Advisor RSU Agreements

The following disclosure supplements the section of the Prospectus entitled "The Advisor and the Advisory Agreement—Restricted Stock Unit Agreements" and all related disclosures throughout the Prospectus.

Previously, we and our Operating Partnership entered into Advisor RSU Agreements with our Advisor. Pursuant to the terms of the Advisor RSU Agreements, we granted our Advisor a total of 842,172 Company RSUs, in return for offsets of future advisory fees and expenses. Each Company RSU will, upon vesting, entitle the Advisor to one Class I share of our common stock. On April 13, 2017, we entered into an amendment to the Advisor RSU Agreements pursuant to which the Advisor agreed that 208,066 of the Company RSUs originally granted under the Advisor RSU Agreements would not vest (the "Relinquished RSUs"). Because the underlying shares will not vest and be delivered to the Advisor, no offset of advisory fees and expenses otherwise payable from the Company to the Advisor will occur with respect to the Relinquished RSUs.  However, in consideration for the Advisor's agreement, we agreed to reduce future offsets of advisory fees and expenses in connection with vesting and settlement of other Company RSUs by $33,257, which amount reflects an increase in net asset value per Class I share since the grants of certain of the Relinquished RSUs.
Commencement of a Self-Tender Offer for our Class E Shares of Common Stock
On May 17, 2017, we commenced a self-tender offer to purchase for cash up to 5,340,454 of our Class E shares, or approximately $40 million of our Class E shares, subject to our ability to increase the number of shares accepted for payment in the offer by up to but not more than 2% of the Company’s outstanding Class E shares (resulting in a commensurate increase in the number of shares by up to approximately 2.1 million shares) without amending or extending the offer in accordance with rules promulgated by the Commission, at a purchase price of $7.49 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 2017, and in the related Letter of Transmittal, filed with the Commission on Schedule TO on May 17, 2017 and available at www.sec.gov. Unless extended or withdrawn, the offer will expire at 5:00 p.m. Central Time, on Wednesday, June 14, 2017.
The purchase of Class E shares pursuant to the offer will have the following effects:

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Depending on how many shares are purchased, the offer will decrease the amount of cash we have available for other purposes, such as making new investments, and will likely increase our leverage and our borrowing costs as we intend to finance a portion of the offer with borrowings.

•
If the purchase price is lower than our NAV, the purchases of shares pursuant to the offer may have a slightly positive impact to our NAV for remaining stockholders. This positive impact may result in better overall total stockholder returns for remaining stockholders, which may result in a slight increase to the performance-based advisory fee that is paid to our Advisor.

•	Purchases of shares pursuant to the offer will increase the proportionate interest of stockholders that do not tender their shares.

•
Class E stockholders who tender all of their shares will give up the opportunity to participate in any potential future benefits from owning shares, including the right to receive any future dividends or distributions that we may pay.

Because there will be fewer outstanding Class E shares, we anticipate that the base management fees paid to our Advisor will decrease.
Plan of Distribution
General
The following paragraph supplements the section of the Prospectus entitled “Plan of Distribution—General.”
Participating broker-dealers may require customer subscriptions to be submitted on certain closing dates and may impose their own restrictions on who may participate in this offering through minimum purchase amounts, minimum investable funds or other requirements. Prospective investors should discuss their potential eligibility with their participating broker-dealer.
The following paragraph replaces the third paragraph of the section of the Prospectus entitled “Plan of Distribution—General” and all similar disclosure in the Prospectus.
Our Class A shares, Class W shares and Class I shares are available for different categories of investors. Class A shares are available to the general public. Class W shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, (2) through participating broker-dealers that have alternative fee arrangements with their clients, (3) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law or (4) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers. Class I shares are available for purchase in this offering only (1) by institutional accounts as defined by FINRA Rule 4512(c), (2) through bank-sponsored collective trusts and bank-sponsored common trusts, (3) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (4) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (5) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, but whose broker-dealer is not a participating broker-dealer in this offering and does not receive any compensation from us or the Dealer Manager and whose broker-dealer permits clients to direct trades to a broker-dealer that offers Class I shares, (6) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (7) by investors purchasing shares in a transaction that entitles our Dealer Manager to a “primary dealer fee” as described below under “—Underwriting Compensation—Primary Dealer Fee,” (8) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (9) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. In particular, we intend to sell Class I shares to a bank-sponsored collective trust named The Trust Advisors Portfolios Program, Series Seven, Reliance Trust Real Estate Portfolio - Dividend Capital Focus. The trust presently intends to raise capital by selling units of interest in the trust, and to invest a substantial amount of the proceeds in our Class I shares. The trust is under no obligation to purchase any Class I shares. Neither the Dealer Manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in Dividend Capital Diversified Property Fund Inc.
Primary Dealer Fee
The following supplements the section of the Prospectus entitled “Plan of Distribution—Underwriting Compensation—Primary Dealer Fee" and all related disclosure throughout the Prospectus.

On September 19, 2016, we notified the Dealer Manager that we would pay a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the offering from September 19, 2016 through November 30, 2016 (the “Managed Offering Term”), but only with respect to sales made by participating broker-dealers that we specifically approved as being eligible (“Primary Dealers”). We approved seven participating broker-dealers as being eligible to participate, generally through selected dealer agreements entered into between the Primary Dealers and the Dealer Manager. In addition, we, the Dealer Manager and the Advisor entered into a new selected dealer agreement (the “Managed Offering Selected Dealer Agreement”) with one of the seven approved Primary Dealers, Raymond James & Associates, Inc. (“Raymond James”),

pursuant to which Raymond James will use its best efforts to sell Class I shares in transactions entitling it to primary dealer fees during the Managed Offering Term.

On June 23, 2016, our board of directors increased the maximum amount of total gross proceeds raised with respect to which the primary dealer fee will apply to $150 million. Such amount is subject to further increase by our board of directors, in its discretion. The maximum primary dealer fee we will pay our Dealer Manager is now $7.5 million, although in the future we may provide for additional primary dealer fee payments. As of May 17, 2017, in our ongoing public offering, we had raised $69.3 million in gross proceeds with respect to which the primary dealer fee will apply and paid approximately $3.5 million in primary dealer fees. The Dealer Manager has reallowed 90% of the primary dealer fee to participating third-party broker dealers.
Proposal to Amend our Charter as Part of a Broader Restructuring
Background
Preliminary Proxy Statement; Potential Amendment to this Offering
On May 17, 2017, we filed a preliminary proxy statement with the Commission with respect to our 2017 annual meeting of stockholders, which will be held on July 26, 2017. The proxy statement includes a proposal to amend our charter to restructure our share classes as part of a broader restructuring to, among other things, lower the underwriting compensation paid by our stockholders. The proposed charter amendment and broader restructuring are discussed in detail below. If the proposed charter amendment is approved by our stockholders and we proceed with the broader restructuring, we will amend the terms of this offering as described below by filing a post-effective amendment to the registration statement for this offering with the Commission.
Proposed Restructuring
We converted to an NAV REIT on July 12, 2012. As an NAV REIT, we intend to operate as a perpetual-life entity. An important part of our business strategy is to raise equity capital to make new investments and provide liquidity to our stockholders. Based on the current competitive landscape, we believe that our ongoing public offering should be more successful if we restructure certain aspects of the offering and our company. As part of this restructuring (the “Proposed Restructuring”), we intend to, among other things:

•	change our currently outstanding unclassified shares (which, since 2012, we have referred to as “Class E” shares ) to a new formally designated class of Class E shares;

•	change our currently outstanding Class A, Class W and Class I shares to Class T, Class D and a new version of Class I shares, respectively;

•	create a new class of common stock called Class S shares;

•	revise the classes of common stock that we offer in this offering from Class A, Class W and Class I shares to Class T, Class S, Class D and a new version of Class I shares;

•	revise the compensation we pay to our Dealer Manager in connection with our offerings;

•	revise the fees we pay to our Advisor;

•	change the frequency of our net asset value (“NAV”) calculations from daily to monthly and make other changes to our valuation policies; and

•	and adopt a new share redemption program that would apply to all of our stockholders.
The proposed charter amendment, which is described in more detail below, is necessary in order to accomplish the first two bullets above. While the proposed charter amendment is not required in order for the company to implement the other aspects of the Proposed Restructuring, we believe that changing our existing share classes as proposed will keep our share structure simpler compared to the alternative of adding four new share classes to our capital structure (which our board of directors could authorize without stockholder approval) and allow our current stockholders to benefit from the new classes as described further below.
We believe that the proposed restructuring of the company and its share classes is in the best interest of our stockholders for the following reasons:

(i)
Based on the current competitive landscape, we believe that our ongoing public offering should be more successful if we restructure certain aspects of the offering and our company. We believe this will result in greater access to equity capital which in turn would drive greater diversity within the portfolio, a stronger balance sheet and enhanced liquidity for the benefit of all stockholders.

(ii)
These changes are expected to result in an Advisor and Dealer Manager fee and expense reimbursement structure that we believe better aligns with our investor’s interests of overall financial performance, diversification and liquidity.

(iii)
Additionally, we expect these changes to result in savings over the near term and possibly over the longer term under certain circumstances. However, such new fee arrangement could result in an increase in compensation to our Advisor if we are successful in raising substantial new capital and/or delivering significant total return performance to our stockholders.

If our stockholders vote against the proposed charter amendment, our board of directors will reconsider all aspects of the Proposed Restructuring, because we believe its success depends greatly on the proposed charter amendment. On the other hand, if our stockholders approve the proposed charter amendment, we intend to implement the Proposed Restructuring substantially as described herein. Therefore, before voting on the proposed charter amendment, stockholders should carefully review the more detailed description of the Proposed Restructuring that is provided below.
While we have described in this supplement our current intentions with respect to the Proposed Restructuring, our board of directors may change any aspects of it without stockholder approval, except the proposed charter amendment. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time. Furthermore, even if the proposed charter amendment is approved, our board of directors may delay the filing of the implementation of the proposed charter amendment and the Proposed Restructuring until it deems it appropriate to do so and may decide, in its sole discretion, not to go forward at all with the proposed charter amendment or the Proposed Restructuring.
Reduction in Ongoing Broker-Dealer Fees and Class-Specific Expenses
As described in more detail below, one of the goals of the Proposed Restructuring is to reduce ongoing broker-dealer fees and class-specific expenses associated with our ongoing public offerings. We summarize below for each class of our current stockholders how we expect the proposed charter amendment and the Proposed Restructuring to affect the class-specific expenses that are allocated to them.
Holders of unclassified or “Class E” shares - Continue to be free from class-specific expenses
Under the proposed charter amendment, each of our currently issued and outstanding unclassified or “Class E” shares would be changed into one issued and outstanding share of our new formally designated Class E shares. Current “Class E” shares are not subject to adjustments to distributions or NAV per share as a result of ongoing broker-dealer fee allocations, and this would remain true with respect to formally designated Class E shares after the charter amendment and the Proposed Restructuring. Therefore, the proposed charter amendment and the Proposed Restructuring would have no impact on the status of Class E shares being free from class-specific expense allocations.
Holders of Class A shares - Reduction in class-specific expenses
Under the proposed charter amendment, each issued and outstanding Class A share would be changed into one issued and outstanding Class T share by renaming the class and amending its terms. As described further below, as part of the Proposed Restructuring, we expect the ongoing broker-related fee expenses allocable to holders of Class T shares to be lower than for our currently outstanding Class A shares (specifically, it would change from a daily expense accrual at an annualized rate of 1.10% of NAV per year to a monthly expense accrual at an annualized rate of 0.85% per year). Therefore, we expect the proposed charter amendment and the Proposed Restructuring to reduce class-specific expense allocations with respect to current Class A stockholders. Under the proposed charter amendment, Class T shares will convert to Class I shares under certain circumstances (as described further below), which Class I shares will be free from class-specific expenses.
Holders of Class W shares - Reduction in class-specific expenses
Under the proposed charter amendment, each issued and outstanding Class W share would be changed into one issued and outstanding Class D share by renaming the class and amending its terms. As described further below, as part of the Proposed Restructuring, we expect the ongoing broker-related fee expenses allocable to holders of Class D shares to be lower than for our currently outstanding Class W shares (specifically, it would change from a daily expense accrual at an annualized rate of 0.60% of NAV per year to a monthly expense accrual at an annualized rate of 0.25% per year). Therefore, we expect the proposed charter amendment and the Proposed Restructuring to reduce class-specific expense allocations with respect to current Class W stockholders.

Under the proposed charter amendment, Class D shares will convert to Class I shares under certain circumstances (as described further below), which Class I shares will be free from class-specific expenses.
Holders of Class I shares - Reduction in class-specific expenses
Under the proposed charter amendment, we would change the terms of our Class I shares, so that each issued and outstanding Class I share would effectively be changed into one issued and outstanding share of our new version of Class I shares. As described further below, as part of the Proposed Restructuring, we expect the ongoing broker-related fee expenses allocable to holders of Class I shares to be eliminated (specifically, it would change from a daily accrual at an annualized rate of 0.10% of NAV per year to no expense accrual at all). Therefore, we expect the proposed charter amendment and the Proposed Restructuring to eliminate class-specific expense allocations with respect to current Class I stockholders.
Description of Proposed Charter Amendment
The proposed amendments to our charter are contained in a proposed Articles of Amendment (the “Charter Amendment”). The Charter Amendment would modify the number and terms of the classes of shares of our common stock that we have outstanding and are authorized to issue. More specifically, instead of having unclassified shares (which we have referred to as “Class E” shares since 2012), Class A shares, Class W shares and Class I shares, we would have formally designated Class E shares, Class T shares, Class S shares, Class D shares and a new version of Class I shares:

•	Each issued and outstanding unclassified (or “Class E”) share would be changed into one issued and outstanding share of our new formally designated Class E shares.

•	Each issued and outstanding Class A share would be changed into one issued and outstanding Class T share by renaming the class and amending its terms.

•	Each issued and outstanding Class W share would be changed into one issued and outstanding Class D share by renaming the class and amending its terms.

•
We would change the terms of our Class I shares, so that each issued and outstanding Class I share would effectively be changed into one issued and outstanding share of our new version of Class I shares.

•	We would create a new class of common stock called Class S shares.
Because the Charter Amendment would cause our outstanding Class A, Class W and Class I shares to change to Class T, Class D and the new version of Class I shares, respectively, (a) holders of our existing Class I shares would benefit from the elimination of the ongoing broker-related fee expense allocations applicable for the new version of Class I shares, and (b) holders of our existing Class A and Class W shares would benefit from (i) the lower ongoing broker-related fee expense allocations applicable for Class T and Class D shares and (ii) the conversion rights described below that would be applicable for Class T and Class D shares, respectively.
Automatic Conversion Rights
Automatic conversion rights are not present in our current charter. However, the Charter Amendment includes various triggers upon which our outstanding Class T, Class S, and Class D shares will convert to Class I shares. The rationale behind the automatic conversion rights is to provide that once a certain level of compensation to broker-dealers is paid either with respect to the Class T, Class S, and Class D shares in a stockholder’s account or with respect to an offering of Class T, Class S, and Class D shares, taken as a whole, (a) we should cease paying ongoing broker-related fees with respect to those shares and (b) stockholders holding those shares should cease being subject to broker-related fee expense allocations with respect to those shares, which benefit will inure to such stockholders. Automatic conversion will accomplish both of these goals. First, it will accomplish the goal of stopping compensation being paid to broker-dealers when the conversion triggers are met because the ongoing broker-related fees paid with respect to Class T, Class S, and Class D shares will be paid solely with respect to outstanding shares in the Proposed Restructuring; in other words, if the shares are no longer outstanding because they converted into Class I shares, ongoing broker-related fees will no longer be paid with respect to those shares. Second, it will accomplish the goal of stockholders holding those shares no longer being subject to broker-related fee expense allocations with respect to those shares or that offering because their shares will convert to Class I shares, which will not be subject to broker-related fee expense allocations.
The automatic conversion rights in the proposed Charter Amendment are as follows.

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Each Class T, Class S or Class D share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of the Company’s common stock on a national securities exchange, (b) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets and (c) the end of the month in which the Dealer Manager in conjunction with the Company’s transfer agent determines that the Total Account-Level Underwriting Compensation (as defined below) paid with respect to all of the shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises the Company’s transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

•
In addition, after termination of a primary offering registered under the Securities Act, each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which the Company, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation (as defined below) paid with respect to that primary offering would be in excess of 10% of the aggregate purchase price of all shares sold for the account of the Company through that primary offering.

As used above, the “Applicable Conversion Rate” means (a) with respect Class T shares, the number of Class I shares equal to the product of each Class T share to be converted and a fraction, the numerator of which is the Class T NAV per share and the denominator of which is the Class I NAV per share, (b) with respect to Class S shares, the number of Class I shares equal to the product of each Class S share to be converted and a fraction, the numerator of which is the Class S NAV per share and the denominator of which is the Class I NAV per share, and (c) with respect to Class D shares, the number of Class I shares equal to the product of each Class D share to be converted and a fraction, the numerator of which is the Class D NAV per share and the denominator of which is the Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.
As used above, “Total Account-Level Underwriting Compensation” means with respect to any share of common stock sold for the account of the Company through an offering, (a) any and all up-front fees and commissions payable to the dealer manager of the offering or participating broker-dealers in connection with the sale of shares, and (b) ongoing distribution fees, which are not payable up-front or at one time, payable to the dealer manager and reallowable to broker-dealers that enter into participating broker or other agreements with the dealer manager to sell or provide services with respect to shares.
As used above, “Total Corporation-Level Underwriting Compensation” means all underwriting compensation paid or incurred with respect to an offering from all sources (including the Advisor), determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc. (“FINRA”), including (a) any and all up-front fees and commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of shares, including, without limitation, up-front fees or commissions payable to the Dealer Manager, and (b) ongoing distribution fees, which are not payable up-front or at one time, payable to the Dealer Manager and reallowable to broker-dealers that enter into participating broker or other agreements with the Dealer Manager to sell or provide services with respect to shares.
For purposes of determining when shares will convert into Class I shares as set forth above, any and all selling commissions, dealer manager fees and distribution fees paid with respect to the Class A and Class W shares that are converted to Class T and Class D shares, as applicable, will be considered paid with respect to such Class T and Class D shares.
Voting Rights
Voting rights of our classes of common stock would be unchanged by the Charter Amendment. Both under our current charter and under our charter as amended by the Charter Amendment, all of our classes of common stock have identical voting rights on all matters subject to a vote of our common stockholders, with no special voting privileges.
Distribution Rights
This section describes distribution rights other than in connection with liquidation, dissolution or winding up of us, which is discussed in the next section below.

Under our current charter, the per share amount of any distribution with respect to any class of shares may differ from the per share amount of any distribution with respect to any other class of shares as a result of ongoing broker-related fee expense allocations as described in the applicable prospectus for such class or for other reasons as determined by the board of directors. As a result, Class A, Class W and Class I stockholders receive lower distributions than our Class E stockholders on account of class-specific ongoing broker-related fees allocated to those classes.
Under our charter as amended by the Charter Amendment, the per share amount of any distributions for any class of common stock relative to the other classes of common stock will be determined as described in the most recent multiple class plan approved by our board of directors. Under our multiple class plan, we intend to provide that with respect to our Class T shares, Class S shares and Class D shares, the per share amount of any distribution with respect to any such classes of shares will differ from the per share amount of any distribution with respect to any other class of shares as a result of ongoing broker-related fee expense allocations. Under our charter as amended by the Charter Amendment, distributions with respect to each Class I share and each Class E share would be the same because, as discussed above, we intend to cease paying ongoing broker-related fees with respect to our Class I shares.
We believe these changes will be beneficial for our current stockholders. We summarize the impact to our stockholders by class as follows:

•
Class A shares, which would become Class T shares pursuant to the Charter Amendment, will continue to have distributions adjusted to reflect ongoing broker-related fee expense allocations (which we expect to be lower after the Proposed Restructuring; specifically, they would change from a daily expense accrual at an annualized rate of 1.10% of NAV per year to a monthly expense accrual at an annualized rate of 0.85% per year), until they convert to Class I shares, at which point they would no longer be subject to distribution adjustments for ongoing broker-related fee expense allocations.

•
Class W shares, which would become Class D shares pursuant to the Charter Amendment, will continue to have distributions adjusted to reflect ongoing broker-related fee expense allocations (which we expect to be lower after the Proposed Restructuring; specifically, they would change from a daily expense accrual at an annualized rate of 0.60% of NAV per year to a monthly expense accrual at an annualized rate of 0.25% per year), until they convert to Class I shares, at which point they would no longer be subject to distribution adjustments for ongoing broker-related fee expense allocations.

•
Current Class I shares, which would become new Class I shares pursuant to the Charter Amendment, will no longer have distributions adjusted to reflect ongoing broker-related fee expense allocations (as we intend to cease paying such expenses; specifically, they would change from a daily accrual at an annualized rate of 0.10% of NAV per year to no expense accrual at all), and will receive the same per share distributions as Class E shares.

•
Current Class E shares, which would become new Class E shares pursuant to the Charter Amendment, will continue to be free of any ongoing broker-related fee expense allocations, and will receive the same per share distributions as Class I shares.

Rights Upon Liquidation
Under our current charter, our Class E shares, Class A shares, Class W shares and Class I shares have different rights upon liquidation to the extent that their NAV per share differs. In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed among the holders of Class E shares, Class A shares, Class W shares and Class I shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. If there are remaining assets available for distribution to our common stockholders after each class has received its NAV (which is not likely because NAV would be adjusted upward prior to the liquidating distribution), then holders of our Class E, Class A, Class W and Class I shares will be treated the same, with each such holder receiving the same per share distribution of any such excess.
Under our charter as amended by the Charter Amendment, our Class T shares, Class S shares, Class D shares, and Class I shares would receive substantially the same treatment through a share conversion. Under the Charter Amendment, immediately before any liquidation, dissolution or winding up, or any distribution of our assets pursuant to a plan of liquidation, dissolution or winding up, Class T shares, Class S shares, and Class D shares will automatically convert to Class I shares at the Applicable Conversion Rate. Following such conversion, each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.
Suitability
The general suitability requirements applicable to purchasers of our common shares set forth in Section 6.8 of our charter will not be changed by the Charter Amendment. The Charter Amendment will provide an additional suitability requirement with respect to our Class T shares, Class S shares, Class D shares, and revised Class I shares that until the applicable class is listed, in order to purchase such shares in a public offering, the purchaser must represent to us that the applicable suitability standards set forth in the prospectus have been satisfied. This is the same requirement that currently exists with respect to our Class A shares, Class W shares and Class I shares.
Authorized Capital
The Charter Amendment would change the classes and total number of shares of stock we have authority to issue. Currently, we are authorized to issue 1,200,000,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, 400,000,000 of which are unclassified shares, 200,000,000 of which are classified as Class A shares, 200,000,000 of which are classified as Class I shares and 200,000,000 of which are classified as Class W shares, and 200,000,000 shares of preferred stock. The Charter Amendment would authorize us to issue 2,700,000,000 shares of capital stock, consisting of 2,500,000,000 shares of common stock, 500,000,000 of which would be classified as Class D shares, 500,000,000 of which would be classified as Class E shares, 500,000,000 of which would be classified as Class I shares, 500,000,000 of which would be classified as Class S shares, and 500,000,000 of which would be classified as Class T shares, and 200,000,000 shares of preferred stock. We must change our authorized capital to accommodate the new share classes proposed in the Charter Amendment. The number of shares chosen is intended to ensure sufficient capacity going forward; there is no current intention to actually issue this many shares. We note that, as is typical of REITs incorporated in Maryland, our board of directors has the authority to increase our authorized capital stock without stockholder approval.
Description of Other Aspects of the Proposed Restructuring
Changes to Dealer Manager and Advisor Compensation Structure in Connection with Proposed Restructuring

As described further below, following the Proposed Restructuring, we intend to offer Class T shares, Class S shares, Class D shares and a new form of Class I shares in our ongoing public offering with a lower overall underwriting fee structure than currently provided in our ongoing public offering of Class A, Class W and Class I shares. These changes will have the effect of lowering the compensation we pay to our Dealer Manager. In addition, to the extent participating broker-dealers that sold Class A, Class W or Class I shares on the terms in effect prior to the Proposed Restructuring are entitled to greater ongoing dealer manager and distribution fees with respect to such sales compared to the ongoing distribution fees we intend to pay with respect to Class T, Class D or Class I shares after the Proposed Restructuring, we will not be responsible for these additional expenses. Holders of Class A, Class W and Class I shares that change to Class T, Class D and the new version of Class I shares, respectively, (a) will not be subject to additional upfront broker compensation in connection with such restructuring, (b) will benefit from the lower ongoing broker-dealer fee expense allocations with respect to the new share classes and (c) will benefit from the automatic conversion features of the new share classes where applicable.

As part of the Proposed Restructuring, we also intend to decrease the fixed portion of the advisory fee we pay to our Advisor from an annual rate of 1.15% of our NAV to an annual rate of 1.10% of our NAV as determined before the impact of accrued advisory fees (fixed and performance based), accrued ongoing distribution fees (i.e., our ongoing class-specific expenses) and accrued distributions owed to our stockholders. These changes will decrease the annual fixed compensation to our Advisor as a percentage of our NAV.

We also intend to revise the performance component of the advisory fee to (a) lower the annual total return hurdle required for our advisor to earn a performance fee from 6% to 5%, (b) increase our Advisor’s participation above the requisite hurdle from 10% to 12.5%, (c) increase the catch-up provision from 25% to 100% (i.e. rather than the Advisor being entitled to 25% over the hurdle amount up to its 12.5% participation, the Advisor would be entitled to 100% over the hurdle amount up to its 12.5% participation), (d) replace the current NAV-based annual high watermark threshold on which total return is measured with a “loss carryforward” which will track any negative annual total returns from prior years and offset the positive annual total return for purposes of the calculation of the performance fee and (e) exclude the negative impact on total return resulting from our payment or obligation to pay the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific expenses) when determining the annual total return achieved for purposes of calculating the performance fee. These changes may have the effect of increasing compensation to our Advisor depending upon our performance. This increase could be significant, especially if and when the E-Share Waiver (defined below) is significantly reduced.

We intend to eliminate the fee paid to our Advisor in connection with the sale of an asset and the ability of our Advisor to share in or earn real estate commissions. However, our Advisor would have its expenses associated with disposition services reimbursed by us. On balance, we believe these two changes would likely have the effect of decreasing compensation to our Advisor. Notwithstanding the foregoing, we are currently evaluating how to deal with assets that are substantially along in the process of being sold at the time of the Proposed Restructuring and what compensation is appropriate to pay the Advisor with respect to such assets. The potential cost savings associated with the changes to the Advisor’s and Dealer Manager’s compensation in connection with the Proposed Restructuring could be offset in the near term as a result of any such compensation. However, we do not reasonably believe that such compensation would exceed $2.0 million subsequent to the Proposed Restructuring.

Under the current Advisory Agreement, the Advisor has the right to be reimbursed for costs related to services for which the Advisor or its affiliates do not otherwise receive a fee, including the reimbursement of compensation paid to our named executive officers. As part of the Proposed Restructuring, we intend to cease reimbursing our Advisor for compensation paid to our named executive officers and to cease making restricted stock awards to employees of our Advisor and its affiliates unless we receive an offset in advisory fees equal to the value of such awards. These changes will have the effect of decreasing compensation to our Advisor.

Finally, we currently pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation, other than fees and commissions, including legal fees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the cost of educational conferences held by us or the Dealer Manager, including costs reimbursement for registered persons associated with the Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees and costs reimbursement for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, and promotional items. As part of the Proposed Restructuring, we intend to cease paying for, or reimbursing the Advisor or Dealer Manager for, customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the costs for registered persons associated with the Dealer Manager to attend educational conferences sponsored by us or the Dealer Manager, and costs (other than attendance fees) for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers. We expect these changes would likely have the effect of decreasing compensation to our Advisor and Dealer Manager.

Taken as a whole, the proposed changes to the compensation we pay our Advisor and Dealer Manager put a greater emphasis on our performance, because the only potential increase in compensation comes from the revised performance fee. The bottom line future impact to our stockholders of the proposed compensation changes is difficult to predict because it is subject to a number of factors, such as the amount of capital we raise in our public offerings, the number of property dispositions that we make, and our performance.

However, in the near term, we believe the Company and stockholders will enjoy savings from these collective changes. The following table summarizes our estimate of the pro forma decrease the proposed compensation changes would have had on fees and reimbursements that we would have paid to the Advisor and Dealer Manager over the past four years by share class. This table does not include the impact of upfront selling commissions or dealer manager fees. We present these amounts as a percent of our average annual total net asset value. The percentages reflected in the table are unaudited and required us to use estimates. Since these are pro forma estimates, future fees and reimbursements that we pay to our Advisor and Dealer Manager as a percent of our net asset value may differ significantly.

For the Year Ended December 31,	Class E	Class A	Class W	Class I	Weighted Average
2016	(0.17)%	(0.42)%	(0.52)%	(0.27)%	(0.19)%
2015	(0.49)%	(0.74)%	(0.84)%	(0.59)%	(0.51)%
2014	(0.37)%	(0.62)%	(0.72)%	(0.47)%	(0.38)%
2013	(0.36)%	(0.61)%	(0.71)%	(0.46)%	(0.37)%
Four Year Average	(0.35)%	(0.60)%	(0.70)%	(0.45)%	(0.36)%

Under both the current performance fee and the proposed performance fee, the Advisor has and is anticipated to continue to provide us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests (the “E-Share Waiver”). The E-Share Waiver has been significant over the past four years, averaging approximately $6.4 million annually over that period. If we eliminate the E-Share Waiver for purposes of the above table, the annual average pro forma estimated fees and reimbursement would have ranged from an average of being 0.16% higher for Class E shares to an average savings of 0.19% for Class W shares. As we raise capital in our public offerings from share classes other than Class E shares, we expect the proportionate share of our total capital subject to the E-Share Waiver to decrease, which may result in greater fees and reimbursements we pay to the Advisor. Because the proposed changes to compensation of our Advisor put a greater emphasis on our performance, the future reduction of the E-Share Waiver would be more beneficial to our Advisor under the new proposed performance fee. In addition, if the Proposed Restructuring results in greater capital raising through our public offerings, we would expect our NAV to grow and the gross amount of fees paid to our Advisor and Dealer Manager to increase because they are based on our NAV.

Additionally, we are currently evaluating how to deal with assets that are substantially along in the process of being sold at the time of the Proposed Restructuring and what compensation is appropriate to pay the Advisor with respect to such assets. The potential cost savings associated with the changes to the Advisor’s and Dealer Manager’s compensation in connection with the Proposed Restructuring could be offset in the near term as a result of any such compensation. However, we do not reasonably believe that such compensation would exceed $2.0 million subsequent to the Proposed Restructuring.

Share Classes and Offering Terms of Current Offering of Class A, Class W and Class I shares
Currently, in addition to our Class E distribution reinvestment plan offering, we are conducting an ongoing public primary and distribution reinvestment plan offering of Class A shares, Class W shares and Class I shares. The table below summarizes the fees generally payable to the Dealer Manager with respect to the Class A, Class W and Class I shares and does not include the other fees and expenses payable to the Advisor and its affiliates, which are allocable based on the respective NAV of our classes. The upfront selling commission is a percentage of the public offering price per Class A share sold in the primary offering. No upfront selling commissions are paid with respect to any shares sold under our distribution reinvestment plan. Subject to FINRA limitations on underwriting compensation and certain other limitations, the ongoing dealer manager and distribution fee accrue daily in an amount equal to 1/365th of the percentage of our NAV per such share for such day set forth below on a continuous basis.

	Class A	Class W	Class I
Upfront Selling Commission	3.00%	None	None
Upfront Dealer Manager Fee	None	None	None
Ongoing Dealer Manager Fee	0.60%	0.60%	0.10%
Ongoing Distribution Fee	0.50%	None	None

The ongoing dealer manager fee and ongoing distribution fee are allocated on a class-specific basis and are borne by all holders of the applicable class. These class-specific expenses and allocations may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing dealer manager fees and ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific expenses with respect to such period, then pursuant to our valuation procedures, the class-specific expense allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class, including the Class E shares, could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.
Because the ongoing dealer manager fee and ongoing distribution fee are allocated on a class-specific basis and are borne by all holders of the applicable class, stockholders will be allocated a share of class-specific expenses of our other offerings. Even if the FINRA limitations on underwriting compensation are reached with respect to this offering, stockholders will be allocated a share of class-specific expenses of our other offerings. Accordingly, with respect to the shares that stockholders own, they should expect to be allocated the maximum dealer manager fee and distribution fee described above, for as long as they own their shares.
Changes to Share Classes and Offering Terms in Connection with Proposed Restructuring
Following the Proposed Restructuring, we intend to modify our ongoing public primary and distribution reinvestment plan offering of Class A shares, Class W shares and Class I shares, so that we are offering Class T shares, Class S shares, Class D shares and a new form of Class I shares. The table below summarizes the fees we expect to generally be payable to the Dealer Manager with respect to the Class T shares, Class S shares, Class D shares and the new form of Class I shares in our ongoing offering and does not include the other fees and expenses payable to the Advisor and its affiliates, which are allocable based on the respective NAV of our classes. The upfront selling commission and dealer manager fee are each a percentage of the then-current transaction price per share sold in the primary offering, which transaction price will generally be the most recently disclosed monthly NAV per share for such class. No upfront selling commissions or dealer manager fees would be paid with respect to any shares sold under our distribution reinvestment plan. Subject to FINRA limitations on underwriting compensation and certain other limitations, the ongoing distribution fee would accrue monthly in an amount equal to 1/12th of the percentage of our NAV per such share for such month (we would change from daily NAV to monthly NAV calculations) set forth below on a continuous basis.

	Class T	Class S	Class D	Class I
Upfront Selling Commission	3.00%	3.50%	None	None
Upfront Dealer Manager Fee	0.50%	None	None	None
Ongoing Dealer Manager Fee	None	None	None	None
Ongoing Distribution Fee	0.85%	0.85%	0.25%	None

The ongoing distribution fees would be allocated on a class-specific basis and be borne by all holders of the applicable class. These class-specific expenses and allocations may differ for each class, even when the NAV of each class is the same. We would normally expect that the allocation of ongoing distribution fees on a class-specific basis would result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific expenses with respect to such period, then pursuant to our valuation procedures, the class-specific expense allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class, including the Class E shares, could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.
Our Class T, Class S and Class D shares would convert to Class I shares pursuant to the automatic conversion rights described above.
Changes to NAV Policies in Connection with Proposed Restructuring

As part of the Proposed Restructuring, we intend to revise our valuation procedures to calculate NAV monthly, rather than daily. We also intend to revise our valuation procedures to value our debt investments and our debt liabilities at fair value under GAAP rather than at book value. As of March 31, 2017, these changes would have resulted in a decrease to our NAV of approximately $1.4 million or $0.01 per share. In future periods, valuing our debt investments and our debt liabilities at fair value under GAAP rather than at book value could have a more significant impact on our NAV per share. In addition, these changes could lead to more volatility and less current information with respect to our NAV.
Changes to Redemption Plans in Connection with Proposed Restructuring

As part of the Proposed Restructuring, we intend to replace our current Class E share redemption program (the “Class E Redemption Program” or “Class E SRP”) and Class A, Class W and Class I share redemption program (the “Class AWI Redemption Program”), as well as our current approach to providing liquidity to Class E stockholders through periodic tender offers. Instead, we intend to pursue a single, combined share redemption program for all stockholders (the “New Redemption Program”) and eliminate tender offers for the foreseeable future.

The current Class E Redemption Program is limited to Class E stockholders seeking to redeem their shares due to death or disability. With respect to all other Class E stockholders, our board of directors evaluates each quarter whether to make liquidity available through the Class E Redemption Program or through a tender offer process. Previously, the Class E Redemption Program offered quarterly redemptions for all Class E stockholders and limited the amount of redemptions in any consecutive 12-month period to no more than 5% of the number of Class E shares outstanding at the beginning of such 12-month period (excluding certain redemptions made in connection with a stockholder’s death or disability). Below is a summary of Class E share redemptions and repurchases pursuant to our self-tender offers and the Class E Redemption Program from January 1, 2015 through March 31, 2017 (number of shares in thousands).

For the Quarter Ended:	Number of Class E Shares Requested for Redemption or Purchase	Number of Class E Shares Redeemed or Purchased	Percentage of Class E Shares Requested for Redemption Redeemed or for Purchase Purchased	Price Paid per Share
March 31, 2015
Class E SRP - Ordinary Redemptions	18,570	1,104	5.9%	$7.30
Class E SRP – Death or Disability Redemptions	426	426	100.0%	7.30
Total / Average	18,996	1,530	8.1%	7.30
June 30, 2015
Class E SRP - Ordinary Redemptions	20,031	4,379	21.9%	7.38
Class E SRP – Death or Disability Redemptions	626	626	100.0%	7.38
Total / Average	20,657	5,005	24.2%	7.38
September 30, 2015
Class E SRP - Ordinary Redemptions	12,456	1,393	11.2%	7.42
Class E SRP – Death or Disability Redemptions	452	452	100.0%	7.42
Self-Tender Offer Purchases (1)	17,153	17,153	100.0%	7.25
Total / Average	30,061	18,998	63.2%	7.27
December 31, 2015
Self-Tender Offer Purchases (2)	20,758	2,707	13.0%	7.39
Total / Average	20,758	2,707	13.0%	7.39
Average 2015	22,618	7,060	31.2%	$7.30
March 31, 2016
Class E SRP – Death or Disability Redemptions	460	460	100.0%	$7.43
Self-Tender Offer Purchases (2)	13,660	4,058	29.7%	7.39
Total / Average	14,120	4,518	32.0%	7.39
June 30, 2016
Class E SRP – Death or Disability Redemptions	537	537	100.0%	7.37
Self-Tender Offer Purchases (2)	13,896	6,770	48.7%	7.31
Total / Average	14,433	7,307	50.6%	7.31
September 30, 2016
Class E SRP – Death or Disability Redemptions	466	466	100.0%	7.40
Self-Tender Offer Purchases (2)	10,897	6,606	60.6%	7.35
Total / Average	11,363	7,072	62.2%	7.35
December 31, 2016
Class E SRP – Death or Disability Redemptions	360	360	100.0%	7.48
Self-Tender Offer Purchases (2)	7,697	7,697	100.0%	7.44
Total / Average	8,057	8,057	100.0%	7.44
Average 2016	11,993	6,739	56.2%	$7.38
March 31, 2017
Class E SRP – Death or Disability Redemptions	249	249	100.0%	$7.56
Self-Tender Offer Purchases (2)	5,685	5,685	100.0%	7.51
Total / Average 2017	5,934	5,934	100.0%	$7.51

(1)
Amounts represent Class E shares properly tendered and not properly withdrawn at or below the final purchase price of $7.25 per share of a modified “Dutch auction” tender offer, which we completed on August 12, 2015. An additional 6,863 Class E shares were submitted for redemption at prices higher than the final purchase price, and were therefore not properly tendered.

(2)
Amounts represent Class E shares purchased pursuant to a self-tender offer, which we completed on December 23, 2015, March 14, 2016, June 14, 2016, September 13, 2016, December 9, 2016 and March 10, 2017.

The current Class AWI Redemption Program provides for daily redemptions at the daily NAV per share of the shares being redeemed. This program’s maximum liquidity limit is a quarterly cap on the aggregate “net redemptions” of the Class A, Class W and Class I share classes equal to the amount of shares of such classes with a value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the aggregate NAV of the outstanding shares of such classes as of the last day of the previous calendar quarter. Here, the term “net redemptions” means, for any quarter, the excess of share redemptions (capital outflows) of Class A, Class W and Class I share classes over the share purchases net of sales commissions (capital inflows) of such classes. Under the Class AWI Redemption Program any shares redeemed within one year of the date of purchase are subject to a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption. Below is a summary of Class A, Class W and Class I share redemptions pursuant to the Class AWI Redemption Program from January 1, 2015 through March 31, 2017 (number of shares in thousands).

For the Quarter Ended:	Aggregate Number of A, W, and I Shares Requested for Redemption	Aggregate Number of A, W, and I Shares Redeemed	Percentage of A, W, and I Shares Requested for Redemption Redeemed	Average Price Paid per Share
March 31, 2015	142	142	100.0%	$7.20
June 30, 2015	121	121	100.0%	7.27
September 30, 2015	118	118	100.0%	7.34
December 31, 2015	536	536	100.0%	7.44
Average 2015	229	229	100.0%	$7.37
March 31, 2016	182	182	100.0%	$7.42
June 30, 2016	570	570	100.0%	7.35
September 30, 2016	464	464	100.0%	7.42
December 31, 2016	301	301	100.0%	7.47
Average 2016	379	379	100.0%	$7.40
March 31, 2017	414	414	100.0%	$7.55

Under the proposed New Redemption Program, we would have a new, monthly redemption program that would apply to holders of all classes of our stock. Under the proposed New Redemption Program, stockholders could request on a monthly basis that we redeem all or any portion of their shares. However, we would not be obligated to redeem any shares and could choose to redeem only some, or even none, of the shares that are requested to be redeemed in any particular month, in our discretion. In addition, our ability to fulfill redemption requests would be subject to a number of limitations. As a result, share redemptions may not be available each month. Under the proposed New Redemption Program, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the last calendar day of that month (each such date, a “Redemption Date”). Redemptions will be made at the transaction price for the class of shares being redeemed in effect on the Redemption Date, which will generally be equal to the most recently disclosed monthly NAV per share for the applicable class of shares, except that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price, with limited exceptions.
The New Redemption Program would limit the amount of redemptions we may make during any calendar month and quarter. While we are still working with regulators and our distribution partners to determine the monthly and quarterly limits, our intent is that the New Redemption Program will offer for all share classes the same aggregate quarterly capacity as the current Class AWI Redemption Program, which is up to 5% of the aggregate NAV of the outstanding shares of the classes subject to the program, and further that within such aggregate limit each class of our stock has access to that same level of liquidity on a class-specific basis.  However, we can offer no assurances in this regard. At a minimum, we expect that (1) the New Redemption Program will permit the redemption during any calendar month of Class E shares, Class T shares, Class S shares, Class D shares and Class I shares whose aggregate value (based on the redemption price per share for the month the redemption is effected) is 2% of the combined NAV of all classes as of the last calendar day of the previous quarter and in any calendar quarter will be limited to shares whose aggregate value (based on the redemption price per share for the month the redemption is effected) is 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter and (2) every month and quarter each class of our common stock will be allocated capacity within such aggregate limit to allow stockholders in such class to either (a) redeem shares equal to (based on the redemption price per share for the month the redemption is effected) at least 2% of the NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) redeem shares over the course of a given quarter equal to (based on the redemption price per share for the month the redemption is effected) at least 5% of the NAV of such share class as of the last calendar day of the previous quarter, which in the second and third months of a quarter could be less than 2% of the NAV of such share class. In the event we determine to redeem some but not all of the shares submitted for redemption during any month, due to the limits discussed above or otherwise, shares submitted for redemption during such month will be redeemed on a pro rata basis. Even if the class-specific allocations are exceeded for a class, the program may offer such class additional capacity under the aggregate program limits. Redemptions and pro rata treatment, if necessary, will first be applied within the class-specific limits and then applied on an aggregate basis in a second step. We currently intend to measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to “gross redemptions,” i.e., without netting against capital inflows, rather than to net redemptions.
The board of directors’ primary objective regarding the New Redemption Program is to maintain the uninterrupted redemption of shares in order to provide stockholders with liquidity with respect to their investment in us. With the number of Class E stockholders now seeking liquidity reduced compared to prior periods, we now believe we can and should adopt a single redemption program for all of our stockholders, in the form of the New Redemption Program. The New Redemption Program would offer Class E stockholders more frequent redemptions (monthly versus quarterly) and greater liquidity than the current and historic Class E Redemption Programs because of higher redemption limits. Although the New Redemption Program may not provide as much liquidity to Class E stockholders as quarterly self-tender offers, the New Redemption Program would be more convenient and more economical than quarterly tender offers for both Class E stockholders and us. We believe, having operated a daily redemption program (the Class AWI Redemption Program) for nearly five years, that monthly redemptions would be sufficient for most investors in our company and even preferred by some participating broker-dealers, financial advisors and investors. However, under the New Redemption Program, the Company may not have as much liquidity available for investors as it does now, as described further below in “Risks Associated with the Proposed Restructuring.” Consistent with prior programs, our board of directors may modify, suspend or terminate the New Redemption Program if it deems such action to be in our best interest and the best interest of our stockholders.
Risks Associated with the Proposed Restructuring
Depending on the timing and volume of redemption requests, the New Redemption Program may not provide the same level of liquidity that we have been providing to our stockholders, which could negatively impact our investor’s ability to access liquidity and could negatively impact our ongoing public offering.
Commencing with the fourth quarter of 2015 and through the date of this Proxy Statement, we have conducted six quarterly tender offers for our Class E shares, purchasing 2.7 million, 4.1 million, 6.8 million, 6.6 million, 7.7 million and 5.7 million of our outstanding Class E shares in each quarter, respectively. With tender offers, the only limitation on the number of shares we may repurchase is the amount of funding we have available for that purpose. In contrast, share redemption programs are limited by maximum redemption caps even when we may have more funding available for redemptions. Thus, share redemption programs may be more limited than quarterly tender offers. By conducting quarterly tender offers, we were able to repurchase more Class E shares than we would have been able to repurchase through the Class E Redemption Program (or that we would be able to purchase under the proposed New Redemption Program), and we were able to significantly reduce the demand for liquidity by our Class E stockholders. As a result of this reduced demand for liquidity, we currently expect that the maximum redemption capacity of the proposed New Redemption Program will be sufficient over the course of a quarter, under normal circumstances, to satisfy our projected demand for liquidity by our stockholders. However, redemption demand depends on many factors and is not entirely predictable. For example, a deterioration in financial market conditions could lead to additional redemption requests that reach the limits of the New Redemption Program.
With respect to our Class A, Class W and Class I stockholders, the New Redemption Program would limit the amount of redemptions we may make during any calendar month and quarter whereas the current AWI Redemption Program only has a quarterly limit. Since the New Redemption Program has a monthly limit in addition to a quarterly limit, the New Redemption Program may be more constrained to the extent redemption requests are concentrated in a given month. For example, if aggregate redemption requests in the first month of a quarter totaled 5%, then under the current Class AWI Redemption Program, we would be able to honor 100% of such requests. However, under the New Redemption Program, because of the 2% monthly limit, we would only be able to honor requests up to the 2% limit and therefore would likely pro rate requests and honor only 40% of total aggregate requests.
While we are still working with regulators and our distribution partners to determine the monthly and quarterly limits, our intent is that the New Redemption Program will offer for all share classes the same aggregate quarterly capacity as the current Class AWI Redemption Program, which is up to 5% of the aggregate NAV of the outstanding shares of the classes subject to the program, and further that within such aggregate limit each class of our stock has access to that same level of liquidity on a class-specific basis.  However, we can offer no assurances in this regard. If redemption requests by our stockholders exceed the limitations of the New Redemption Program, we would be unable to satisfy all redemption requests. This risk may be higher for Class E stockholders, because our Class E stockholders have generally held their shares longer than our Class A, Class W and Class I stockholders and have exhibited higher demand for redemptions historically. If the New Redemption Program limitations are met, a queue for redemptions could develop, leading to greater difficulty for investors to access liquidity and potentially harming our efforts to sell our shares in our ongoing public offering.

Under the New Redemption Program, redemptions of our common shares will not be made based on the current NAV per share of our common stock.
Under the New Redemption Program, the redemption price for shares of our common stock will generally be based on our most recently disclosed monthly NAV (subject to material changes) and will not be based on any public trading market. We generally expect our transaction price to be equal to our NAV as of a date approximately one month prior to the date when redemptions take place. For example, if you wish to submit your shares for redemption in October, we currently expect that your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of October. If accepted, your shares would be redeemed as of the last calendar day of October and, generally, the redemption price would equal the NAV per share of the applicable class as of the last calendar day of September, subject to reduction for early redemption. The NAV that is ultimately determined as of the last day of October may be higher or lower than the NAV as of the last day of September used for determining the transaction price. Therefore, the price at which you redeem shares may be lower than the current NAV per share at the time of redemption.
There is no guarantee that the Proposed Restructuring will allow us to raise more capital in our primary offerings than we would under the current structure.
An important part of our business strategy is to raise equity capital to make new investments and provide liquidity to our stockholders. Based on the current competitive landscape, we believe that our ongoing public offering may be more successful if we make the changes described herein as the Proposed Restructuring. However, there can be no assurance that the Proposed Restructuring will have this intended effect, in which case there is a risk that we would have incurred the costs of the Proposed Restructuring, including potentially higher compensation to our Advisor and Dealer Manager, without realizing the benefits of raising more capital. In addition, there can be no assurance that our board of directors will implement the Proposed Restructuring even if the charter amendment is adopted by the stockholders.
The compensation to our Advisor and Dealer Manager may increase over time, which could reduce your overall returns.
As discussed above, implementation of the Proposed Restructuring may result in greater aggregate compensation to our Advisor and Dealer Manager over time, which could reduce your overall returns. Under both the current performance fee and the proposed performance fee, the Advisor has and is anticipated to continue to provide us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests (the “E-Share Waiver”). The E-Share Waiver has been significant over the past four years, averaging approximately $6.4 million annually over that period. As we raise capital in our public offerings from share classes other than Class E shares, we expect the proportionate share of our total capital subject to the E-Share Waiver to decrease, which may result in greater fees and reimbursements we pay to the Advisor. Because the proposed changes to compensation of our Advisor put a greater emphasis on our performance, the future reduction of the E-Share Waiver would be more beneficial to our Advisor under the new proposed performance fee. In addition, if the Proposed Restructuring results in greater capital raising through our public offerings, we would expect our NAV to grow and the gross amount of fees paid to our Advisor and Dealer Manager to increase because they are based on our NAV.
Our board of directors may change any aspects of the Proposed Restructuring without stockholder approval, except the proposed charter amendment, which could result in less favorable terms to certain stockholders.
While we have described in this Proxy Statement our current intentions with respect to the Proposed Restructuring, our board of directors may change any aspects of it without stockholder approval, except the proposed charter amendment. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time. These changes could result in less favorable terms to stockholders than those described in this Proxy Statement. In particular, the board of directors is continuing to evaluate certain aspects of the New Redemption Program, the final form of which may provide more or less liquidity to certain stockholders compared to the proposed New Redemption Program described in this Proxy Statement. In addition, we are currently evaluating whether the current disposition fee should be paid to the Advisor with respect to certain real estate assets that are substantially along in the process of being sold at the time of the Proposed Restructuring. Depending on the number of these assets for which a disposition fee is paid, the potential cost savings associated with the changes to the Advisor’s compensation in connection with the Proposed Restructuring could be significantly reduced or eliminated in the short term.

Independent Director Approval of the Proposed Restructuring
Our independent directors unanimously approved the principal terms of the Proposed Restructuring as described in this supplement.
Implementation of Proposed Charter Amendment and the Proposed Restructuring
If approved by our stockholders at the annual meeting, the Charter Amendment will be effective upon its filing and acceptance for record by the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”). If the Charter Amendment is approved, although we intend to file the Charter Amendment with the SDAT and implement the Proposed Restructuring substantially as described herein, our board of directors may delay the filing of the Charter Amendment and the implementation of the Proposed Restructuring until it deems it appropriate to do so and may decide, in its sole discretion, not to go forward at all with the Charter Amendment or the Proposed Restructuring. Even if our board of directors files the Charter Amendment as proposed and approved by the stockholders, the board of directors will still have the authority to change any other aspect of the Proposed Restructuring described herein.
Vote Required
Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon.

Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These forward-looking statements include, among others, statements about the expected benefits of the Proposed Restructuring, the expected terms of the Proposed Restructuring and the future business, performance and opportunities of the Company. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

•	whether the changes contemplated by the Proposed Restructuring will have the anticipated benefits to the Company and its stockholders described herein; and

•
the ability of the board of directors to change any aspects of the Proposed Restructuring without stockholder approval, except the proposed charter amendment, or to decide not to pursue the Proposed Restructuring at all.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Entry Into Tenth Amended and Restated Advisory Agreement
The following disclosure supplements the section of the Prospectus entitled “The Advisor and the Advisory Agreement - The Advisory Agreement” and all related disclosure throughout the Prospectus.
On June 23, 2016, we, the Operating Partnership and our Advisor entered into the Tenth Amended and Restated Advisory Agreement effective as of June 30, 2016 for a one-year term expiring June 30, 2017. The Tenth Amended and Restated Advisory Agreement amends and restates the Ninth Amended and Restated Advisory Agreement, the terms of which generally remain unchanged but for the following:

•
The Advisor will no longer receive a development management fee in exchange for providing development management services and any expenses of the Advisor relating to such services will now be reimbursed; and

•
Clarification is provided regarding the expenses paid or incurred by the Advisor that have and will be paid or reimbursed by us or the Operating Partnership in connection with non fee-related services. Such reimbursable expenses expressly include personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its Affiliates, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services.
Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease at any time if such change is approved by a majority of our board of directors, including a majority of the independent directors. Therefore, we may, with the agreement of our Advisor and/or its affiliates reinstate the development management fee at any time.
Advisory Agreement Expense Reimbursements
The following disclosure supersedes and replaces the disclosure under the seventh paragraph of the section of the Prospectus entitled “The Advisor and the Advisory Agreement - The Advisory Agreement - Advisory Fee and Expense Reimbursements.”
Subject to certain limitations, we reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

•
organization and offering expenses (whether public or private offerings), which include legal, accounting and printing fees and expenses attributable to preparation of the registration statement, registration and qualification of our common stock for sale with the Commission and in the various states and filing fees (and not including selling commissions, the dealer manager fee and the distribution fee), in the event that the Advisor incurs any such expenses on our behalf;

•
expenses incurred in connection with the selection and acquisition of properties, real estate-related assets and other investments of ours, whether or not such investments are acquired (“acquisition expenses”);

•
the actual cost of goods and services used by us and obtained from persons unaffiliated with the Advisor, other than acquisition expenses, including brokerage fees paid in connection with the purchase and sale of real estate-related securities or debt investments;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on our income or the income of our properties;

•	costs associated with insurance required in connection with our business or by our directors;

•	expenses of managing and operating of our properties;

•	expenses in connection with the compensation of our directors, meetings of our board of directors, and our annual and special stockholder meetings;

•
personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its affiliates in performing the services under the Advisory Agreement, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services, including but not limited to the compensation payable to our principal executive officer and our principal financial officer; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee;

•
expenses associated with a listing of our shares on a national securities exchange or the receipt by our stockholders of securities that are listed on a national securities exchange in exchange for our shares, if applicable, or with the issuance and distribution of our shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

•	expenses in connection with our payment of distributions or otherwise to our stockholders;

•	expenses in connection with our organization, redomestication, merger, liquidation or dissolution or of the amendment of our organizational documents;

•	expenses in connection with stockholder communications, including the cost of preparing, printing, and mailing annual reports and other stockholder reports and proxy statements;

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audit, accounting and legal fees and other fees for professional services relating to our operations and all such fees incurred at the request, or on behalf of, the board of directors, the independent directors or any committee of the board; and

•	any other expenses incurred by the Advisor in performing its duties under the Advisory Agreement.
Termination of Property Management Agreement
The following disclosure supplements the section of the Prospectus entitled “The Advisor and the Advisory Agreement - Companies Affiliated with the Advisor - Property Manager” and all related disclosure throughout the Prospectus.
On June 23, 2016, we and Dividend Capital Property Management LLC (the “Property Manager”) agreed to terminate the property management agreement dated January 9, 2006, with the Property Manager (the “Property Management Agreement”) as no services were being provided by the Property Manager under the Property Management Agreement. The Property Manager waived the notice period for termination so that the Property Management Agreement terminated immediately.
Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease at any time if such change is approved by a majority of our board of directors, including a majority of the independent directors. Therefore, we may, with the agreement of the Advisor, the Property Manager and/or their affiliates reenter into a property management agreement at any time.

Risk Factors
The following risk factors supplement the risk factors and/or supersede and replace the similar risk factors contained in the Prospectus and all similar disclosure in the Prospectus:
We may default on our derivative obligations if we default on the indebtedness underlying such obligations.
We have agreements with certain of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. We also have agreements with certain other derivative counterparties that contain a provision whereby if we default on any of our indebtedness held by our Operating Partnership, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. If we are declared in default under the terms of a derivative contract, the counterparty would have the right to terminate all outstanding derivative transactions between us and that counterparty and settle them based on their net market value or replacement cost. As of March 31, 2017, the fair value of derivatives in a net liability position, which included accrued interest but excluded any credit valuation adjustments related to these agreements, was approximately $1.5 million. If we had breached any of these provisions at March 31, 2017, we could have been required to settle our obligations under the agreements at their termination value of $1.5 million.
A change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.
Under current authoritative accounting guidance for leases, a lease is classified by a customer as a capital lease if the significant risks and rewards of ownership are considered to reside with the customer. Under capital lease accounting, both the leased asset and liability are reflected on the customer’s balance sheet. If the terms of the lease do not meet the criteria for a capital lease, the lease is considered an operating lease and no leased asset or contractual lease obligation is recorded on the customer’s balance sheet. Accordingly, under the current accounting standards for leases, the entry into an operating lease with respect to real property can appear to enhance a customer’s reported financial condition or results of operations in comparison to the customer’s direct ownership of the property.
In order to address concerns raised by the Commission regarding the transparency of contractual lease obligations under the existing accounting standards for operating leases, the FASB issued ASU 2016-02 on February 25, 2016, which substantially changes the current lease accounting standards, primarily by eliminating the concept of operating lease accounting. As a result, a lease asset and obligation will be recorded on the customer’s balance sheet for all lease arrangements with terms greater than twelve months. In addition, ASU 2016-02 will impact the method in which contractual lease payments will be recorded. In order to mitigate the effect of the new lease accounting standards, customers may seek to negotiate certain terms within new lease arrangements or modify terms in existing lease arrangements, such as shorter lease terms, which would generally have less impact on their balance sheets. Also, customers may reassess their lease-versus-buy strategies. This could result in a greater renewal risk, a delay in investing our offering proceeds, or shorter lease terms, all of which may negatively impact our operations and our ability to pay distributions to our stockholders. The new leasing standard is effective on January 1, 2019, with early adoption permitted.

We are required to pay substantial compensation to the Advisor and its affiliates, which may be increased or decreased during this offering or future offerings by a majority of our board of directors, including a majority of the independent directors.
Pursuant to our agreements with the Advisor and its affiliates, we are obligated to pay substantial compensation to the Advisor and its affiliates. Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease during this offering or future offerings if such change is approved by a majority of our board of directors, including a majority of the independent directors. For example, we previously paid our Advisor a development management fee and we were previously subject to a property management agreement. We may reinstate the development management fee or reenter into a property management agreement at any time with the agreement of our Advisor, our former property manager and/or their affiliates. The compensation that we pay to the Advisor and its affiliates will decrease the amount of cash we have available for operations and new investments and could negatively impact our NAV, our ability to pay distributions and your overall return.
We are exposed to risks arising from a small number of tenants comprising a significant portion of our income.
As of March 31, 2017, a significant portion of our annualized base rent comes from one tenant, Charles Schwab & Co., Inc. ("Schwab") which leases 100% of a 594,000 square foot office property in Northern New Jersey ("3 Second Street"). As a result, we are particularly exposed to Schwab's ability and willingness to perform according to the contractual terms of the existing lease and to renew when the lease expire. When the lease expires, we may be forced to lower the rental rates or offer other concessions in order to retain the current subtenants. Any reduction in the rental rates or other lease terms may have a meaningful impact to our operating results. Further, if Schwab chooses not to renew at all, we will likely suffer from periods of receiving no rent while we seek replacement tenants, and incur costs related to finding replacement tenants. In January 2017, our lease with Sybase, the second largest tenant as of December 31, 2016 based upon annualized base rent, was terminated, and, as a result, the effects described in this risk factor are adversely impacting our results from operations. See "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Operating Results—Net Income Attributable to Common Stockholders" included in this Supplement for further discussion of the impact of Sybase on our results from operations for the three months ended March 31, 2017.
The Schwab lease comprises approximately 15.3% of our annualized base rent as of March 31, 2017, and will expire in September 2017. This lease includes 9 subleases comprising approximately 8.2% of our annualized base rent as of March 31, 2017, which are scheduled to expire between September 2020 and September 2032. We expect our rental income to be materially reduced during the periods we are seeking replacement tenants for this property. These factors could adversely affect our results of operations, financial condition, NAV and ability to pay distributions to our stockholders. For additional information regarding this lease expiration, see our discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources—Operating Activities—Lease Expirations" in this Supplement.
Restrictions on Roll-Up Transactions
The following disclosure replaces the section of the Prospectus entitled “Description of Capital Stock - Restrictions on Roll-Up Transactions.”
Under our charter, the term “roll-up transaction” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of our company and the issuance of securities of an entity that would be created or would survive after the successful completion of a proposed roll-up transaction to our stockholders. A roll-up transaction does not include (a) a transaction that occurs at least twelve months after our securities have been listed on a national securities exchange, or (b) a transaction involving the conversion to corporate, trust or association form of only us, if, as a consequence of the transaction, there will be no significant adverse change in any of the following: (i) voting rights of our stockholders, (ii) the term of our existence, (iii) the compensation of our Sponsor or the Advisor, or (iv) our investment objectives.
Our charter provides that we must obtain an appraisal of all of our assets from an independent expert in connection with a proposed “roll-up transaction.” In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with our Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by us. Our charter provides that if the appraisal is included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal shall be filed with the Commission and the states in which the securities are being registered as an exhibit to the registration statement for the offering. As set forth in our charter, our assets would be appraised on a consistent basis, and the appraisal would be based on the evaluation of all relevant information and would indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. Our charter requires that the appraisal assume an orderly liquidation of assets over a 12-month period and that the terms of the engagement of such independent expert clearly state that the engagement is for our benefit and the benefit of our stockholders. Our charter also requires that we include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

Our charter requires the person sponsoring the roll-up transaction to offer to common stockholders who vote against the proposal a choice of:

•	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

•	one of the following:

•	remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.
Our charter prohibits us from participating in any proposed roll-up transaction:

•
that would result in common stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and our dissolution;

•
that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

•
in which our common stockholders’ rights to access records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our charter and described in “-Meetings, Special Voting Requirements and Access To Records” above; or

•	in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.

Conflicts of Interest

The following paragraphs supersede and replace the section of the Prospectus entitled “Conflicts of Interest” and all similar disclosure in the Prospectus.

We are subject to various conflicts of interest arising out of our relationship with the Advisor and its affiliates, including (i) conflicts related to the compensation arrangements between the Advisor, certain of its affiliates and us, (ii) conflicts with respect to the allocation of the time of the Advisor and its key personnel and (iii) conflicts with respect to the allocation of investment opportunities. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders. The material conflicts of interest are discussed below.

Interests in Other Real Estate Programs

Members of the Advisor’s management are presently, and plan in the future to continue to be, involved with a number of other real estate programs and activities, including present and future involvement with institutional real estate funds and other non-traded REITs, some of which may compete for investments with us. The Advisor and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, ownership, development, management, leasing or sale of real property or the acquisition, ownership, management and disposition of real estate debt and securities. Entities sponsored or advised by affiliates of the Sponsor are not prohibited from raising money for another entity that makes the same types of investments that we target and we may co-invest with any such entity. All such potential co-investments will be subject to approval by our independent directors.

Allocation of Advisor’s Time

We rely on the Advisor and its affiliates to manage our day-to-day activities and to implement our investment strategy. The Advisor and certain of its affiliates, including its principals and some of its potential product specialists, are presently, and plan in the future to continue to be, involved with real estate programs and activities which are unrelated to us. As a result of these activities, the Advisor, its employees, its product specialists and certain of its affiliates will have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. The Advisor, its employees and its product specialists will devote only as much of their time to our business as the Advisor and the product specialists, in their judgment, determine is reasonably required, which may be substantially less than their full time. Therefore, the Advisor, its employees and its product specialists may experience conflicts of interest in allocating management time, services and functions among us and other programs sponsored or advised by affiliates of the Sponsor, including but not limited to IPT, ILT, the DC Liquidating Trust (defined below) and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved.

This could result in actions that are more favorable to other entities or programs sponsored or advised by affiliates of the Sponsor than to us. However, the Advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to us and all of the other entities or programs sponsored or advised by affiliates of the Sponsor with which they are involved.

Competition

We may compete with entities or programs sponsored or advised by affiliates of the Sponsor, including but not limited to IPT and ILT, for opportunities to acquire, finance or sell investments. As a result of this competition, certain investment opportunities may not be available to us.

Affiliates of the Sponsor currently sponsor and, in the future may advise, other investment vehicles that seek to invest in industrial properties, including IPT, ILT, the Build-to-Core Industrial Partnership I LP, a joint venture with respect to which IPT indirectly owns a general partner and limited partner interest (the “BTC Fund”), and other Applicable Vehicles (defined below). In particular, we currently expect that the advisor to IPT (the “IPT Advisor”) or its affiliates will be sourcing industrial property acquisition opportunities for us, and, subsequent to acquisition, may also manage those assets and some or all of our existing industrial assets. We would expect that any such activities will be performed by the IPT Advisor or its affiliates as a product specialist to the Advisor, and that any compensation or reimbursements due to the IPT Advisor or its affiliates will be paid by the Advisor out of the fees and reimbursements it derives under the Advisory Agreement for the provision of such services.

In addition, an affiliate of the IPT Advisor entered into a management services agreement with DC Industrial Liquidating Trust (“DC Liquidating Trust”) to provide asset management, development and construction, and operating oversight services for each of its eleven industrial properties, to assist in the sale of such properties and to provide administrative services to DC Liquidating Trust and its subsidiaries. The management services agreement will continue in force throughout the duration of the existence of DC Liquidating Trust and will terminate as of the date of termination of DC Liquidating Trust. The IPT Advisor will not provide advisory services with respect to acquisitions under the management services agreement.

We and the Advisor have developed procedures to resolve potential conflicts of interest in the allocation of investment opportunities between us entities or programs sponsored or advised by affiliates of the Sponsor. With respect to potential conflicts of interest that may arise between or among us, IPT and/or ILT, including conflicts that may arise as a result of the investment opportunities that are suitable for each of us, IPT and/or ILT, our board of directors has delegated to the Conflicts Resolution Committee the responsibility to consider and resolve any such conflicts. The Conflicts Resolution Committee consists entirely of independent directors. See “-Conflict Resolution Procedures” for a further description of how potential investment opportunities will be allocated between us and entities or programs sponsored or advised by affiliates of the Sponsor.

Affiliates of our executive officers and certain of our directors and entities owned or managed by such affiliates also may acquire or develop real estate and real estate-related investments for their own accounts, and have done so in the past. Furthermore, affiliates of our executive officers and certain of our directors and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same or similar investment objectives and targeted assets as we have, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as the offering of our shares of common stock. The Advisor, its managers, directors, officers and other employees and certain of its affiliates and related parties will experience conflicts of interest as they simultaneously perform services for us and other real estate programs that they sponsor or have involvement with.

Certain of the Advisor’s affiliates or other related entities currently own and/or manage properties in geographic areas in which we expect to acquire real properties. Conflicts of interest will exist to the extent that we own and/or manage real properties in the same geographic areas where real properties owned or managed by other entities or programs sponsored or advised by affiliates of the Sponsor, including but not limited to IPT, the DC Liquidating Trust and ILT, or other related entities are located. In such a case, a conflict could arise in the leasing of real properties in the event that we and another entity or program sponsored or advised by an affiliate of the Sponsor were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of real properties in the event that we and another entity or program sponsored or advised by an affiliate of the Sponsor were to attempt to sell similar real properties at the same time. Conflicts of interest may also exist at such time as we or the Advisor’s affiliates or other related entities managing real property on our behalf seek to employ developers, contractors or building managers. See “-Conflict Resolution Procedures” for information about how potential leasing opportunities will be allocated between us and other entities to which affiliates of the Advisor are providing certain advisory services and that may have potentially competing properties with respect to a particular customer.

Dealer Manager

The Advisor is related to the Dealer Manager and this relationship may create conflicts of interest in connection with the performance of due diligence by the Dealer Manager. Although the Dealer Manager has examined the information in the prospectus for accuracy and completeness, the Dealer Manager has not made an independent due diligence review and investigation of our company or this offering of the type normally performed by an unrelated, independent underwriter in connection with the offering of securities. The Dealer Manager is currently involved in offerings for other programs sponsored or advised by affiliates of the Sponsor, including but not limited to IPT and ILT. Accordingly, you do not have the benefit of such independent review and investigation.

Certain of the participating broker-dealers have made, or are expected to make, their own independent due diligence investigations. The Dealer Manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities or programs sponsored or advised by affiliates of the Sponsor that may have some or all investment objectives similar to ours.

DST Program

The Advisor is related to our Dealer Manager and affiliated with the DST Manager. These relationships may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Dealer Manager and the DST Manager will receive fees in connection with their roles in the DST Program (which fees are expected to be substantially paid by the private investors in that program). In addition, the Advisor will continue to receive the advisory fee from us with respect to the consideration received by us or our affiliate for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests.

Joint Ventures with Affiliates of the Sponsor or Other Entities Advised by the Affiliates of the Sponsor

Subject to approval by our board of directors and the separate approval of our independent directors, we may enter into joint ventures or other arrangements with affiliates of the Sponsor or entities sponsored or advised by affiliates of the Sponsor to acquire, develop and/or manage real properties. In conjunction with such prospective agreements, the Advisor and its affiliates may have conflicts of interest in determining which of such entities should enter into any particular joint venture agreement. Joint venture partners affiliated with the Advisor or sponsored or advised by affiliates of the Sponsor may have economic or business interests or goals which are or that may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, the Advisor and its affiliates may face a conflict in structuring the terms of the relationship between our interests and the interest of the joint venture partner and in managing the joint venture. Since the Advisor will make investment decisions on our behalf, agreements and transactions between us and the Advisor’s affiliates or entities sponsored or advised by affiliates of the Sponsor as joint venture partners with respect to any such joint venture will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties. We may enter into joint ventures with affiliates of the Sponsor or entities sponsored or advised by affiliates of the Sponsor for the acquisition of properties, but only if (i) a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us and (ii) the investment by us and such affiliate are on terms and conditions that are no less favorable than those that would be available to unaffiliated parties.

The Advisor may, with respect to any investment in which we are a participant, also render advice and service to others in that investment, and earn fees for rendering such advice and service. Specifically, it is contemplated that we may enter into joint ventures or other similar co-investment arrangements with certain individuals, corporations, partnerships, trusts, joint ventures, limited liability companies or other entities, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such individuals, corporations, partnerships, trusts, joint ventures, limited liability companies or other entities, in which case the Advisor will earn fees for rendering such advice and service.

Fees and Other Compensation to the Advisor and its Affiliates

None of the agreements that provide for fees and other compensation to the Advisor and its affiliates will be the result of arm’s-length negotiations. All such agreements, including the Advisory Agreement, require approval by a majority of the independent directors.

The timing and nature of fees and compensation to the Advisor or its affiliates could create a conflict between the interests of the Advisor or its affiliates and those of our stockholders. Specifically, the Advisor is responsible for assisting our board of directors in developing, overseeing, implementing and coordinating our NAV procedures, and the advisory fee we pay the Advisor and the fees we pay the Dealer Manager are based on our NAV. Among other matters, the compensation arrangements could affect the judgment of the Advisor’s personnel with respect to:

•	the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the Dealer Manager;

•
recommendations to our board of directors with respect to developing, overseeing, implementing and coordinating our NAV procedures, the provision of forward-looking property-level information to the Independent Valuation Firm, or the decision to adjust the value of certain of our assets or liabilities if the Advisor is responsible for valuing them;

•	public offerings of equity by us, which may result in increased advisory fees for the Advisor;

•	competition for tenants from entities sponsored or advised by affiliates of the Sponsor that own properties in the same geographic area as us;

•	asset sales, which may allow the Advisor to earn disposition fees and commissions;

•	investments in assets subject to product specialist agreements with the Advisor’s affiliates; and

•	investments through a joint venture or other co-ownership arrangements, which may result in increased fees for the Advisor.
We will pay certain advisory fees to the Advisor regardless of the quality of the services it provides during the term of the Advisory Agreement.

Each transaction we enter into with the Advisor or its affiliates is subject to an inherent conflict of interest. The board of directors may encounter conflicts of interest in enforcing our rights against any affiliate of the Advisor in the event of a default by or disagreement with an affiliate of the Advisor or in invoking powers, rights or options pursuant to any agreement between us and any affiliate of the Advisor. The independent directors must approve each transaction between us and the Advisor or any of its affiliates.

Valuation Conflicts

The Advisor assists our board of directors in developing, overseeing, implementing and coordinating our NAV procedures. It assists our Independent Valuation Firm in valuing our real property portfolio by providing the firm with property-level information, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Our Independent Valuation Firm assumes and relies upon the accuracy and completeness of all such information, does not undertake any duty or responsibility to verify independently any of such information and relies upon us and the Advisor to advise if any material information previously provided becomes inaccurate or was required to be updated during the period of its review. In addition, the Advisor may have some discretion with respect to valuations of certain assets and liabilities, which could affect our NAV. Because the Advisor is paid fees for its services based on our NAV, the Advisor could be motivated to influence our NAV and NAV procedures such that they result in an NAV exceeding realizable value, due to the impact of higher valuations on the compensation to be received by the Advisor. The Advisor may also benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a possible reduction in our NAV that could result from a distribution of the proceeds.

We also compensate our Independent Valuation Firm, independent appraisers and other parties involved in the determination of our daily NAV, as described in “Net Asset Value Calculation and Valuation Procedures.” The compensation we pay to these parties has been approved by a majority of our independent directors and is based on standard market terms, which are not based on the valuations of our assets and liabilities.

Conflict Resolution Procedures

We are subject to potential conflicts of interest arising out of our relationship with the Advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and the Advisor or its affiliates and other situations in which our interests may differ from those of the Advisor or its affiliates. The procedures set forth below have been adopted by us to address these potential conflicts of interest.

Independent Directors

Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the board of directors or the Advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the dealer manager;

•	transactions with affiliates, including our directors and officers; and

•	awards under the equity incentive plans.
Those conflict of interest matters that cannot be delegated to the independent directors, as a group, under Maryland law must be acted upon by both the board of directors and the independent directors.

Compensation Involving the Advisor and its Affiliates

The independent directors evaluate at least annually whether the compensation that we contract to pay to the Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of the Advisor and its affiliates and the compensation we pay to them to determine that the provisions of our compensation arrangements are being carried out. This evaluation is based on the factors set forth below as well as any other factors deemed relevant by the independent directors:

•	the amount of fees paid to the Advisor in relation to the size, composition and performance of our investments;

•	the success of the Advisor in generating investments that meet our investment objectives;

•	rates charged to other externally advised REITs and other similar investors by advisors performing similar services;

•	additional revenues realized by the Advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of the services and advice furnished by the Advisor;

•	the performance of our investments, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our investment portfolio in relation to the investments generated by the Advisor for its own accounts.
Acquisitions

We will not purchase or lease real properties in which the Sponsor, the Advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors not otherwise interested in the transaction) that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the Sponsor, the Advisor, such director or such affiliate unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease real properties to the Sponsor, the Advisor, any of our directors or any of their respective affiliates unless a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors not otherwise interested in the transaction) determine that the transaction is fair and reasonable to us.

Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority our directors, or the approval of a majority of a committee of the board of directors. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from the Sponsor, the Advisor, any of our directors or any of their respective affiliates, the fair market value shall be determined by an independent appraiser selected by our independent directors.

Mortgage Loans

Our charter prohibits us from investing in or making mortgage loans in which the transaction is with the Sponsor, the Advisor, our directors or any of their respective affiliates unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any lien or other indebtedness of the Sponsor, the Advisor, our directors, our officers or any of their affiliates.

Issuance of Options and Warrants

Our charter prohibits the issuance of options or warrants to purchase our common stock to the Sponsor, the Advisor, our directors or any of their respective affiliates (i) except on the same terms as such options or warrants are sold to the general public and (ii) in excess of an amount equal to 10% of our outstanding common stock on the date of grant.

Repurchase of Shares of Common Stock

Our charter prohibits us from paying a fee to the Sponsor, the Advisor, our directors or any of their respective affiliates in connection with our repurchase or redemption of our common stock.

Loans and Expense Reimbursements

Except with respect to certain mortgage loans as described above or loans to wholly owned subsidiaries, we will not make any loans to the Sponsor, the Advisor or to our directors or any of their respective affiliates. In addition, we will not borrow from these parties unless a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors not otherwise interested in the transaction) approve the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or the Advisor or its affiliates.

In addition, our directors and officers, the Sponsor, the Advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income, as described in this prospectus under the caption “The Advisor and the Advisory Agreement-The Advisory Agreement.”

Voting of Shares of Common Stock

Under our charter, the Advisor, each director and any of their affiliates may not vote their shares of common stock regarding (i) the removal of any of the Advisor, our directors or any of their affiliates or (ii) any transaction between them and us.

 Allocation of Leasing Opportunities

The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee which includes certain representatives of our management team and other representatives associated with other entities to which affiliates of the Advisor are providing similar services.

Allocation of Investment Opportunities

Certain direct or indirect owners, managers, employees and officers of the Advisor are presently, and may in the future be, involved with other programs and business ventures and may have conflicts of interest in allocating their time, services, functions and investment opportunities among us and other real estate programs or business ventures that such direct or indirect owners, managers, employees and officers organize or serve. The Advisor has informed us that it will employ sufficient staff to be fully capable of discharging its responsibilities to us in light of the other real estate programs that from time to time will be advised or managed by its direct or indirect owners, managers, employees and officers.

In the event that an investment opportunity becomes available which, in the discretion of the Advisor, may be suitable for us, the Advisor will examine various factors and will consider whether under such factors the opportunity is equally suitable for us and one or more programs sponsored or advised by an affiliate of the Sponsor. In determining whether or not an investment opportunity is suitable for us or another such program, the Advisor shall examine, among others, the following factors as they relate to us and each other program (the “Allocation Factors”):

•	Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);

•	The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;

•	The cash requirements of each program;

•	The strategic proximity of the investment opportunity to other assets;

•	The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;

•	The policy of each program relating to leverage of investments;

•	The effect of the acquisition on loan maturity profile;

•	The effect on lease expiration profile;

•	Customer concentration;

•
The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;

•	The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;

•	Legal considerations, such as ERISA and FIRPTA, that may be applicable to specific investment platforms;

•	The financial attributes of the investment;

•	Availability of financing;

•	Cost of capital;

•	Ability to service any debt associated with the investment;

•	Risk return profiles;

•	Targeted distribution rates;

•	Anticipated future pipeline of suitable investments;

•	Expected holding period of the investment and the applicable entity’s remaining term;

•	Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

•	Whether the applicable entity was formed for the purpose of making a particular type of investment;

•	Affiliate and/or related party considerations;

•	The anticipated cash flow of the applicable entity and the asset;

•	Tax effects of the acquisition, including on REIT or partnership qualifications;

•	The size of the investment; and

•	The amount of funds available to each program and the length of time such funds have been available for investment.
In the event that our investment objectives overlap with those of another such program and the opportunity is equally suitable for us and the other program, then the Advisor will utilize a reasonable allocation method to determine which investments are presented to our board of directors as opposed to the board of directors of such other program. Our board of directors, including the independent directors, has a duty to ensure that the method used by the Advisor for the allocation of investments by two or more programs sponsored or advised by affiliates of the Sponsor seeking to acquire similar types of investments shall be reasonable. The Advisor is required to obtain and provide to our board of directors the necessary information to make this determination.

If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the Advisor, to be more appropriate for a program other than the program that committed to make the investment, the Advisor may determine that another program sponsored or advised by an affiliate of the Sponsor may make the investment.

In light of the fact that the IPT Advisor or its affiliates will be sourcing industrial real estate opportunities for us, IPT, ILT, the BTC Fund and other funds or investment vehicles advised by affiliates of the Sponsor or the Advisor with capital available to invest (the “Applicable Vehicles”), we have agreed that to the extent a potential investment meets the current investment strategy, including portfolio objectives, diversification goals, return requirements and investment timing, for both us and another Applicable Vehicle, such investment shall be allocated by the IPT Advisor or its affiliates among the Applicable Vehicles on a rotational basis that the Sponsor and its affiliates determines to be fair and reasonable to the Applicable Vehicles. Generally, the investment will be allocated to the Applicable Vehicle that has gone the longest without being allocated an industrial investment opportunity. Exceptions may be made to the general rotation policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (y) characteristics of a particular investment or Applicable Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed above, which make the investment more advantageous to one of the Applicable Vehicles, or (z) exclusivity, rotation or other priority (each, a “Special Priority”) granted to a particular fund now or in the future, such as the Special Priority that has been granted to the BTC Fund for all industrial development opportunities, or in order to reach certain minimum allocation levels with respect to an Applicable Vehicle. IPT’s Special Priority with respect to the BTC Fund for all industrial development opportunities is the only currently existing Special Priority; however, the Sponsor or its affiliates may grant additional Special Priorities for property types in the future and from time to time.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such procedures are being fairly applied. One of our independent directors, Mr. Charles Duke, is also an independent director for IPT and ILT. If there are any transactions or policies affecting us and IPT or ILT, Mr. Duke will recuse himself from making any such decisions for as long as he holds both positions.

These allocation procedures may result in investment opportunities that are attractive to us being directed to another entity sponsored or advised by affiliates of the Sponsor and the Advisor. In addition, entities sponsored or advised by affiliates of the Sponsor may sponsor or advise additional real estate funds or other ventures now and in the future. The result of the creation of such additional funds may be to increase the number of parties who have the right to participate in, or have priority with respect to, investment opportunities sourced by the Sponsor or its affiliates, thereby reducing the number of investment opportunities available to us. Additionally, this may result in certain asset classes being unavailable for investment by us, or being available only after one or more other real estate funds have first had the opportunity to invest in such assets.

To the extent that a product specialist affiliated with the Advisor or another of Advisor’s affiliates or related entities becomes aware of an investment opportunity that is suitable for us, it is possible that we may, pursuant to the terms of any agreement with such entity, co-invest equity capital in the form of a joint venture. Any such joint venture will require the approval of a majority of the board of directors, including a majority of the independent directors.

The Advisor has entered into and may continue to enter into product specialist agreements or other arrangements with its affiliates and other related entities that have specialized expertise in specific areas of real property or real estate-related debt and securities to assist the Advisor in connection with identifying, evaluating and recommending potential investments, performing due diligence, negotiating purchases and managing our assets on a day-to-day basis.

Any of the Advisor’s product specialist and joint venture agreements with its affiliate(s) may also require that such affiliate(s) provide the Advisor, on a quarterly basis and/or upon reasonable request, such reasonable information required by our board of directors, including our independent directors, to determine whether our conflicts resolution procedures are being fairly applied.

INVESTMENTS IN REAL PROPERTIES AND REAL ESTATE-RELATED DEBT AND SECURITIES
Our long-term investment strategy includes diversification across multiple dimensions, including investment type (i.e. real properties and real estate-related debt and securities), property type (e.g. office, industrial, retail, etc.) and geography. We believe that a diversified investment portfolio may potentially offer investors significant benefits for a given level of risk relative to a more concentrated invested portfolio. However, we cannot assure you that we will attain our long-term investment objectives. Over time, we expect our portfolio allocations may become more consistent with our long-term diversification strategy. The following series of charts illustrates our investment portfolio allocations as of March 31, 2017.
Our investment portfolio was comprised of approximately 99% real property investments and approximately 1% debt-related investments, based on fair value, as of March 31, 2017. The chart below describes the diversification of our investment portfolio (including debt-related investments) across real property type. Percentages in the chart correspond to the fair value as of March 31, 2017.

Through our investments in real property and debt-related investments, we also seek diversification across multiple geographic regions primarily located in the United States. The chart below shows the current allocations of our real property investments across geographic regions within the continental United States. Percentages in the chart correspond to our fair value as of March 31, 2017. Any market for which we do not show a corresponding percentage of our total fair value comprises 1% or less of the total fair value of our real property portfolio. As of March 31, 2017, our real property investments were geographically diversified across 20 markets. Our debt-related investments are located in three additional markets resulting in a combined portfolio allocation across 23 markets.

Real Properties
The following table describes our operating properties as of March 31, 2017, by market (dollar amounts and square footage amounts in thousands).

Market	Number of Properties	Gross Investment Amount (1)	% of Gross Investment Amount	Net Rentable Square Feet	% of Total Net Rentable Square Feet	% Leased (2)	Secured Indebtedness (3)
Office Properties:
Northern New Jersey	1	$231,174	10.6%	593	6.6%	100.0%	$127,000
Austin, TX	3	155,398	7.1%	585	6.5%	97.9%	—
East Bay, CA	1	145,543	6.6%	405	4.5%	—%	—
San Francisco, CA	1	122,240	5.5%	263	2.9%	90.6%	—
Denver, CO	1	83,292	3.9%	258	2.9%	77.7%	—
South Florida	2	82,337	3.7%	363	4.0%	86.7%	—
Washington, DC	1	70,569	3.2%	126	1.4%	99.1%	52,500
Princeton, NJ	1	51,324	2.3%	167	1.9%	100.0%	—
Philadelphia, PA	1	47,322	2.1%	174	1.9%	92.5%	—
Silicon Valley, CA	1	42,685	1.9%	143	1.6%	100.0%	—
Dallas, TX	1	37,964	1.7%	155	1.7%	92.3%	33,000
Minneapolis/St Paul, MN	1	29,515	1.3%	107	1.2%	100.0%	—
Fayetteville, AR	1	11,695	0.5%	61	0.7%	100.0%	—
Total/Weighted Average Office: 13 markets with average annual rent of $31.27 per sq. ft.	16	1,111,058	50.4%	3,400	37.8%	83.1%	212,500
Industrial Properties:
Dallas, TX	1	35,854	1.6%	446	5.0%	35.1%	—
Central Kentucky	1	30,840	1.4%	727	8.1%	100.0%	—
Louisville, KY	3	22,439	1.0%	609	6.8%	100.0%	—
Total/Weighted Average Industrial: three markets with average annual rent of $3.58 per sq. ft.	5	89,133	4.0%	1,782	19.9%	83.8%	—
Retail Properties:
Greater Boston	25	541,865	24.5%	2,223	24.8%	95.1%	67,120
South Florida	2	106,730	4.8%	206	2.3%	97.6%	10,443
Philadelphia, PA	1	105,306	4.8%	426	4.8%	90.6%	—
Washington, DC	1	62,867	2.8%	233	2.6%	100.0%	70,000
Northern New Jersey	1	58,994	2.7%	223	2.5%	93.8%	—
Raleigh, NC	1	45,714	2.1%	143	1.6%	98.6%	—
Tulsa, OK	1	34,038	1.5%	101	1.1%	97.7%	—
San Antonio, TX	1	32,079	1.5%	161	1.8%	89.6%	—
Jacksonville, FL	1	19,625	0.9%	73	0.8%	48.0%	—
Total/Weighted Average Retail: nine markets with average annual rent of $17.75 per sq. ft.	34	1,007,218	45.6%	3,789	42.3%	94.0%	147,563
Grand Total/Weighted Average	55	$2,207,409	100.0%	8,971	100.0%	87.8%	$360,063

(1)
"Gross Investment Amount" as used here and throughout this document represents the allocated gross basis of real property, excluding the effect of gross intangible lease liabilities totaling approximately $90.9 million and before accumulated depreciation and amortization of approximately $511.5 million as of March 31, 2017.

(2)	Based on executed leases as of March 31, 2017. If weighted by the fair value of each segment, our portfolio was 88.0% leased as of March 31, 2017.

(3)	Secured indebtedness represents the principal balance outstanding and does not include our mark-to-market adjustment on debt or net debt issuance costs.

Net Operating Income
The following table illustrates the historic net operating income derived from our investments in real properties for the three months ended March 31, 2017 and the year ended December 31, 2016 (amounts in thousands).

	For the Three Months Ended March 31, 2017				For the Year Ended December 31, 2016
	Office	Industrial	Retail	Total	Office	Industrial	Retail	Total
Rental revenue (1)	$29,439	$1,571	$21,498	$52,508	$126,782	$6,073	$82,372	$215,227
Rental expenses	(11,141)	(568)	(5,734)	(17,443)	(42,482)	(1,750)	(21,355)	(65,587)
Net operating income	$18,298	$1,003	$15,764	$35,065	$84,300	$4,323	$61,017	$149,640

(1)
Rental revenues include adjustments as defined by accounting principles generally accepted in the United States ("GAAP") such as straight-line rent adjustments and above and below market rent amortization. In addition, rental revenues include percentage rents, operating expense reimbursements and other miscellaneous items.

We consider net operating income, or NOI, to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and excludes certain items that are not considered to be controllable in connection with the management of each property, such as gains on the disposition of securities, other-than-temporary impairment, losses related to provisions for losses on debt-related investments, gains or losses on derivatives, acquisition related expenses, (gain) loss on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, asset management fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.
The following table is a reconciliation of our reported net income attributable to common stockholders to our unaudited NOI for the three months ended March 31, 2017 and the year ended December 31, 2016 (amounts in thousands).

	For the Three Months Ended March 31, 2017	For the Year Ended December 31, 2016
Net income attributable to common stockholders	$1,661	$49,976
Debt-related income	(231)	(943)
Real estate depreciation and amortization expense	17,936	80,105
General and administrative expenses	2,250	9,450
Advisory fees, related party	3,490	14,857
Acquisition-related expenses	—	667
Impairment of real estate property	—	2,677
Interest and other expense (income)	109	(2,207)
Interest expense	9,684	40,782
Gain on extinguishment of debt and financing commitments	—	(5,136)
Gain on sale of real property	—	(45,660)
Net income attributable to noncontrolling interests	166	5,072
Net operating income	$35,065	$149,640
Tenant Leasing
Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our properties are generally leased to tenants for the longer term. As of March 31, 2017, the weighted average remaining term of our leases was approximately 4.3 years, based on annualized base rent, and 4.6 years, based on leased square footage.

The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of March 31, 2017 and assuming no exercise of lease renewal options (dollar amounts and square footage in thousands).

	Lease Expirations
Year (1)	Number of Leases Expiring	Annualized Base Rent (2)%		Square Feet	%
2017 (3)	69	$16,787	11.0%	549	7.0%
2018	117	12,685	8.3%	536	6.8%
2019	111	25,348	16.6%	1,286	16.3%
2020	118	24,836	16.3%	1,231	15.6%
2021	66	17,451	11.4%	1,560	19.8%
2022	55	12,356	8.1%	679	8.6%
2023	36	16,988	11.1%	665	8.4%
2024	26	5,337	3.5%	335	4.3%
2025	18	4,190	2.7%	206	2.6%
2026	17	3,224	2.1%	182	2.3%
Thereafter	29	13,599	8.9%	652	8.3%
Total	662	$152,801	100.0%	7,881	100.0%

(1)
The lease expiration year does not include the consideration of any renewal or extension options. Also, the lease expiration year is based on noncancellable lease terms and does not extend beyond any early termination rights that the tenant may have under the lease.

(2)	Annualized base rent represents the annualized monthly base rent of leases executed as of March 31, 2017.

(3)
Represents the number of leases expiring and annualized base rent for the remainder of 2017. Includes 8 leases with annualized base rent of approximately $88,000 that are on a month-to-month basis. In January 2017, our lease with Sybase Inc. ("Sybase"), our second largest tenant as of December 31, 2016 based upon annualized base rent, was terminated and is no longer included in the above table.

Our most significant lease is Schwab which will expire September 2017. For additional information regarding this lease expiration, see our discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources—Operating Activities—Lease Expirations" in this Supplement.
The following table describes our top ten tenants based on annualized base rent and their industry sectors as of March 31, 2017 (dollar and square footage amounts in thousands).

	Tenant	Locations	Industry Sector	Annualized Base Rent(1)	% of Total Annualized Base Rent	Square Feet	% of Occupied Square Feet
1	Schwab (2)	2	Securities, Commodities, Fin. Inv./Rel. Activities	$23,645	15.5%	602	7.6%
2	Stop & Shop	14	Food and Beverage Stores	14,125	9.2%	853	10.8%
3	Novo Nordisk	1	Chemical Manufacturing	4,627	3.0%	167	2.1%
4	Seton Health Care	1	Hospitals	4,339	2.8%	156	2.0%
5	Shaw's Supermarket	4	Food and Beverage Stores	3,944	2.6%	240	3.0%
6	I.A.M. National Pension Fund	1	Funds, Trusts and Other Financial Vehicles	3,114	2.0%	63	0.8%
7	TJX Companies	7	Clothing and Clothing Accessories Stores	3,012	2.0%	299	3.8%
8	Home Depot	1	Building Material and Garden Equipment and Supplies Dealers	2,469	1.6%	102	1.3%
9	Alliant Techsystems Inc.	1	Fabricated Metal Product Manufacturing	2,450	1.6%	107	1.4%
10	Hotwire	1	Administrative and Support Services	2,346	1.5%	79	1.0%
	Total	33		$64,071	41.8%	2,668	33.8%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of March 31, 2017.

(2)
For additional information regarding the Schwab lease expiration, see our discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources—Operating Activities—Lease Expirations" in this Supplement.

The top tenant in the table above comprises 15.5% of annualized base rent as of March 31, 2017. However, due to the near-term expiration of the Schwab lease at 3 Second Street, Schwab is no longer in the top 10 tenants based on future minimum rental revenue, comprising less than 2% of our total future minimum rental revenue as of March 31, 2017. Alternatively, based on future minimum rental revenue as of March 31, 2017, our top five tenants rank as follows: 1) Stop & Shop, 2) Mizuho Bank Ltd., 3) Shaw's Supermarket, 4) Novo Nordisk, and 5) Alliant Techsystems Inc.
The following table describes our top ten tenant industry sectors based on annualized base rent as of March 31, 2017 (dollar and square footage amounts in thousands).

Industry Sector	Number of Leases	Annualized Base Rent (1)	% of Annualized Base Rent	Occupied Square Feet	% of Occupied Square Feet
Securities, Commodity Contracts, and Other Financial Investments and Related Activities	26	$26,093	17.1%	677	8.6%
Food and Beverage Stores	41	24,727	16.2%	1,663	21.1%
Professional, Scientific and Technical Services	97	13,355	8.7%	638	8.1%
Food Services and Drinking Places	87	7,204	4.7%	231	2.9%
Clothing and Clothing Accessories Stores	31	6,556	4.3%	477	6.1%
Ambulatory Health Care Services	59	6,025	3.9%	237	3.0%
Credit Intermediation and Related Activities	35	5,849	3.8%	157	2.0%
Chemical Manufacturing	3	5,509	3.6%	461	5.8%
Computer and Electronic Product Manufacturing	7	4,975	3.3%	338	4.3%
Hospitals	2	4,930	3.2%	171	2.2%
All Others (2)	274	47,578	31.2%	2,831	35.9%
Total	662	$152,801	100.0%	7,881	100.0%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of March 31, 2017.

(2)	Other industry sectors include 40 additional sectors.
Debt-Related Investments
As of March 31, 2017, we had invested in three debt-related investments structured as mortgage notes. As of March 31, 2017, the carrying value of our debt-related investments was approximately $15.1 million, which includes (i) unpaid principal balances and (ii) unamortized discounts, premiums and deferred charges. The weighted average yield of our debt-related investments as of March 31, 2017 was 6.1%, which is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment. The weighted average remaining contractual loan term of our debt-related investments as of March 31, 2017 was 2.0 years.
Borrowings
The following table describes our borrowings as of March 31, 2017 (dollar amounts in thousands).

	Principal Balance	Weighted Average Stated Interest Rate	Gross Investment Amount Securing Borrowings
Fixed-rate mortgages (1)	$180,563	4.6%	$288,395
Floating-rate mortgages (2)	179,500	2.9%	301,744
Total secured borrowings	360,063	3.8%	590,139
Line of credit (3)	260,000	2.5%	N/A
Term loans (4)	475,000	3.2%	N/A
Total unsecured borrowings	735,000	3.0%	N/A
Total borrowings	1,095,063	3.2%	N/A
Less: net debt issuance costs	(7,211)
Add: mark-to-market adjustment on assumed debt	593
Total borrowings (net basis)	$1,088,445

(1)
Amount as of March 31, 2017 includes a floating-rate mortgage note that was subject to an interest rate spread of 1.60% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 3.051% for the term of the borrowing.

(2)	As of March 31, 2017, our floating rate mortgage notes were subject to a weighted average interest rate spread of 2.07% over one-month LIBOR.

(3)
As of March 31, 2017, borrowings under our line of credit were subject to interest at a floating rate of 1.55% over one-month LIBOR. However, as of March 31, 2017, we have effectively fixed the interest rate of approximately $12.0 million of the total of $260.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 2.51%.

(4)
As of March 31, 2017, borrowings under our term loans were subject to interest at a weighted average floating rate of 1.60% over one-month LIBOR. However, as of March 31, 2017, we had effectively fixed the interest rate of approximately $350.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total term loans of 3.23%.

The following table reflects our contractual debt maturities as of March 31, 2017, specifically our obligations under our mortgage notes and unsecured borrowings (dollar amounts in thousands):

	As of March 31, 2017
	Mortgage Notes		Unsecured Borrowings (1)		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Principal Balance	Number of Borrowings Maturing	Outstanding Principal Balance	Outstanding Principal Balance
2017	3	$52,053	—	$—	$52,053
2018	—	2,698	1	275,000	277,698
2019	—	3,698	1	260,000	263,698
2020	1	130,860	—	—	130,860
2021	1	12,764	—	—	12,764
2022	1	3,660	1	200,000	203,660
2023	2	77,899	—	—	77,899
2024	—	1,034	—	—	1,034
2025	1	71,094	—	—	71,094
2026	—	1,157	—	—	1,157
2027	—	1,224	—	—	1,224
Thereafter	2	1,922	—	—	1,922
Total	11	$360,063	3	$735,000	$1,095,063
Less: net debt issuance costs		(3,091)		(4,120)
Add: mark-to-market adjustment on assumed debt		593		—
Total borrowings (net basis)		$357,565		$730,880

(1)
Unsecured borrowings presented include (i) borrowings under the Term Loan (as defined in Note 5 to our financial statements beginning on page F-1 of this Supplement) of $275.0 million, which were scheduled to mature in 2018, subject to two one-year extension options, (ii) borrowings under the Revolving Credit Facility (as defined in Note 5 to our financial statements beginning on page F-1 of this Supplement) of $260.0 million, which were scheduled to mature in 2019, subject to a one-year extension option, and (iii) borrowings under the $200 million Term Loan (as defined in Note 5 to our financial statements beginning on page F-1 of this Supplement) of $200.0 million which are scheduled to mature in 2022 with no extension options.

SELECTED INFORMATION REGARDING OUR OPERATIONS
Selected Financial Data
The following table presents selected historical consolidated financial information for the years ended December 31, 2016, 2015, 2014, 2013, and 2012 and for the three months ended March 31, 2017 and 2016; and balance sheet information as of December 31, 2016, 2015, 2014, 2013, and 2012 and as of March 31, 2017 and 2016. The selected historical consolidated financial information presented below has been derived from our consolidated financial statements. Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (a) for the year ended December 31, 2016, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference into the Prospectus, and (b) for the three months ended March 31, 2017, which are included in this Supplement. The amounts in the table are in thousands except per share data.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statement of Operations Data:
Total revenue	$52,739	$55,782	$216,170	$225,200	$231,597	$217,777	$216,325
Total operating expenses, excluding acquisition-related expenses and impairment of real property	(41,119)	(42,539)	(169,999)	(170,507)	(167,018)	(155,740)	(156,550)
Acquisition-related expenses net of other gains	—	(51)	(667)	(2,644)	(1,205)	(536)	(325)
Impairment of real estate property (1)	—	(587)	(2,677)	(8,124)	(9,500)	(2,600)	—
Gain on sale of real property (2)	—	41,400	45,660	134,218	10,914	—	—
Interest expense	(9,684)	(10,961)	(40,782)	(47,508)	(61,903)	(65,325)	(69,844)
Income (loss) from continuing operations (3)	1,827	48,238	55,048	131,659	3,990	(9,084)	(14,961)
Discontinued operations (4)	—	—	—	—	30,004	65,554	(7,410)
Net income (loss)	1,827	48,238	55,048	131,659	33,994	56,470	(22,371)
Net (income) loss attributable to noncontrolling interests	(166)	(4,456)	(5,072)	(7,404)	(4,802)	(4,002)	110
Net income (loss) attributable to common stockholders	1,661	43,782	49,976	124,255	29,192	52,468	(22,261)
Comprehensive Income (Loss) Data:
Net income (loss)	$1,827	$48,238	$55,048	$131,659	$33,994	$56,470	$(22,371)
Net unrealized change in value of available-for-sale securities	—	—	—	—	(211)	—	(1,426)
Net unrealized change in value of cash flow hedging derivatives	2,089	(9,078)	4,416	(977)	721	4,975	3,963
Total other comprehensive income (loss)	2,089	(9,078)	4,416	(977)	510	4,975	2,537
Comprehensive income (loss)	3,916	39,160	59,464	130,682	34,504	61,445	(19,834)
Per Share Data:
Net income (loss) per basic and diluted common share:
Continuing operations	$0.01	$0.27	$0.31	$0.70	$0.02	$(0.05)	$(0.08)
Discontinued operations	$—	$—	$—	$—	$0.14	$0.34	$(0.04)
Common Stock Distributions
Common stock distributions declared	$13,365	$14,655	$57,040	$62,900	$62,236	$62,330	$84,259
Weighted average common stock distributions declared per share	$0.0891	$0.0894	$0.3571	$0.3582	$0.3492	$0.3499	$0.4625
Other Information:
Weighted average number of common shares outstanding:
Basic	149,891	163,954	159,648	175,938	178,273	178,196	181,982
Diluted	161,919	176,690	172,046	188,789	190,991	191,932	197,244
Number of common shares outstanding at end of period	145,774	161,310	150,636	164,124	178,400	176,007	178,128
Number of diluted shares outstanding at end of period	157,698	173,887	162,684	176,932	190,547	189,278	192,303
Balance Sheet Data:
Real estate, before accumulated depreciation (5)	$2,207,409	$2,164,290	$2,204,322	$2,380,174	$2,472,926	$2,570,480	$2,819,550
Total assets	$1,767,559	$1,794,473	$1,783,728	$1,960,891	$2,140,628	$2,294,724	$2,646,162
Total debt obligations (6)	$1,088,445	$940,014	$1,048,801	$1,097,769	$1,191,675	$1,313,822	$1,607,517
Total liabilities	$1,209,199	$1,069,600	$1,175,637	$1,234,940	$1,376,648	$1,489,713	$1,804,635
Cash Flow Data:
Net cash provided by operating activities	$17,306	$15,214	$90,296	$105,530	$87,229	$86,589	$94,487
Net cash (used in) provided by investing activities	$(4,114)	$168,470	$122,530	$74,421	$(15,102)	$72,847	$(39,465)
Net cash used in financing activities	$(16,162)	$(187,778)	$(214,731)	$(178,643)	$(82,444)	$(171,530)	$(146,597)
Supplemental Information
FFO attributable to common stockholders (3) (7)	$18,236	$24,180	$84,296	$82,170	$85,246	$85,216	$82,851

(1)	Real property impairment losses of $5.7 million recorded during the year ended December 31, 2012 relate to properties that we have disposed of and are included within discontinued operations.

(2)
Beginning with the year ended December 31, 2014, as the result of adopting new accounting guidance, we present the aggregate net gains related to disposals of properties that are not classified as discontinued operations within continuing operations.

(3)
Income (loss) from continuing operations and FFO attributable to common stockholders includes gains (losses) on extinguishment of debt of $5.1 million for the three months ended March 31, 2016, and $5.1 million, ($1.2 million), ($2.5 million), and ($5.7 million) during the years ended December 31, 2016, 2015, 2013, and 2012, respectively.

(4)
After December 31, 2013, a discontinued operation is a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such component (or group of components) have been disposed of or classified as held for sale. Through December 31, 2013, discontinued operations represent properties that we have either disposed of or have classified as held for sale if both the operations and cash flows of the property have been or will be eliminated from our ongoing operations as a result of the disposal transaction and if we will not have any significant continuing involvement in the operations of the property after the disposal transaction. Discontinued operations includes the results of (i) 12 properties classified as held for sale as of December 31, 2013, (ii) 13 properties disposed of during 2013 and (iii) three properties disposed of during 2012.

(5)	Real estate, before accumulated depreciation includes approximately $30.4 million and $193.6 million that we classified within assets held for sale as of December 31, 2014 and 2013, respectively.

(6)
Total debt obligations includes approximately $80.4 million that we classified within liabilities related to assets held for sale as of December 31, 2013. Net debt issuance costs, in accordance with ASU 2015-03, are included within this caption for all periods presented.

(7)	FFO is defined, reconciled to GAAP net income, and discussed below in “Selected Information Regarding Our Operations – How We Measure Our Operating Performance – Funds From Operations.”
Share Redemptions and Repurchases
Below is a summary of Class E common stock repurchases pursuant to our self-tender offers and redemptions pursuant to the Class E share redemption program for each quarter during 2016 and the first quarter of 2017 (number of shares in thousands).

For the Quarter Ended:	Number of Class E Shares Requested for Redemption or Purchase	Number of Class E Shares Redeemed or Purchased	Percentage of Class E Shares Requested for Redemption Redeemed or for Purchase Purchased	Price Paid per Share
March 31, 2016
Class E SRP – Death or Disability Redemptions	460	460	100.0%	$7.43
Self-Tender Offer Purchases (1)	13,660	4,058	29.7%	7.39
Total / Average	14,120	4,518	32.0%	7.39
June 30, 2016
Class E SRP – Death or Disability Redemptions	537	537	100.0%	7.37
Self-Tender Offer Purchases (1)	13,896	6,770	48.7%	7.31
Total / Average	14,433	7,307	50.6%	7.31
September 30, 2016
Class E SRP – Death or Disability Redemptions	466	466	100.0%	7.40
Self-Tender Offer Purchases (1)	10,897	6,606	60.6%	7.35
Total / Average	11,363	7,072	62.2%	7.35
December 31, 2016
Class E SRP – Death or Disability Redemptions	360	360	100.0%	7.48
Self-Tender Offer Purchases (1)	7,697	7,697	100.0%	7.44
Total / Average	8,057	8,057	100.0%	7.44
Average 2016	11,993	6,739	56.2%	$7.38
March 31, 2017
Class E SRP – Death or Disability Redemptions	249	249	100.0%	$7.56
Self-Tender Offer Purchases (1)	5,685	5,685	100.0%	7.51
Total / Average 2017	5,934	5,934	100.0%	7.51

(1)	Amounts represent Class E shares purchased pursuant to self-tender offers, which we completed on March 14, 2016, June 14, 2016, September 13, 2016, December 9, 2016, and March 10, 2017.

Additionally, during 2016 and the first quarter of 2017, we satisfied 100% of redemption requests received pursuant to our Class A, Class W and Class I share redemption program. Below is a summary of common stock redemptions pursuant to the Class A, Class W and Class I share redemption program for each quarter during 2016 and the first quarter of 2017 (amounts in thousands except per share and percentage data).

For the Quarter Ended:	Aggregate Number of A, W, and I Shares Requested for Redemption	Aggregate Number of A, W, and I Shares Redeemed	Percentage of A, W, and I Shares Requested for Redemption Redeemed	Average Price Paid per Share
March 31, 2016	182	182	100.0%	$7.42
June 30, 2016	570	570	100.0%	7.35
September 30, 2016	464	464	100.0%	7.42
December 31, 2016	301	301	100.0%	7.47
Average 2016	379	379	100.0%	7.40
March 31, 2017	414	414	100.0%	7.55
Share redemptions during the the first quarter of 2017 for both our Class E share redemption program and our Class A, Class W and Class I share redemption program were funded through borrowings from our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including (i) operating cash flows in excess of our distributions, (ii) proceeds from our equity offerings, (iii) proceeds from the disposition of real properties and (iv) other longer-term borrowings.
Distribution Information
On March 22, 2017, the Company’s board of directors authorized a quarterly distribution of $0.09 per share of common stock, subject to adjustment for class-specific fees, for the second quarter of 2017. The Company’s board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distribution will be payable to stockholders of record as of the close of business on each day during the period, from April 1, 2017 through and including June 30, 2017, prorated for the period of ownership. Distributions on our shares accrue daily.
In the prior five quarters, our board of directors authorized quarterly distributions for our stockholders equal to $0.09 per share for each quarter of 2016 and for the first quarter of 2017, subject to adjustment for class-specific fees. We paid these distributions on April 18, 2016, July 18, 2016, October 18, 2016, January 17, 2017 and April 17, 2017.

The following table sets forth relationships between the amounts of total distributions, including distributions to noncontrolling interests, declared for such period, the amount reported as cash flow from operations in accordance with GAAP, and the amount reported as NAREIT-defined FFO for each quarter during 2016 and the first quarter of 2017. All authorized distributions reduce our NAV, including those funded with borrowings.

Three Months Ended:	Paid in Cash	% Paid in Cash	Reinvested in Shares	% Reinvested in Shares	Total	Cash Flow from Operations (1)	% Funded with Cash Flows from Operations (1)	Borrowings (2) (3)	% Funded with Borrowings
March 31, 2016	$10,870	68%	$5,099	32%	$15,969	$15,214	95%	$755	5%
June 30, 2016	10,551	67%	5,120	33%	15,671	28,147	100%	—	—%
September 30, 2016	10,164	66%	5,264	34%	15,428	24,477	100%	—	—%
December 31, 2016	9,968	66%	5,139	34%	15,107	22,458	100%	—	—%
Total 2016	$41,553	67%	$20,622	33%	$62,175	$90,296	100%	$—	—%
March 31, 2017	$9,539	65%	$5,076	35%	$14,615	$17,306	100%	$—	—%
Total 2017	$9,539	65%	$5,076	35%	$14,615	$17,306	100%	$—	—%

(1)
Commencing on January 2017, expenses associated with the acquisition of real property are accounted for as asset acquisitions rather than business combinations. Accounting for an asset acquisition requires capitalization of acquisition costs as a component of the acquired assets whereas accounting for business combinations requires acquisition costs to be expensed.

(2)
Our long-term strategy is to fund the payment of quarterly distributions to investors entirely from our operations. There can be no assurance that we will achieve this strategy. In periods where cash flows from operations are not sufficient to fund distributions, we fund any shortfall with proceeds from cash on hand or borrowings.

(3)	The year-to-date amount does not equal the sum of the individual amounts per quarter, as our year-to-date cash flow from operations was in excess of our year-to-date total distribution.
For the three months ended March 31, 2017 and the year ended December 31, 2016, our NAREIT-defined FFO was $19.7 million and $90.8 million, respectively, or 135% and 146% of our total distributions, respectively. NAREIT-defined FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between NAREIT-defined FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. The definition of NAREIT-defined FFO, a reconciliation to GAAP net income, and a discussion of NAREIT-defined FFO’s inherent limitations are provided below in “ – How We Measure Our Operating Performance.”
How We Measure Our Operating Performance
Funds From Operations
FFO Definition (“FFO”)
We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expense. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that consists of net income (loss), calculated in accordance with GAAP, plus real estate-related depreciation and amortization and impairment of depreciable real estate, less gains (or losses) from dispositions of real estate held for investment purposes.

The following unaudited table presents a reconciliation of net income (loss) attributable to common stockholders to FFO for the three months ended March 31, 2017 and 2016, and the years ended December 31, 2016, 2015, 2014, 2013, and 2012 (amounts in thousands, except per share information).

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Reconciliation of net earnings to FFO:
Net income (loss) attributable to common stockholders	$1,661	$43,782	$49,976	$124,255	$29,192	$52,468	$(22,261)
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	17,936	19,835	80,105	83,114	88,994	108,191	129,116
Gain on disposition of real property (1)	—	(41,400)	(45,660)	(134,218)	(40,592)	(74,306)	(21,108)
Impairment of real estate property	—	587	2,677	8,124	9,500	2,600	5,700
Noncontrolling interests’ share of net income (loss)	166	4,456	5,072	7,404	4,802	4,002	(110)
Noncontrolling interests’ share of FFO	(1,527)	(3,080)	(7,874)	(6,509)	(6,650)	(7,739)	(8,486)
FFO attributable to common shares-basic	18,236	24,180	84,296	82,170	85,246	85,216	82,851
FFO attributable to dilutive OP Units	1,463	1,878	6,546	6,001	6,077	6,575	6,947
FFO attributable to common shares-diluted	$19,699	$26,058	$90,842	$88,171	$91,323	$91,791	$89,798
FFO per share-basic and diluted	$0.12	$0.15	$0.53	$0.47	$0.48	$0.48	$0.46
Weighted average number of shares outstanding
Basic	149,891	163,954	159,648	175,938	178,273	178,196	181,982
Diluted	161,919	176,690	172,046	188,789	190,991	191,932	197,244

(1)	Include amounts attributable to discontinued operations for periods presented of 2014 and 2013.
Limitations of FFO
FFO is presented herein as a supplemental financial measure and has inherent limitations. We do not use FFO as, nor should it be considered to be, an alternative to net income (loss) computed under GAAP as an indicator of our operating performance, or as an alternative to cash from operating activities computed under GAAP, or as an indicator of liquidity or our ability to fund our short or long-term cash requirements, including distributions to stockholders. Management uses FFO as an indication of our future operating performance and as a guide to making decisions about future investments. Our FFO calculation does not present, nor do we intend it to present, a complete picture of our financial condition and operating performance. We caution investors against using FFO to determine a price to earnings ratio or yield relative to our NAV. We believe that net income (loss) computed under GAAP remains the primary measure of performance and that FFO is only meaningful when used in conjunction with net income (loss) computed under GAAP. Further, we believe that our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and operating performance.
Further, FFO is not comparable to the performance measure established by the Investment Program Association (the “IPA”), referred to as “modified funds from operations,” or “MFFO,” as MFFO makes further adjustments including certain mark-to-market items and adjustments for the effects of straight-line rent. As such, FFO may not be comparable to the MFFO of non-listed REITs that disclose MFFO in accordance with the IPA standard.

FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES
The table below provides information regarding fees and expenses paid or payable to our Advisor, our Dealer Manager, and their affiliates in connection with their services provided to us. The table includes amounts incurred and payable for the three months ended March 31, 2017 and the year ended December 31, 2016 (amounts in thousands). Please refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information with respect to the year ended December 31, 2016.

	Incurred For the Three Months Ended March 31, 2017	Payable as of March 31, 2017	Incurred For the Year Ended December 31, 2016	Payable as of December 31, 2016
Advisory fees (1)	$3,490	$1,101	$14,857	$1,236
Other reimbursements paid to our Advisor and affiliates (2)	2,278	785	8,368	2,357
Other reimbursements paid to our Dealer Manager	183	—	396	—
Advisory fees related to the disposition of real properties	—	—	2,140	—
Development management fee (3)	—	—	31	—
Primary dealer fee (4)	—	—	3,465	—
Selling commissions	20	1	100	—
Dealer manager (5)	112	39	381	38
Distribution fees (5)	19	6	70	6
Total	$6,102	$1,932	$29,808	$3,637

(1)
Include approximately $289,000 and $1.1 million that we were not obligated to pay in consideration of the issuance of Company RSUs (as defined in Note 8 to our financial statements beginning on page F-1 of this Supplement) to our Advisor for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively. The Restricted Stock Unit Agreements with our Advisor are discussed further in Note 8 to our financial statements beginning on page F-1 of this Supplement.

(2)
Other reimbursements paid to our Advisor for the three months ended March 31, 2017 and the year ended December 31, 2016 include approximately $1.9 million and $6.8 million, respectively, to reimburse a portion of the salary, bonus and benefits for employees of our Advisor, including our executive officers, for services provided to us for which our Advisor does not otherwise receive a separate fee. The balance of such reimbursements are made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of our advisor, equipment, utilities, insurance, travel and entertainment, and other costs.

(3)	Pursuant to our amended Advisory Agreement effective as of June 23, 2016, our Advisor will no longer receive a development management fee in exchange for providing development management services.

(4)
Includes primary dealer fees we paid to our Dealer Manager based on the gross proceeds raised by participating broker-dealers pursuant to certain selected dealer agreements. Of the primary dealer fee earned during the year ended December 31, 2016, our Dealer Manager reallowed approximately $3.1 million to participating third-party broker-dealers and retained approximately $347,000.

(5)
The amounts presented include only dealer manager and distribution fees incurred and payable pursuant to the terms of our Dealer Manager Agreement as of March 31, 2017. In addition, we separately recorded a liability of approximately $4.0 million for dealer manager and distribution fees that we estimate that we may become obligated to pay to our Dealer Manager in future periods for shares of our common stock sold in our Follow-On Offering as of March 31, 2017. We anticipate that our Dealer Manager will reallow a significant portion of such fees to third-party broker dealers.

Please also see Note 8 to our financial statements beginning on page F-1 of this Supplement for information regarding restricted stock grants to certain employees of our Advisor and its affiliates, none of which are our named executive officers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments.
We believe we have operated in such a manner as to qualify as a REIT for federal income tax purposes, commencing with the taxable year ended December 31, 2006, when we first elected REIT status commencing with the taxable year ended December 31, 2006, when we first elected REIT status. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through our Operating Partnership. Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp., through which we execute certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership. We are an externally managed REIT and have no employees. Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement.
The primary sources of our revenue and earnings include rent received from customers under operating leases at our properties, including reimbursements from customers for certain operating costs. Our primary expenses include rental expenses, depreciation and amortization expenses, general and administrative expenses, advisory fees and interest expenses.
We currently have three business segments, consisting of investments in (i) office property, (ii) industrial property, and (iii) retail property. We may have additional segments in the future to the extent we enter into additional real property sectors, such as multifamily, hospitality, and other real property types. For a discussion of our business segments and the associated revenue and net operating income by segment, see Note 10 to our financial statements beginning on page F-1 of this Supplement.We also have investments in real estate related-debt investments (which we refer to as “debt-related investments”)
The following table summarizes our investments in real properties, by segment, using our estimated fair value of these investments as of March 31, 2017 (amounts in thousands):

	Geographic Markets	Number of Properties	Net Rentable Square Feet	% Leased (1)	Aggregate Fair Value
Office properties	13	16	3,400	83.1%	$1,186,100
Industrial properties	3	5	1,782	83.8%	81,050
Retail properties	9	34	3,789	94.0%	1,013,300
Real properties	20 (2)	55	8,971	87.8%	$2,280,450

(1)	Percentage leased is based on executed leases as of March 31, 2017.

(2)	The total number of our geographic markets does not equal the sum of the number of geographic markets by segment, as we have more than one segment in certain geographic markets.
We may target investments in four primary property categories of office, industrial, retail and multifamily. Although we may own properties in each of these categories, we are not tied to specific allocation targets and we may not always have significant holdings, or any holdings at all, in each category. For example, we do not currently own multifamily investments, although we intend to consider multifamily investment opportunities in the future. Also, through the disposition of assets, our ownership of industrial assets has declined to less than 5% of our portfolio as of March 31, 2017. From 2013 through the first half of 2016, our investment strategy primarily focused on multi-tenant office and necessity-oriented, multi-tenant retail investments located in what we believe are strong markets poised for long-term growth. Our current investment strategy will continue to focus on these multi-tenant office and necessity-oriented, multi-tenant retail investments. We intend to also incorporate industrial properties into our current investment strategy. We are currently working on selling certain non-strategic office and retail assets. If successful, the disposition of these assets will help us to increase our allocation to industrial real estate assets and our shorter term liquidity. However, there can be no assurance that we will be successful in this investment strategy, including with respect to any particular asset class. To a lesser extent we may invest in other types of real estate including, but not limited to, hospitality, medical offices, student housing and unimproved land. We anticipate that the majority of our real property investments will be made in the United States, although we may also invest in Canada and Mexico, and potentially elsewhere on a limited basis, to the extent that opportunities exist that may help us meet our investment objectives.
Any future and near-term obligations are expected to be funded primarily through the use of cash on hand, cash generated from operations, proceeds from our public offerings and other equity offerings, proceeds from the sale of existing investments, and the issuance and assumption of debt obligations.

•	Cash on hand — As of March 31, 2017, we had approximately $10.9 million of cash and cash equivalents.

•	Cash available under our credit facility — As of March 31, 2017, the unused portion of our line of credit was approximately $134.5 million, all of which was available to us.

•	Cash generated from operations — During the three months ended March 31, 2017, we generated approximately $17.3 million from operations of our real properties and income from debt-related investments.

•
Proceeds from offerings of equity securities — We currently maintain a public offering of our shares of common stock. During the three months ended March 31, 2017, we raised approximately $7.6 million in proceeds from the sale of Class A, W, and I shares in our current follow-on public offering, which commenced on September 16, 2015, including approximately $1.8 million under the distribution reinvestment plan. Additionally, during the three months ended March 31, 2017, we received approximately $3.4 million in proceeds from the distribution reinvestment plan offering of our unclassified shares of common stock, which we refer to as “Class E” shares (the “Class E DRIP Offering”). Additionally, during the three months ended March 31, 2017, we had raised approximately $2.3 million in proceeds from the sale of beneficial interests in specific Delaware statutory trusts holding real properties, which we include in "other liabilities" in our accompanying condensed consolidated balance sheets.

We believe that our existing cash balance, cash generated from operations, proceeds from our public offerings and our ability to sell investments and to issue debt obligations remains adequate to meet our expected capital obligations for the next twelve months.
Significant Transactions During the Three Months Ended March 31, 2017
Financing Activities
Self-Tender Offer
During the three months ended March 31, 2017, we completed a self-tender offer pursuant to which we accepted for purchase approximately 5.7 million unclassified shares of common stock, which we refer to as “Class E” shares, at a weighted average purchase price of $7.51 per share for an aggregate cost of approximately $42.7 million. We funded the purchases with draws on our revolving credit facility.
Repayment of Mortgage Borrowing
During the three months ended March 31, 2017, we repaid one mortgage note borrowing in full with an aggregate balance of approximately $110.0 million at the time of the payoffs and a weighted average interest rate of 5.51%. We funded the repayment with proceeds from our mortgage note borrowing discussed below.  For additional information on this repayment, see Note 4 to our financial statements beginning on page F-1 of this Supplement.
Mortgage Note Borrowing
During the three months ended March 31, 2017, we received proceeds of approximately $127.0 million from one mortgage note borrowing subject to an interest rate spread of 2.25% over one-month LIBOR. For additional information on this borrowing, see Note 4 to our financial statements beginning on page F-1 of this Supplement.
Net Asset Value Calculation
Our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our net asset value (“NAV”) on a daily basis. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S., Inc., an independent valuation firm (the “Independent Valuation Firm”) approved by our board of directors, including a majority of our independent directors. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio and real estate-related assets for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions (as needed, but at least once per year as part of their annual review, described below). Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor to their individual valuations, the final estimated values of our real properties or certain other assets and liabilities are determined by the Independent Valuation Firm or other pricing source. Our Independent Valuation Firm is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate. Every month our senior management team and our Independent Valuation Firm hold an NAV committee meeting to review the prior month’s adjustments to NAV and discuss any possible changes to the NAV policies and procedures which may be recommended to the board of directors. The information reviewed by this committee is summarized for the audit committee. At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm provides the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm.
The following table sets forth the components of NAV for the Company as of March 31, 2017 and December 31, 2016 (amounts in thousands except per share information). As used below, “Fund Interests” means our Class E shares, Class A shares, Class W shares, and Class I shares, along with the OP Units held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.
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	As of March 31, 2017	As of December 31, 2016
Office properties	$1,186,100	$1,187,600
Industrial properties	81,050	81,750
Retail properties	1,013,300	1,012,850
Real properties	$2,280,450	$2,282,200
Debt-related investments	15,076	15,209
Total Investments	$2,295,526	$2,297,409
Cash and other assets, net of other liabilities	(13,843)	(10,051)
Debt obligations	(1,095,063)	(1,054,470)
Outside investors' interests	(2,599)	(3,588)
Aggregate Fund NAV	$1,184,021	$1,229,300
Total Fund Interests outstanding	157,409	162,396
NAV per Fund Interest	$7.52	$7.57
When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. In the determination of our NAV, the value of certain of our assets and liabilities are generally determined based on their carrying amounts under GAAP; however, those principles are generally based upon historic cost and therefore may not be determined in accordance with ASC Topic 820. Readers should refer to our financial statements for our net book value determined in accordance with GAAP from which one can derive our net book value per share by dividing our stockholders’ equity by shares of our common stock outstanding as of the date of measurement.

Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm on a daily basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. We generally do not undertake to mark-to-market our debt investments or real estate-related liabilities, but rather these assets and liabilities are usually included in our determination of NAV at amounts determined in accordance with GAAP, which amounts have been and could in the future be materially different from the amount of these assets and liabilities if we were to undertake to mark-to-market our debt. Also for NAV purposes, we mark-to-market our hedging instruments on a frequency that management determines to be practicable under the circumstances and currently we seek to mark-to-market our hedging instruments on a weekly basis. However, our NAV policies and procedures allow for that frequency to change to be more or less frequent. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV, and, for purposes of determining our NAV, the assumption of a value of zero in certain instances where the balance of a loan exceeds the value of the underlying real estate properties, where GAAP net book value would reflect a negative equity value for such real estate properties, even if such loans are non-recourse. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from fair value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.
Under GAAP, we record liabilities for dealer manager and distribution fees that we (i) currently owe our dealer manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods for shares of our common stock sold pursuant to the prior offering, which commenced on July 12, 2012 and terminated on September 15, 2015, and the current follow-on offering, which commenced on September 16, 2015. As of March 31, 2017, we recorded a total liability for dealer manager and distribution fees of approximately $4.0 million, comprised of a $45,000 current payable to our dealer manager and a $4.0 million estimated liability for dealer manager and distributions fees that we may pay to our dealer manager in future periods. We do not deduct the $4.0 million liability for estimated future dealer manager and distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time should not include consideration of any estimated future dealer manager and distribution fees that may become payable after such date.
We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to redeem shares under our share redemption programs or tender pursuant to self-tender offers and our ability to suspend or terminate our share redemption programs or tender pursuant to self-tender offers at any time. Our NAV generally does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
Please note that our NAV is not a representation, warranty or guarantee that: (1) we would fully realize our NAV upon a sale of our assets; (2) shares of our common stock would trade at our per share NAV on a national securities exchange; and (3) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.
The March 31, 2017 valuation for our real properties was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. The aggregate real property valuation of $2.28 billion compares to a GAAP basis of real properties (before accumulated amortization and depreciation and the impact of intangible lease liabilities) of $2.12 billion, representing an increase of approximately $163.9 million or 7.7%. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted averages by property type.

	Office	Industrial	Retail	Weighted Average Basis
Exit capitalization rate	6.63%	7.68%	6.43%	6.58%
Discount rate / internal rate of return ("IRR")	7.32%	8.30%	6.95%	7.19%
Annual market rent growth rate	3.21%	2.98%	2.91%	3.06%
Average holding period (years)	10.3	10.7	10.1	10.2
A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, an increase in the weighted-average annual discount rate/IRR and the exit capitalization rate of 0.25% would reduce the value of our real properties by approximately 1.95% and 2.28%, respectively.

The following table sets forth the quarterly changes to the components of NAV for the Company and the reconciliation of NAV changes for each class of shares (amounts in thousands, except per share information):

	Total	Class E Common Stock	Class A Common Stock	Class W Common Stock	Class I Common Stock	Class E OP Units
NAV as of December 31, 2016	$1,229,300	$850,278	$15,142	$17,194	$255,489	$91,197
Fund level changes to NAV
Realized/unrealized losses on net assets	(9,067)	(6,201)	(115)	(134)	(1,931)	(686)
Income accrual	19,564	13,498	242	284	4,088	1,452
Dividend accrual	(14,448)	(10,050)	(140)	(186)	(2,989)	(1,083)
Advisory fee	(3,468)	(2,393)	(43)	(50)	(725)	(257)
Performance based fee	(1)	(1)	—	—	—	—
Class specific changes to NAV
Dealer Manager fee	(112)	—	(23)	(26)	(63)	—
Distribution fee	(19)	—	(19)	—	—	—
NAV as of March 31, 2017 before share/unit sale/redemption activity	$1,221,749	$845,131	$15,044	$17,082	$253,869	$90,623
Dollar/unit sale/redemption activity
Amount sold	11,210	3,361	737	1,357	5,755	—
Amount redeemed	(48,938)	(44,874)	(481)	(273)	(2,374)	(936)
NAV as of March 31, 2017	$1,184,021	$803,618	$15,300	$18,166	$257,250	$89,687
Shares/units outstanding as of December 31, 2016	162,396	112,325	2,001	2,271	33,751	12,048
Shares/units sold	1,484	446	97	180	762	(1)
Shares/units redeemed	(6,471)	(5,934)	(64)	(36)	(313)	(124)
Shares/units outstanding as of March 31, 2017	157,409	106,837	2,034	2,415	34,200	11,923
NAV per share/unit as of December 31, 2016		$7.57	$7.57	$7.57	$7.57	$7.57
Change in NAV per share/unit		(0.05)	(0.05)	(0.05)	(0.05)	(0.05)
NAV per share/unit as of March 31, 2017		$7.52	$7.52	$7.52	$7.52	$7.52
Our Operating Results
Set forth below is a discussion of our operating results, followed by a discussion of FFO (as defined below), which we consider to be a meaningful supplemental measure of our operating performance. We also use net operating income ("NOI") as a supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt-related investments and excludes certain items that are not considered to be controllable in connection with the management of each property, such as other-than-temporary impairment, losses related to provisions for losses on debt-related investments, gains or losses on derivatives, acquisition-related expenses, gains or losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, advisory fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our operating financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. We present NOI in the tables below, and include a reconciliation to net income, as defined by GAAP, in Note 10 to our financial statements beginning on page F-1 of this Supplement.
Net Income Attributable to Common Stockholders
Our net income attributable to common stockholders decreased to approximately $1.7 million for the three months ended March 31, 2017 from approximately $43.8 million for the three months ended March 31, 2016. The decrease was primarily a result of (i) a decrease in gain on sale of real property and a decrease in gain on extinguishment of debt and financing, largely driven by the disposition of three office properties during the three months ended March 31, 2016 and (ii) a decrease in real property NOI from continuing operations primarily as a result of the expiration of our lease with Sybase Inc. ("Sybase") in January 2017 and 2016 real estate property disposition activity, partially offset by (a) a decrease in interest expense and (b) and no impairments of real estate property during the three months ended March 31, 2017.
The following series of tables and discussions describe in more detail our results of operations, including those items specifically mentioned above, for the three months ended March 31, 2017 compared to the three months ended March 31, 2016.

Three Months Comparison
Our results of rental activities are presented in two groups: (i) all operating properties that we acquired prior to January 1, 2016 and owned through March 31, 2017 (the “Same Store Portfolio”), providing meaningful comparisons for the three months ended March 31, 2017 and the three months ended March 31, 2016, and (ii) all other operating properties, which were acquired or disposed during the same period (the “Non-Same Store Portfolio”). The Same Store Portfolio includes 54 properties, comprising approximately 8.9 million square feet or 99.1% of our total portfolio when measured by square feet.
The following table illustrates the changes in rental revenues, rental expenses, and net operating income for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 (dollar amounts in thousands, except footnoted information).

	For the Three Months Ended March 31,
	2017	2016	$ Change	% Change
Revenue
Base rental revenue - Same Store Portfolio (1)	$38,997	$41,158	$(2,161)	-5%
Average % leased	89.5%	92.6%	(3.1)%	-3%
Other rental revenue - Same Store Portfolio (2)	12,145	10,911	1,234	11%
Total rental revenue - Same Store Portfolio	51,142	52,069	(927)	-2%
Rental revenue - Non-Same Store Portfolio	1,366	3,475	(2,109)	-61%
Total rental revenue	$52,508	$55,544	$(3,036)	-5%
Rental Expenses
Same Store Portfolio	$16,903	$15,486	$1,417	9%
Non-Same Store Portfolio	540	832	(292)	-35%
Total rental expenses	$17,443	$16,318	$1,125	7%
Net Operating Income
Real property - Same Store Portfolio (2)	$34,239	$36,583	(2,344)	-6%
Real property - Non-Same Store Portfolio	826	2,643	(1,817)	-69%
Total net operating income (3)	$35,065	$39,226	$(4,161)	-11%

(1)
Base rental revenue represents contractual base rental revenue earned by us from our tenants and does not include the impact of certain GAAP adjustments to rental revenue, such as straight-line rent adjustments, amortization of above-market intangible lease assets or the amortization of below-market lease intangible liabilities. Such GAAP adjustments and other rental revenue such as expense recovery revenue are included in the line item referred to as “other rental revenue.”

(2)
Our same store NOI includes certain non-cash GAAP adjustments for rental revenue for straight line rent and amortization of above market lease assets and below market lease liabilities that caused an increase to GAAP NOI of approximately $358,000 and $137,000 for the three months ended March 31, 2017 and 2016, respectively.

(3)
For a discussion as to why we view net operating income to be an appropriate supplemental performance measure, refer to “—Our Operating Results” above. See also Note 10 to our financial statements beginning on page F-1 of this Supplement.

Net Operating Income
Base Rental Revenue - Same Store
The table below presents the factors contributing to the decrease in our same store base rental revenue for the three months ended March 31, 2017 and 2016 (dollar amounts other than annualized base rent per square foot in thousands):

Same Store Portfolio	Base Rent for the Three Months Ended March 31,			Average % Leased for the Three Months Ended March 31,		Annualized Base Rent per Square Foot for the Three Months Ended March 31 (1),
	2017	2016	$ Change	2017	2016	2017	2016
Office	$22,750	$24,974	$(2,224)	89.2%	95.9%	$30.00	$30.63
Industrial	1,259	1,303	(44)	80.8%	83.8%	3.50	3.49
Retail	14,988	14,881	107	93.9%	93.9%	17.22	17.10
Total base rental revenue - same store	$38,997	$41,158	$(2,161)	89.5%	92.6%	$19.61	$19.99

(1)	Represents contractual base rent and does not include the impact of tenant concessions, such as free rent and tenant reimbursements.

Base rental revenue in our same store portfolio decreased for the three months ended March 31, 2017, compared to the same period in 2016, primarily due to a decrease in our office portfolio as a result of the Sybase lease expiration in January 2017. Excluding the impact of the Sybase lease expiration, base rental revenue in our Same Store Portfolio increased approximately $1.0 million to $37.4 million for the three months ended March 31, 2017 from approximately $36.4 million for the same period in 2016 primarily due to (i) an increase in annualized base rent per square foot in our office portfolio for the three months ended March 31, 2017, resulting from scheduled rent escalations for existing leases and improving rental rates for new and renewal leases, and (ii) an increase in average percentage leased across our same store portfolio for the three months ended March 31, 2017, compared to the same period in 2016.
Other Rental Revenue - Same Store
Same store other rental revenue increased for the three months ended March 31, 2017, compared to the same period in 2016, primarily due to a decrease in unfavorable straight-line and above-market rent adjustments resulting from the Sybase lease expiration in January 2017. Excluding the impact of the Sybase lease expiration, other rental revenue in our Same Store Portfolio increased approximately $91,000 to $12.1 million for the three months ended March 31, 2017 from approximately $12.0 million for the same period in 2016.
Rental Expenses - Same Store
The table below presents the amounts recorded and changes in rental expense of our Same Store Portfolio for the three months ended March 31, 2017 and 2016 (dollar amounts in thousands):

	For the Three Months Ended March 31,
	2017	2016	$ Change	% Change
Real estate taxes	$6,771	$6,065	$706	11.6%
Repairs and maintenance	5,054	4,434	620	14.0%
Utilities	1,917	2,100	(183)	-8.7%
Property management fees	1,225	1,185	40	3.4%
Insurance	365	328	37	11.3%
Other	1,571	1,374	197	14.3%
Total same store rental expense	$16,903	$15,486	$1,417	9.2%
The increase in real estate taxes of the Same Store Portfolio for the three months ended March 31, 2017, compared to the same period in 2016, is primarily attributable to (i) an increase in property values and (ii) certain real estate taxes are no longer tenant paid as a result of the Sybase lease expiration in January 2017. The increase in repairs and maintenance expenses of the Same Store Portfolio for the three months ended March 31, 2017, compared to the same period in 2016, is primarily attributable to (i) an increase in seasonal snow removal expenses at our Greater Boston properties and (ii) an increase in painting projects during the three months ended March 31, 2017 compared to the same period in 2016.
Real Property – Non-Same Store Portfolio
The decrease in rental revenue and NOI in our Non-Same Store Portfolio resulted from our disposition of seven real properties during 2016, partially offset by the acquisition of one real property during 2016.
Other Operating Expenses
Real Estate Depreciation and Amortization Expense
Depreciation and amortization expense decreased for the three months ended March 31, 2017 compared to the same period in 2016 primarily due to (i) the write-off of certain intangible lease assets as a result of lease terminations and (ii) certain intangible lease assets from recent acquisitions becoming fully amortized in the second half of 2016.
General and Administrative Expenses
General and administrative expenses decreased by approximately $0.4 million, or 14%, for the three months ended March 31, 2017 compared to the same period in 2016, primarily due to a decrease in reimbursements paid to our Advisor for salaries and overhead allocated to us due to no acquisition activity during the three months ended March 31, 2017.

Advisory Fees
The decrease in advisory fees primarily resulted from the common stock redemptions pursuant to our self-tender offerings in 2016 and 2017. See Note 8 to our financial statements beginning on page F-1 of this Supplement for further discussion of all fees and reimbursements that we paid to our Advisor during the three months ended March 31, 2017 and 2016.
Impairment of Real Estate Property
We recorded $587,000 in impairment charges during the three months ended March 31, 2016, primarily due to (i) the net book value of certain properties exceeding the contract sales price less cost prior to disposition and (ii) additional capital expenditures and transaction costs incurred prior to the disposition. We did not record an impairment related to our real investment properties during the three months ended March 31, 2017. See Note 3 to our financial statements beginning on page F-1 of this Supplement for further discussion of impairment charges recorded during the three months ended March 31, 2016.
Other Income (Expenses)
Interest Expense
Interest expense decreased for the three months ended March 31, 2017, compared to the same period in 2016, primarily due to a decrease of the weighted average interest rate to 3.2% as of March 31, 2017 from 4.2% as of March 31, 2016. The following table further describes our interest expense by debt obligation, and includes amortization of deferred financing costs, amortization related to our derivatives, and amortization of discounts and premiums for the three months ended March 31, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended March 31,
Debt Obligation	2017	2016
Mortgage notes	$3,627	$6,846
Unsecured borrowings	6,021	4,115
Financing obligations	36	—
Total interest expense	$9,684	$10,961
Gain on Extinguishment of Debt and Financing Commitments
During the three months ended March 31, 2016, we had a gain of approximately $5.1 million on extinguishment of debt and financing commitments. The gain in 2016 resulted from the extinguishment of a $5.1 million contingently payable mortgage note that was not ultimately required to be repaid. There was no comparable transaction in 2017.
Gain on Sale of Real Property
During the three months ended March 31, 2016, we had a gain of approximately $41.4 million related to disposition of three office properties, however, we did not dispose of any properties during the three months ended March 31, 2017. For a detailed discussion of the real properties we disposed of during the three months ended March 31, 2016, see Note 3 to our financial statements beginning on page F-1 of this Supplement.
How We Measure Our Operating Performance
Funds From Operations
FFO Definition (“FFO”)
We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expense. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that consists of net income (loss), calculated in accordance with GAAP, plus real estate-related depreciation and amortization and impairment of depreciable real estate, less gains (or losses) from dispositions of real estate held for investment purposes.

The following table presents a reconciliation of FFO to net income for the three months ended March 31, 2017 and 2016 (amounts in thousands, except per share information):

	For the Three Months Ended March 31,
	2017	2016
Reconciliation of net earnings to FFO:
Net income attributable to common stockholders	$1,661	$43,782
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	17,936	19,835
Gain on disposition of real property	—	(41,400)
Impairment of real estate property	—	587
Noncontrolling interests’ share of net income	166	4,456
Noncontrolling interests’ share of FFO	(1,527)	(3,080)
FFO attributable to common shares-basic	18,236	24,180
FFO attributable to dilutive OP Units	1,463	1,878
FFO attributable to common shares-diluted	$19,699	$26,058
FFO per share-basic and diluted	$0.12	$0.15
Weighted average number of shares outstanding
Basic	149,891	163,954
Diluted	161,919	176,690

Limitations of FFO

FFO is presented herein as a supplemental financial measure and has inherent limitations. We do not use FFO as, nor should it be considered to be, an alternative to net income (loss) computed under GAAP as an indicator of our operating performance, or as an alternative to cash from operating activities computed under GAAP, or as an indicator of liquidity or our ability to fund our short or long-term cash requirements, including distributions to stockholders. Management uses FFO as an indication of our future operating performance and as a guide to making decisions about future investments. Our FFO calculation does not present, nor do we intend it to present, a complete picture of our financial condition and operating performance. We caution investors against using FFO to determine a price to earnings ratio or yield relative to our NAV. We believe that net income (loss) computed under GAAP remains the primary measure of performance and that FFO is only meaningful when used in conjunction with net income (loss) computed under GAAP. Further, we believe that our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and operating performance.

Further, FFO is not comparable to the performance measure established by the Investment Program Association (the “IPA”), referred to as “modified funds from operations,” or “MFFO,” as MFFO makes further adjustments including certain mark-to-market items and adjustments for the effects of straight-line rent. As such, FFO may not be comparable to the MFFO of non-listed REITs that disclose MFFO in accordance with the IPA standard.
Liquidity and Capital Resources
Liquidity Outlook
We believe our existing cash balance, our available credit under our revolving credit facilities, cash from operations, additional proceeds from our public offerings, proceeds from the sale of existing investments, and prospective debt or equity issuances will be sufficient to meet our liquidity and capital needs for the foreseeable future, including the next 12 months. Our capital requirements over the next 12 months are anticipated to include, but are not limited to, operating expenses, distribution payments, debt service payments, including debt maturities of approximately $52.1 million, redemption payments, issuer tender offers,and acquisitions of real property and debt-related investments. Borrowings that are subject to extension options are also subject to certain lender covenants and restrictions that we must meet to extend the initial maturity date. We currently believe that we will qualify for these extension options. However, we cannot guarantee that we will meet the requirements to extend the notes upon initial maturity. In the event that we do not qualify to extend the notes, we expect to repay them with proceeds from new borrowings or available proceeds from our revolving credit facility.
In order to maintain a reasonable level of liquidity for redemptions of Class A, Class W and Class I shares pursuant to our Second Amended and Restated Class A, W and I Share Redemption Program (the “Class AWI SRP”), we intend to generally maintain under normal circumstances the following aggregate allocation to sources of liquidity, which include liquid assets and capacity under our borrowing facilities: (1) 10% of the aggregate NAV of our outstanding Class A, Class W and Class I shares up to $1 billion of collective Class A, Class W and Class I share NAV, and (2) 5% of the aggregate NAV of our outstanding Class A, Class W and Class I shares in excess of $1 billion of collective Class A, Class W and Class I share NAV. However, as set forth in the Class AWI SRP, no assurance can be given that we will maintain this allocation to liquid assets. Our board of directors has the right to modify, suspend or terminate our Class AWI SRP if it deems such action to be in the best interest of our stockholders. As of March 31, 2017, the aggregate NAV of our outstanding Class A, Class W and Class I shares was approximately $290.7 million.
We calculate our leverage for reporting purposes as the outstanding principal balance of our total borrowings divided by the fair value of our real property and debt-related investments. Based on this methodology, our leverage was 47.7% as of March 31, 2017.  There are other methods of calculating our overall leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. Our leverage, as calculated under our corporate borrowing covenants, was 50.8% as of March 31, 2017.
As of March 31, 2017, we had approximately $10.9 million of cash and cash equivalents compared to $13.9 million as of December 31, 2016. The following discussion summarizes the sources and uses of our cash during the three months ended March 31, 2017.
Operating Activities
Net cash provided by operating activities increased by approximately $2.1 million to approximately $17.3 million for the three months ended March 31, 2017 from approximately $15.2 million for the same period in 2016. The increase is primarily due to (i) favorable changes in working capital resulting from the timing of property tax payments and (ii) a decrease in interest payments on borrowings, partially offset by a decrease in NOI as discussed previously under "Our Operating Results".
Lease Expirations
Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our operating portfolio was approximately 87.8% leased as of March 31, 2017, compared to approximately 90.2% as of March 31, 2016. Our properties are generally leased to tenants for terms ranging from three to ten years. As of March 31, 2017, the weighted average remaining term of our leases was approximately 4.3 years, based on annualized base rent, and 4.6 years, based on leased square footage.

The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of March 31, 2017 and assuming no exercise of lease renewal options (dollar amounts and square footage amounts in thousands, except footnoted information):

	Lease Expirations
Year (1)	Number of Leases Expiring	Annualized Base Rent (2)%		Square Feet	%
2017 (3)	69	$16,787	11.0%	549	7.0%
2018	117	12,685	8.3%	536	6.8%
2019	111	25,348	16.6%	1,286	16.3%
2020	118	24,836	16.3%	1,231	15.6%
2021	66	17,451	11.4%	1,560	19.8%
2022	55	12,356	8.1%	679	8.6%
2023	36	16,988	11.1%	665	8.4%
2024	26	5,337	3.5%	335	4.3%
2025	18	4,190	2.7%	206	2.6%
2026	17	3,224	2.1%	182	2.3%
Thereafter	29	13,599	8.9%	652	8.3%
Total	662	$152,801	100.0%	7,881	100.0%

(1)
The lease expiration year does not include the consideration of any renewal or extension options. Also, the lease expiration year is based on noncancellable lease terms and does not extend beyond any early termination rights that the tenant may have under the lease.

(2)	Annualized base rent represents the annualized monthly base rent of leases executed as of March 31, 2017.

(3)
Represents the number of leases expiring and annualized base rent for the remainder of 2017. Includes 8 leases with annualized base rent of approximately $88,000 that are on a month-to-month basis. In January 2017, our lease with Sybase Inc. ("Sybase"), our second largest tenant as of December 31, 2016 based upon annualized base rent, was terminated and is no longer included in the above table.

Our most significant lease is Schwab which leases 100% of 3 Second Street. The Schwab lease will expire September 2017 and we do not expect the lease to be renewed or extended. The Schwab lease comprises $23.5 million, or 15.3%, of our total annualized base rent as of March 31, 2017 and $4.0 million, or 11.5%, of our total NOI for the three months ended March 31, 2017. As of March 31, 2017, the Schwab lease comprises 6.6% of our total portfolio when measured in square feet.
However, 3 Second Street is 100% subleased to 25 tenants through September 2017 and furthermore nine of these subleases comprising 353,000 square feet or 60% of 3 Second Street, have executed leases directly with us that effectively extend their leases beyond the Schwab lease expiration. These direct leases will expire between September 2020 and September 2032. As a result, the above lease expiration table includes these direct leases in the years in which the leases will expire, as opposed to reflecting the full impact of the lease expiration of the current in-place lease with Schwab in 2017.
When the Schwab lease expires we may be forced to offer concessions in order to attract new tenants. In addition, we may be required to expend substantial funds to construct new tenant improvements in the vacated space and incur leasing costs. As a result, and until this property is released, we would expect the expiration of the Schwab lease to negatively impact our operating results and cash flows.
During the three months ended March 31, 2017, we signed new leases for approximately 193,000 square feet and renewal leases for approximately 166,000 square feet. Tenant improvements and leasing commissions related to these leases were approximately $813,000 and $517,000, respectively, or $2.27 and $1.44 per square foot, respectively. Of the leases, approximately 274,000 square feet were considered comparable leases, with average straight line rent growth of 16.9%, and tenant improvements and incentives of approximately $2.59 per square foot. Comparable leases comprise leases for which prior leases were in place for the same suite within twelve months of executing a new lease. Comparable leases must have terms of at least six months and the square footage of the suite occupied by the prior tenant cannot be more or less than 50% different from the size of the new lease's suite.
Investing Activities
We had net cash used in investing activities of approximately $4.1 million for the three months ended March 31, 2017 compared to net cash provided by investing activities of approximately $168.5 million for the same period in 2016. The $172.6 million change is primarily due to a $176.0 million decrease in proceeds from disposition of real properties, partially offset by a $3.0 million decrease in capital expenditures.
Financing Activities
Net cash used in financing activities decreased approximately $171.6 million to approximately $16.2 million for the three months ended March 31, 2017 from $187.8 million for the same period in 2016. The decrease is primarily due to a $185.2 million increase in cash received from net borrowing activities, partially offset by (i) a $10.6 million increase in cash paid for redemption of common shares primarily due to the repurchase of our common shares pursuant to a self-tender offer and (ii) a $4.0 million decrease in proceeds from the sale of our common shares.
During the three months ended March 31, 2017 and 2016, we raised approximately $7.6 million and $10.1 million in proceeds from the sale of Class A, W, and I shares, respectively, including approximately $1.8 million and $1.3 million under the distribution reinvestment plan, respectively. We have offered and will continue to offer Class E shares of common stock through the Class E DRIP Offering. The amount raised under the Class E DRIP Offering decreased by approximately $0.4 million to approximately $3.4 million for the three months ended March 31, 2017, from approximately $3.8 million for the same period in 2016.
Debt Maturities
Four of our borrowings with an aggregate outstanding balance as of March 31, 2017 of approximately $329.8 million have maturities before January 1, 2019; however, one of these borrowings with an aggregate outstanding balance as of March 31, 2017 of approximately $275.0 million, is subject to two one-year extension options. For additional information on our upcoming debt maturities, see Note 4 to our financial statements included in “Item 1. Financial Statements” of this Quarterly Report on Form 10-Q.
Distributions
To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs.
The following table sets forth the amounts and sources of distributions declared for the three months ended March 31, 2017 and 2016 (dollar amounts in thousands, except footnoted information):

	For the Three Months Ended
Distributions:	March 31, 2017	% of Total Distributions	March 31, 2016	% of Total Distributions
Common stock distributions paid in cash	$8,289	56.7%	$9,556	59.8%
Other cash distributions (1)	1,250	8.6%	1,314	8.2%
Total cash distributions	$9,539	65.3%	$10,870	68.1%
Common stock distributions reinvested in common shares	5,076	34.7%	5,099	31.9%
Total distributions	$14,615	100.0%	$15,969	100.0%
Sources of distributions:
Cash flow from operations (2)	$17,306	118.4%	$15,214	95.3%
Financial performance metric:
NAREIT-defined FFO (3)	$19,699	134.8%	$26,058	163.2%

(1)
Other cash distributions include (i) distributions declared for OP Units for the respective period, (ii) regular distributions made during the period to our joint venture partners that are noncontrolling interest holders, which exclude distributions of disposition proceeds related to properties sold by the joint ventures, (iii) dealer manager and distribution fees we pay to our dealer manager with respect to the Class A, Class W and Class I shares, and (iv) dividend equivalents declared during the period to the unvested restricted stock units granted by the Company to our Advisor.

(2)
Expenses associated with the acquisition of real property are recorded to earnings and as a deduction to our cash from operations. We did not incur any acquisition-related expenses for the three months ended March 31, 2017. We incurred acquisition-related expenses of approximately $51,000 for the three months ended March 31, 2016.

(3)
NAREIT-defined FFO is an operating metric and should not be used as a liquidity measure. However, management believes the relationship between NAREIT-defined FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. The definition of NAREIT-defined FFO, a reconciliation to GAAP net income (loss), and a discussion of NAREIT-defined FFO’s inherent limitations are provided above in “– How We Measure Our Operating Performance.”

Redemptions
Below is a summary of Class E common stock repurchases pursuant to our self-tender offers and repurchases pursuant to our Class E Share Redemption Program (the “Class E SRP”) for each of the last four quarterly periods (number of shares in thousands).

For the Quarter Ended:	Number of Class E Shares Requested for Redemption or Purchase	Number of Class E Shares Redeemed or Purchased	Percentage of Class E Shares Requested for Redemption Redeemed or for Purchase Purchased	Price Paid per Share
June 30, 2016
Class E SRP – Death or Disability Redemptions	537	537	100.0%	$7.37
Self-Tender Offer Purchases (1)	13,896	6,770	48.7%	7.31
Total / Average	14,433	7,307	50.6%	7.31
September 30, 2016
Class E SRP – Death or Disability Redemptions	466	466	100%	7.40
Self-Tender Offer Purchases (1)	10,897	6,606	60.6%	7.35
Total / Average	11,363	7,072	62.2%	7.35
December 31, 2016
Class E SRP – Death or Disability Redemptions	360	360	100%	7.48
Self-Tender Offer Purchases (1)	7,697	7,697	100%	7.44
Total / Average	8,057	8,057	100%	7.44
March 31, 2017
Class E SRP – Death or Disability Redemptions	249	249	100%	7.56
Self-Tender Offer Purchases (1)	5,685	5,685	100%	7.51
Total / Average	5,934	5,934	100%	7.51
Average	9,947	7,093	71.3%	$7.40

(1)	Amounts represent Class E shares purchased pursuant to self-tender offers, which we completed on June 14, 2016, September 13, 2016, December 9, 2016, and March 10, 2017.
Additionally, during the first quarter of 2017, we satisfied 100% of redemption requests received pursuant to our Class AWI SRP; Below is a summary of common stock redemptions pursuant to the AWI SRP for the first quarter of 2017 (amounts in thousands except per share and percentage data).

For the Quarter Ended:	Aggregate Number of A, W and I Shares Requested for Redemption	Aggregate Number of A, W and I Shares Redeemed	Percentage of A, W and I Shares Requested for Redemption Redeemed	Average Price Paid per Share
March 31, 2017	414	414	100.0%	$7.55
Subsequent Events
The following occurred subsequent to March 31, 2017.

Repayment of a Mortgage Note
Subsequent to March 31, 2017, we repaid one mortgage note borrowing in full prior to its scheduled maturity within the open prepayment period using proceeds from our revolving credit facility. Our “Wareham” mortgage note had a balance of approximately $24.4 million as of March 31, 2017, with an interest rate of 6.13% and a maturity date of August 8, 2017. This mortgage note was secured by a grocery-anchored retail property in the Greater Boston market.

CERTAIN HISTORICAL NAV INFORMATION
Certain Historical NAV Information
The following table shows our NAV per share at the end of each quarter since we commenced calculating our daily NAV on July 12, 2012.

Date	Class E	Class A	Class W	Class I
September 30, 2012	$6.64	$6.64	$6.64	$6.64
December 31, 2012	$6.70	$6.70	$6.70	$6.70
March 31, 2013	$6.79	$6.79	$6.79	$6.79
June 30, 2013	$6.83	$6.83	$6.83	$6.83
September 30, 2013	$6.87	$6.87	$6.87	$6.87
December 31, 2013	$6.93	$6.93	$6.93	$6.93
March 31, 2014	$6.96	$6.96	$6.96	$6.96
June 30, 2014	$7.00	$7.00	$7.00	$7.00
September 30, 2014	$7.09	$7.09	$7.09	$7.09
December 31, 2014	$7.16	$7.16	$7.16	$7.16
March 31, 2015	$7.31	$7.31	$7.31	$7.31
June 30, 2015	$7.38	$7.38	$7.38	$7.38
September 30, 2015	$7.42	$7.42	$7.42	$7.42
December 31, 2015	$7.47	$7.47	$7.47	$7.47
March 31, 2016	$7.36	$7.36	$7.36	$7.36
June 30, 2016	$7.37	$7.37	$7.37	$7.37
September 30, 2016	$7.48	$7.48	$7.48	$7.48
December 31, 2016	$7.57	$7.57	$7.57	$7.57
March 31, 2017	$7.52	$7.52	$7.52	$7.52
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from April 1 through April 30, 2017:

Date	Class E	Class A	Class W	Class I
April 3, 2017	$7.52	$7.52	$7.52	$7.52
April 4, 2017	$7.52	$7.52	$7.52	$7.52
April 5, 2017	$7.52	$7.52	$7.52	$7.52
April 6, 2017	$7.52	$7.52	$7.52	$7.52
April 7, 2017	$7.52	$7.52	$7.52	$7.52
April 10, 2017	$7.52	$7.52	$7.52	$7.52
April 11, 2017	$7.52	$7.52	$7.52	$7.52
April 12, 2017	$7.51	$7.51	$7.51	$7.51
April 13, 2017	$7.51	$7.51	$7.51	$7.51
April 17, 2017	$7.51	$7.51	$7.51	$7.51
April 18, 2017	$7.51	$7.51	$7.51	$7.51
April 19, 2017	$7.50	$7.50	$7.50	$7.50
April 20, 2017	$7.50	$7.50	$7.50	$7.50
April 21, 2017	$7.50	$7.50	$7.50	$7.50
April 24, 2017	$7.50	$7.50	$7.50	$7.50
April 25, 2017	$7.50	$7.50	$7.50	$7.50
April 26, 2017	$7.52	$7.52	$7.52	$7.52
April 27, 2017	$7.52	$7.52	$7.52	$7.52
April 28, 2017	$7.52	$7.52	$7.52	$7.52
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the adverse effect on the value of assets and liabilities that results from a change in the applicable market resulting from a variety of factors such as perceived risk, interest rate changes, inflation and overall general economic changes. Accordingly, we manage our market risk by matching projected cash inflows from operating, investing and financing activities with projected cash outflows for debt service, acquisitions, capital expenditures, distributions to stockholders and unit holders, and other cash requirements. Our outstanding borrowings are directly impacted by changes in market conditions. This impact is largely mitigated by the fact that the majority of our outstanding borrowings have fixed interest rates, which minimize our exposure to the risk that fluctuating interest rates may pose to our operating results and liquidity.
As of March 31, 2017, the fair value of our fixed-rate borrowings was $182.8 million and the carrying value of our fixed-rate borrowings was $180.0 million . The fair value estimate of our fixed-rate borrowings was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated as of March 31, 2017. As we expect to hold our fixed-rate borrowings to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed-rate borrowings, would have a significant impact on our operations.
As of March 31, 2017, we had approximately $552.5 million of unhedged floating-rate borrowings outstanding indexed to LIBOR rates. If the one-month LIBOR were to increase 10%, we estimate that our quarterly interest expense would increase by approximately $136,000 based on our outstanding floating-rate debt as of March 31, 2017.
We may seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on loans secured by our assets. We maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income (loss) and funds from operations from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes. During the three months ended March 31, 2017, we recorded an increase in our net asset value of approximately $1.6 million as a result of changes in the value of our derivatives. Changes in the interest rate yield curve directly impact the value of our derivatives and, as capital market expectations of future interest rates have declined, so have the value of our derivatives.
EXPERTS
The statements included in this Supplement under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value Calculation," relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions, have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
In this Supplement, we “incorporate by reference” certain information we filed with the Commission, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 3, 2017;

•	our Definitive Proxy Statement on Schedule 14A;

•	our Current Report on Form 8-K, filed on January 3, 2017;

•	our Current Report on Form 8-K, filed on January 13, 2017;

•	our Current Report on Form 8-K, filed on February 1, 2017; and

•	our Current Report on Form 8-K, filed on March 1, 2017.
The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the Commission through the Commission’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.dividendcapitaldiversified.com:
Dividend Capital Diversified Property Fund Inc.
Investor Relations
518 17th Street, Suite 1700
Denver, Colorado 80202
Telephone: (303) 228-2200

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and footnoted information)

	As of
	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Investments in real property	$2,207,409	$2,204,322
Accumulated depreciation and amortization	(511,532)	(492,911)
Total net investments in real property	1,695,877	1,711,411
Debt-related investments, net	15,076	15,209
Total net investments	1,710,953	1,726,620
Cash and cash equivalents	10,894	13,864
Restricted cash	8,765	7,282
Other assets, net	36,947	35,962
Total Assets	$1,767,559	$1,783,728
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses (1)	$30,533	$34,085
Mortgage notes	357,565	342,247
Unsecured borrowings	730,880	706,554
Intangible lease liabilities, net	58,119	59,545
Other liabilities	32,102	33,206
Total Liabilities	1,209,199	1,175,637
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 145,774,157 and 150,636,393 shares issued and outstanding, as of March 31, 2017 and December 31, 2016, respectively (2)	1,458	1,506
Additional paid-in capital	1,324,200	1,361,638
Distributions in excess of earnings	(851,636)	(839,896)
Accumulated other comprehensive loss	(4,926)	(6,905)
Total stockholders’ equity	469,096	516,343
Noncontrolling interests	89,264	91,748
Total Equity	558,360	608,091
Total Liabilities and Equity	$1,767,559	$1,783,728

(1)
Includes approximately $1.9 million and $3.6 million that we owed to Dividend Capital Total Advisors LLC (our "Advisor") and affiliates of our Advisor for services and reimbursement of certain expenses as of March 31, 2017 and December 31, 2016, respectively.

(2)	See Note 7 for the number of shares outstanding of each class of common stock as of March 31, 2017 and December 31, 2016.

The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share and footnoted information)

	For the Three Months Ended March 31,
	2017	2016
REVENUE:
Rental revenue	$52,508	$55,544
Debt-related income	231	238
Total Revenue	52,739	55,782
EXPENSES:
Rental expense	17,443	16,318
Real estate depreciation and amortization expense	17,936	19,835
General and administrative expenses (1)	2,250	2,621
Advisory fees, related party	3,490	3,765
Acquisition-related expenses	—	51
Impairment of real estate property (2)	—	587
Total Operating Expenses	41,119	43,177
Other Income (Expenses):
Interest and other (expense) income	(109)	58
Interest expense	(9,684)	(10,961)
Gain on extinguishment of debt and financing commitments	—	5,136
Gain on sale of real property (3)	—	41,400
Net Income	1,827	48,238
Net income attributable to noncontrolling interests	(166)	(4,456)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,661	$43,782
NET INCOME PER BASIC AND DILUTED COMMON SHARE	$0.01	$0.27
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	149,891	163,954
Diluted	161,919	176,690
Distributions declared per common share	$0.0891	$0.0894

(1)	Includes approximately $1.7 million and $1.9 million of reimbursable expenses incurred by our Advisor and its affiliates during the three months ended March 31, 2017 and 2016, respectively.

(2)
Includes approximately $79,000 paid to our Advisor for advisory fees associated with the disposition of real properties during the three months ended March 31, 2016. There were no dispositions during the three months ended March 31, 2017.

(3)
Includes approximately $1.8 million paid to our Advisor for advisory fees associated with the disposition of real properties during the three months ended March 31, 2016. There were no dispositions during the three months ended March 31, 2017.

The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands)

	For the Three Months Ended March 31,
	2017	2016
Net Income	$1,827	$48,238
Other Comprehensive Income (Loss):
Change in value of cash flow hedging derivatives	2,089	(9,078)
Comprehensive income	3,916	39,160
Comprehensive income attributable to noncontrolling interests	(276)	(3,793)
COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,640	$35,367

The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENT OF EQUITY
(Unaudited)
(In thousands)

	Stockholders’ Equity
					Accumulated
			Additional	Distributions	Other
	Common Stock		Paid-in	in Excess of	Comprehensive	Noncontrolling	Total
	Shares	Amount	Capital	Earnings	(Loss) Income	Interests	Equity
Balances, December 31, 2016	150,636	$1,506	$1,361,638	$(839,896)	$(6,905)	$91,748	$608,091
Comprehensive income (loss):
Net income	—	—	—	1,661	—	166	1,827
Unrealized change in value of cash flow hedging derivatives	—	—	—	—	1,979	110	2,089
Common stock:
Issuance of common stock, net of offering costs	1,453	15	10,002	—	—	—	10,017
Issuance of common stock, stock-based compensation plans	32	—	245	—	—	—	245
Redemptions of common stock	(6,347)	(63)	(47,749)	—	—	—	(47,812)
Amortization of stock-based compensation	—	—	211	—	—	—	211
Distributions declared on common stock	—	—	—	(13,365)	—	—	(13,365)
Distributions on unvested Advisor RSUs	—	—	—	(36)	—	—	(36)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	106	106
Distributions declared to noncontrolling interests	—	—	—	—	—	(1,118)	(1,118)
Redemptions of noncontrolling interests	—	—	(147)	—	—	(1,748)	(1,895)
Balances, March 31, 2017	145,774	$1,458	$1,324,200	$(851,636)	$(4,926)	$89,264	$558,360
The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months Ended March 31,
	2017	2016
OPERATING ACTIVITIES:
Net income	$1,827	$48,238
Adjustments to reconcile net income to net cash provided by operating activities:
Real estate depreciation and amortization expense	17,936	19,835
Gain on disposition of real property	—	(41,400)
Impairment of real estate property	—	587
Gain on extinguishment of debt and financing commitments	—	(5,136)
Other adjustments to reconcile net income to net cash provided by operating activities	1,839	1,468
Changes in operating assets and liabilities	(4,296)	(8,378)
Net cash provided by operating activities	17,306	15,214
INVESTING ACTIVITIES:
Capital expenditures in real property	(4,227)	(7,258)
Proceeds from disposition of real property	—	175,965
Principal collections on debt-related investments	122	114
Other investing activities	(9)	(351)
Net cash (used in) provided by investing activities	(4,114)	168,470
FINANCING ACTIVITIES:
Mortgage note proceeds	126,907	—
Mortgage note principal repayments	(110,407)	(59,733)
Net proceeds from (repayments of) revolving line of credit borrowings	24,000	(85,000)
Redemption of common shares	(47,752)	(37,144)
Distributions on common stock	(8,706)	(9,786)
Proceeds from sale of common stock	4,721	8,687
Offering costs for issuance of common stock	(1,206)	(970)
Distributions to noncontrolling interest holders	(1,138)	(2,684)
Redemption of OP Unit holder interests	(993)	(1,124)
Other financing activities	(1,588)	(24)
Net cash used in financing activities	(16,162)	(187,778)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,970)	(4,094)
CASH AND CASH EQUIVALENTS, beginning of period	13,864	15,769
CASH AND CASH EQUIVALENTS, end of period	$10,894	$11,675
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$8,821	$10,851
Supplemental Disclosure of Noncash Investing and Financing Activities:
Common stock issued pursuant to the distribution reinvestment plan	$5,138	$5,094
Non-cash disposition of real property *	$—	$7,830

*	Represents the amount of sales proceeds from the disposition of real property that we did not receive or pay in cash, primarily due to the repayment of related borrowings by the purchaser at closing.
The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2017
(Unaudited)

1. ORGANIZATION
Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments. As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Diversified Property Fund Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.
We operate in such a manner so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, and we utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through our operating partnership, Dividend Capital Total Realty Operating Partnership, L.P. (our “Operating Partnership”).
We are the sole general partner of our Operating Partnership. In addition, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for partnership units (“OP Units”) representing our interest as a limited partner of our Operating Partnership. Our Operating Partnership qualifies as a variable interest entity for accounting purposes and substantially all of the assets of the Company are held by our Operating Partnership, which, subject to certain Operating Partnership and subsidiary level financing restrictions, can be used to settle its obligations. Creditors of certain liabilities of our Operating Partnership have recourse to the Company. Under our Operating Partnership, we have variable interest entities that are joint ventures in which we have real estate investments. The accompanying condensed consolidated balance sheets included approximately $15.0 million and $48.2 million, after accumulated depreciation and amortization, in net investments in real property in these consolidated variable interest entities as of March 31, 2017 and December 31, 2016, respectively.
As of March 31, 2017 and December 31, 2016, we owned approximately 92.4% and 92.6%, respectively, of the limited partnership interests in our Operating Partnership, and the remaining limited partnership interests in our Operating Partnership were owned by third-party investors. Our Operating Partnership has classes of OP Units that correspond to our four classes of common stock: Class E OP Units, Class A OP Units, Class W OP Units, and Class I OP Units. As of March 31, 2017 and December 31, 2016, our Operating Partnership had issued and outstanding approximately 11.9 million and 12.0 million Class E OP Units held by third party investors, respectively, which represent limited partnership interests issued in connection with its private placement offerings. As of March 31, 2017 and December 31, 2016, such Class E OP Units had a maximum approximate redemption value of $89.7 million and $91.2 million, respectively, based on the most recent selling price of our common stock pursuant to our primary offering.
Our Advisor, a related party, manages our day-to-day activities under the terms and conditions of an advisory agreement (as amended from time to time, the “Advisory Agreement”). Our Advisor and its affiliates receive various forms of compensation, reimbursements and fees for services relating to the investment and management of our real estate assets.
On July 12, 2012, the Securities and Exchange Commission (the “Commission”) declared effective our Registration Statement on Form S-11 (Registration Number 333-175989) (as amended, the “Prior Registration Statement”). The Prior Registration Statement applied to the offer and sale (the “Prior Offering”) of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares were expected to be offered to the public in a primary offering and $750,000,000 of shares were expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In the Prior Offering, we offered to the public three classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. On September 15, 2015, we terminated the Prior Offering. Through September 15, 2015, the date our Prior Offering terminated, we had raised gross proceeds of approximately $183.0 million from the sale of approximately 25.8 million shares in the Prior Offering, including approximately $3.4 million through our distribution reinvestment plan.
On September 16, 2015, the Commission declared effective our Registration Statement on Form S-11 (Registration Number 333-197767) (the “Follow-On Registration Statement”). The Follow-On Registration Statement applies to the Company’s follow-on “best efforts” offering of up to $1,000,000,000 of the Company’s Class A, Class I and Class W shares of common stock, of which $750,000,000 of shares are expected to be offered to the public in a primary offering and $250,000,000 of shares are expected to be offered to stockholders of the Company pursuant to its distribution reinvestment plan (subject to the Company’s right to reallocate such amounts) (the “Follow-On Offering”). As of March 31, 2017, we had raised gross proceeds of approximately $117.6 million from the sale of approximately 15.8 million shares in the Follow-On Offering.
We currently are offering to sell any combination of Class A shares, Class W shares and Class I shares with a dollar value up to the maximum offering amount pursuant to the Follow-On Offering. We also sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636). In the event of a liquidation event, our assets, or the proceeds therefrom, will be distributed ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Other than differing allocable fees and liquidation rights, Class E shares, Class A shares, Class W shares, and Class I shares have identical rights and privileges.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Interim Financial Statements
The accompanying interim condensed consolidated financial statements (herein referred to as “financial statements,” “balance sheets,” “statements of income,” “statements of comprehensive income,” “statement of equity,” or “statements of cash flows”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the Commission's instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, these financial statements do not include all the information and disclosure required by GAAP for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. Interim results are not necessarily indicative of operating results for a full year. The unaudited information included in this Quarterly Report on Form 10-Q should be read in conjunction with our audited financial statements and notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 3, 2017. There have been no significant changes to the Company’s significant accounting policies during the three months ended March 31, 2017 other than the updates described below.
New Accounting Pronouncements
In February 2017, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2017-05, Other Income- Gain and Losses from Derecognition of Nonfinancial Assets (Topic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets ("ASU 2017-05"), which clarifies that a financial asset is within the scope of ASU 2017-05 if it is deemed an "in substance nonfinancial asset." Additionally, ASU 2017-05 adds guidance for partial sales of nonfinancial assets. The guidance will be effective for annual reporting periods beginning after December 15, 2017, and will require full or modified retrospective application. Early adoption is permitted for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. We plan to adopt ASU 2017-05 at the same time we adopt Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) when the standard becomes effective for us beginning January 1, 2018 and have not determined whether the full or modified retrospective application will be applied. We do not anticipate the adoption will have a significant impact on our financial statements.
Newly Adopted Accounting Pronouncements
In January 2017, the FASB issued Accounting Standards Update 2017-01 ("ASU 2017-01"), which clarifies the definition of a business in order to provide additional guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Earlier adoption is permitted. The guidance in ASU 2017-01 should be adopted on a prospective basis. We adopted ASU 2017-01 as of January 1, 2017 and anticipate that future acquisitions of real property will likely be accounted for as asset acquisitions rather than business combinations. Among other things, accounting for an asset acquisition requires capitalization of acquisition costs as a component of the acquired assets whereas accounting for business combinations requires acquisition costs to be expensed. Additionally, goodwill is not recognized and contingent consideration is recorded when probable and reasonably estimable under accounting for asset acquisitions.

3. INVESTMENTS IN REAL PROPERTY
Currently, our consolidated investments in real property consist of investments in office, industrial and retail properties. The following tables summarize our consolidated investments in real property as of March 31, 2017 and December 31, 2016 (amounts in thousands):

Real Property	Land	Building and Improvements	Intangible Lease Assets	Total Investment Amount	Intangible Lease Liabilities	Net Investment Amount
As of March 31, 2017:
Office	$171,176	$703,921	$235,961	$1,111,058	$(15,014)	$1,096,044
Industrial	8,821	64,004	16,308	89,133	(343)	88,790
Retail	293,973	600,222	113,023	1,007,218	(75,515)	931,703
Total gross book value	473,970	1,368,147	365,292	2,207,409	(90,872)	2,116,537
Accumulated depreciation/amortization	—	(225,774)	(285,758)	(511,532)	32,753	(478,779)
Total net book value	$473,970	$1,142,373	$79,534	$1,695,877	$(58,119)	$1,637,758
As of December 31, 2016:
Office	$171,176	$701,859	$236,143	$1,109,178	$(15,121)	$1,094,057
Industrial	8,821	63,999	16,308	89,128	(344)	88,784
Retail	293,973	599,020	113,023	1,006,016	(75,515)	930,501
Total gross book value	473,970	1,364,878	365,474	2,204,322	(90,980)	2,113,342
Accumulated depreciation/amortization	—	(215,858)	(277,053)	(492,911)	31,435	(461,476)
Total net book value	$473,970	$1,149,020	$88,421	$1,711,411	$(59,545)	$1,651,866
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Dispositions
We had no dispositions during the three months ended March 31, 2017. During the three months ended March 31, 2016, we disposed of the following properties (dollar amounts and square footage in thousands):໿

Property Type	Market	Ownership	Net Rentable Square Feet	Percentage Leased	Disposition Date	Contract Sales Price	Gain on Sale
For the three months ended March 31, 2016
Office	Washington, DC	100%	574	100%	2/18/2016	$158,400	$41,241
Office	Chicago, IL	80%	107	66%	3/1/2016	9,850	—
Office	Chicago, IL	80%	199	81%	3/1/2016	18,000	159
Total/ Weighted Average			880	92%		$186,250	$41,400

Real Property Impairment
During the three months ended March 31, 2017, we did not record an impairment related to our real investment properties.
During the three months ended March 31, 2016, we recorded a $587,000 impairment charge related to a consolidated office property located in the Chicago, IL market ("40 Boulevard"), which we acquired in January 2007 and we held through a joint venture in which we were not the managing partner. We held an 80% ownership interest in 40 Boulevard. We sold 40 Boulevard in March 2016. Prior to the disposition, the net book value of 40 Boulevard exceeded the contract sales price less the cost to sell by approximately $587,000. Accordingly, we recorded an impairment charge to reduce the net book value of 40 Boulevard to our estimate of its fair value less the cost to sell.
The fair value measurement for the impairment charges related to 40 Boulevard was based on the contract sales price less selling costs. We considered the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, the investment falls under the Level 3 category of the fair value hierarchy as defined in ASC Topic 820, Fair Value Measurements and Disclosures ("ASC Topic 820").
In the calculation of our daily NAV, our real estate assets are carried at fair value using valuation methodologies consistent with ASC Topic 820. As a result, the timing of valuation changes recorded in our NAV will not necessarily be the same as for impairment charges recorded to our consolidated financial statements prepared pursuant to GAAP. Since we determine our NAV daily, impairment charges pursuant to GAAP will likely always be delayed and potentially significantly delayed compared to the change in fair value of our properties included in the calculation of our daily NAV.
Rental Revenue
The following table summarizes the adjustments to rental revenue related to the amortization of above-market lease assets, below-market lease liabilities, and straight-line rental adjustments for the three months ended March 31, 2017 and 2016. In addition, the following table summarizes tenant recovery income received from tenants for real estate taxes, insurance and other property operating expenses and recognized as rental revenue (amounts in thousands):

	Three Months Ended March 31,
	2017	2016
Straight-line rent adjustments	$(117)	$(240)
Above-market lease assets	(866)	(1,267)
Below-market lease liabilities	1,425	1,535
Total increase to rental revenue	$442	$28
Tenant recovery income (1)	$11,053	$10,564

(1)
Tenant recovery income presented in this table excludes real estate taxes that were paid directly by our tenants that are subject to triple net lease contracts. Such payments totaled approximately $560,000 and $1.4 million during the three months ended March 31, 2017 and 2016, respectively.

Concentration of Credit Risk
The following is a summary of amounts related to the top five tenants based on annualized base rent, as of March 31, 2017 (dollar amounts and square feet in thousands):

Tenant	Locations	Industry	Annualized Base Rent (1)	% of Total Annualized Base Rent	Square Feet	% of Total Portfolio Square Feet
Charles Schwab & Co., Inc. (2)	2	Securities, Commodities, Fin. Inv./Rel. Activities	$23,645	15.5%	602	7.6%
Stop & Shop	14	Food and Beverage Stores	14,125	9.2%	853	10.8%
Novo Nordisk	1	Chemical Manufacturing	4,627	3.0%	167	2.1%
Seton Health Care	1	Hospitals	4,339	2.8%	156	2.0%
Shaw's Supermarket	4	Food and Beverage Stores	3,944	2.6%	240	3.0%
	22		$50,680	33.1%	2,018	25.5%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of March 31, 2017.

(2)
The amount presented for Charles Schwab & Co., Inc. ("Schwab") reflects the total annualized base rent for our two leases in place with Schwab as of March 31, 2017. One of these leases, which expires in September 2017, entails the lease of all 594,000 square feet of our 3 Second Street office property (defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources") and accounts for $23.5 million or 15.3% of our annualized base rent as of March 31, 2017. We do not expect Schwab to renew this lease. Schwab has subleased 100% of 3 Second Street to 25 sub-tenants through September 2017. We have executed leases directly with nine of these subtenants that comprise 353,000 square feet or 60% of 3 Second Street that effectively extend their leases beyond the Schwab lease expiration. These direct leases will expire between September 2020 and September 2032.

The top tenant in the table above comprises 15.5% of annualized base rent as of March 31, 2017. However, due to the near-term expiration of the Schwab lease at 3 Second Street, Schwab is no longer in the top 10 tenants based on future minimum rental revenue, comprising less than 2% of our total future minimum rental revenue as of March 31, 2017. Alternatively, based on future minimum rental revenue as of March 31, 2017, our top five tenants rank as follows: 1) Stop & Shop, 2) Mizuho Bank Ltd., 3) Shaw's Supermarket, 4) Novo Nordisk, and 5) Alliant Techsystems Inc.
Our properties in New Jersey, Massachusetts, California, and Texas accounted for approximately 20%, 20%, 14%, and 12% respectively, of our total gross investment in real property portfolio as of March 31, 2017. A deterioration of general economic or other relevant conditions, changes in governmental laws and regulations, acts of nature, demographics or other factors in any of those states or the geographical region in which they are located could result in the loss of tenants, a decrease in the demand for our properties and a decrease in our revenues from those markets, which in turn may have a disproportionate and material adverse effect on our results of operations and financial condition.
4. DEBT OBLIGATIONS
The following table describes our borrowings as of March 31, 2017 and December 31, 2016 (dollar amounts in thousands):

	Principal Balance as of		Weighted Average Stated Interest Rate as of		Gross Investment Amount Securing Borrowings as of (1)
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Fixed-rate mortgages (2)	$180,563	$290,970	4.6%	4.9%	$288,395	$462,954
Floating-rate mortgages (3)	179,500	52,500	2.9%	2.3%	301,744	70,485
Total secured borrowings	360,063	343,470	3.8%	4.5%	590,139	533,439
Line of credit (4)	260,000	236,000	2.5%	2.3%	N/A	N/A
Term loans (5)	475,000	475,000	3.2%	3.2%	N/A	N/A
Total unsecured borrowings	735,000	711,000	3.0%	2.9%	N/A	N/A
Total borrowings	$1,095,063	$1,054,470	3.2%	3.4%	N/A	N/A
Less: net debt issuance costs	(7,211)	(6,295)
Add: mark-to-market adjustment on assumed debt	593	626
Total borrowings (net basis)	$1,088,445	$1,048,801

(1)
“Gross Investment Amount” as used here and throughout this document represents the allocated gross basis of real property after certain adjustments. Gross Investment Amount for real property (i) includes the effect of intangible lease liabilities, (ii) excludes accumulated depreciation and amortization, and (iii) includes the impact of impairments.

(2)
Amount as of March 31, 2017 and December 31, 2016 includes a floating-rate mortgage note that was subject to an interest rate spread of 1.60% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 3.051% for the term of the borrowing.

(3)
As of March 31, 2017, our floating rate mortgage notes were subject to a weighted average interest rate spread of 2.07% over one-month LIBOR. As of December 31, 2016, our floating rate mortgage note was subject to an interest rate spread of 1.65% over one-month LIBOR.

(4)
As of March 31, 2017 and December 31, 2016, borrowings under our line of credit were subject to interest at a floating rate of 1.55% over one-month LIBOR. However, as of March 31, 2017, we have effectively fixed the interest rate of approximately $12.0 million of the total of $260.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 2.51%. As of December 31, 2016, we had effectively fixed the interest rate of approximately $12.1 million of the total of $236.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 2.28%.

(5)
As of March 31, 2017 and December 31, 2016, borrowings under our term loans were subject to interest at a weighted average floating rate of 1.60% over one-month LIBOR. However, we have effectively fixed the interest rate of approximately $350.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total term loans of 3.23% and 3.17% as of March 31, 2017 and December 31, 2016, respectively.

Mortgage Notes
As of March 31, 2017, seven mortgage notes were interest-only and four mortgage notes were fully amortizing with outstanding principal balances of approximately $333.3 million and $26.8 million, respectively. None of our mortgage notes are currently recourse to us.
Revolving Credit Facility and Five-Year Term Loan
Through a syndicate of 14 lenders (the "BofA Lenders") led by Bank of America, N.A., as Administrative Agent ("BofA"), we have a $675 million senior unsecured term loan and revolving line of credit (the “Facility”). The Facility provides us with the ability from time to time to increase the size of the Facility up to a total of $900 million less the amount of any prepayments under the term loan component of the Facility, subject to receipt of lender commitments and other conditions.
The Facility consists of a $400 million revolving credit facility (the “Revolving Credit Facility”) and a $275 million five-year term loan (the “Term Loan”). The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.40% to 2.30%, depending on our consolidated leverage ratio. The maturity date of the Revolving Credit Facility is January 31, 2019 and contains one one-year extension option that we may exercise upon (i) payment of an extension fee equal to 0.15% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of the extension, and (ii) compliance with the other conditions set forth in the credit agreement. The primary interest rate within the Term Loan is based on LIBOR, plus a margin ranging from 1.35% to 2.20%, depending on our consolidated leverage ratio. The maturity date of the Term Loan is January 31, 2018 and contains two one-year extension options that we may exercise upon (i) payment of an extension fee equal to 0.125% of the sum of the amount outstanding under the Term Loan at the time of each extension, and (ii) compliance with the other conditions set forth in the credit agreement.
Borrowings under the Facility are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties. As of March 31, 2017 and December 31, 2016, the unused portion of the Facility was approximately $134.5 million and $164.0 million, respectively, and we had full access to the unused portion of the Facility.
Seven-Year Term Loan
Through a syndicate of six lenders led by Wells Fargo Bank, National Association as Administrative Agent and Regions Bank as Syndication Agent, we have a $200 million seven-year term loan credit agreement (the “$200 million Term Loan”) . The primary interest rate within the $200 million Term Loan is based on LIBOR, plus a margin ranging from 1.65% to 2.55%, depending on our consolidated leverage ratio. The maturity date of the $200 million Term Loan is February 27, 2022 with no extension options.
Borrowings under the $200 million Term Loan are available for general business purposes including, but not limited to financing the acquisition of permitted investments, including commercial properties.
As of March 31, 2017, we were in compliance with all our debt covenants, including those under the Facility and the $200 million Term Loan.
Mortgage Note Borrowing
During the three months ended March 31, 2017, we entered into one mortgage note borrowing. The following table describes the new borrowing in more detail (dollar amounts in thousands):

Borrowings	Date Borrowed	Principal Balance	Fixed or Floating Interest Rate	Stated Interest Rate	Contractual Maturity Date	Extension Options	Collateral Type	Collateral Market
3 Second Street (1)	1/10/2017	$127,000	Floating	3.13%	1/10/2020	2 one-year extensions	Office Property	Northern New Jersey

(1)
On January 10, 2017, we received proceeds of $127.0 million from the $146.6 million 3 Second Street mortgage note, and we can request the remaining proceeds anytime prior to October 10, 2019 as reimbursement for certain approved capital expenditures, tenant improvement costs and leasing commissions. As of March 31, 2017, the term loan was subject to an interest rate spread of 2.25% over one-month LIBOR. As a result of this borrowing, we entered into an interest rate protection agreement ("Interest Rate Cap") with a notional amount of $146.6 million and a LIBOR strike rate of 3.0%. See Note 5 for additional discussion related to the Interest Rate Cap.

Repayment of Mortgage Note
During the three months ended March 31, 2017, we repaid one mortgage note borrowing in full during the respective free-prepayment periods prior to the scheduled maturity using proceeds from the 3 Second Street mortgage note borrowing. The following table describes the repayment in more detail (dollar amounts in thousands):
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Debt Obligation	Repayment Date	Balance Repaid/Extinguished	Interest Rate Fixed or Floating	Stated Interest Rate	Contractual Maturity Date	Collateral Type	Collateral Market
Eastern Retail Portfolio	1/10/2017	$110,000	Fixed	5.51%	6/11/2017	Retail Property	Various (1)

(1)	The Eastern Retail Portfolio was collateralized by three retail properties located in Raleigh, NC, Philadelphia, PA and Greater Boston.

The following table reflects our contractual debt maturities as of March 31, 2017, specifically our obligations under our mortgage notes and unsecured borrowings (dollar amounts in thousands):

	As of March 31, 2017
	Mortgage Notes		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Principal Balance	Number of Borrowings Maturing	Outstanding Principal Balance	Outstanding Principal Balance
2017	3	$52,053	—	$—	$52,053
2018	—	2,698	1	275,000	277,698
2019	—	3,698	1	260,000	263,698
2020	1	130,860	—	—	130,860
2021	1	12,764	—	—	12,764
2022	1	3,660	1	200,000	203,660
2023	2	77,899	—	—	77,899
2024	—	1,034	—	—	1,034
2025	1	71,094	—	—	71,094
2026	—	1,157	—	—	1,157
2027	—	1,224	—	—	1,224
Thereafter	2	1,922	—	—	1,922
Total	11	$360,063	3	$735,000	$1,095,063
Less: net debt issuance costs		(3,091)		(4,120)
Add: mark-to-market adjustment on assumed debt		593		—
Total borrowings (net basis)		$357,565		$730,880
5. DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
We maintain risk management control systems to monitor interest rate risk attributable to both our outstanding and forecasted debt obligations. We generally seek to limit the impact of interest rate changes on earnings and cash flows by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on our secured and unsecured floating rate borrowings. While this hedging strategy is designed to minimize the impact on our net income (loss) and cash provided by operating activities from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes to achieve these risk management objectives.
Cash Flow Hedges of Interest Rate Risk
Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from counterparties in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amounts. We have entered into and plan to enter into certain interest rate derivatives with the goal of mitigating our exposure to adverse fluctuations in the interest payments on our one-month LIBOR-indexed debt. Certain of our floating rate borrowings are not hedged and therefore, to an extent, we have ongoing exposure to interest rate movements.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges under ASC Topic 815 is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the next 12 months, we estimate that approximately $2.1 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt, and we estimate that approximately $2.0 million will be reclassified as an increase to interest expense related to effective forward started interest rate swaps where the hedging instrument has been terminated. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

The table below presents a reconciliation of the beginning and ending balances, between December 31, 2016 and March 31, 2017, of our accumulated other comprehensive loss (“AOCI”), net of amounts attributable to noncontrolling interests, related to the effective portion of our cash flow hedges as presented on our condensed consolidated financial statements, as well as amounts related to our available-for-sale securities (amounts in thousands):

	(Losses) and Gains on Cash Flow Hedges	Unrealized (Losses) and Gains on Available-For-Sale Securities	Accumulated Other Comprehensive Loss
Beginning balance as of December 31, 2016	$(5,849)	$(1,056)	$(6,905)
Other comprehensive income:
Amount of loss reclassified from AOCI into interest expense (effective portion) (net of tax benefit of $0)	1,493	—	1,493
Change in fair value recognized in AOCI (effective portion) (net of tax benefit of $0)	596	—	596
Net current-period other comprehensive income	2,089	—	2,089
Attribution of and other adjustments to AOCI attributable to noncontrolling interests	(137)	27	(110)
Ending balance as of March 31, 2017	$(3,897)	$(1,029)	$(4,926)
Fair Values of Derivative Instruments
The valuation of interest rate derivatives is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
The majority of the inputs used to value our derivative instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with our derivative instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of potential default by us and our counterparties. As of March 31, 2017, we had assessed the significance of the impact of the credit valuation adjustments and had determined that it was not significant to the overall valuation of our derivative instruments. As a result, we have determined that our derivative valuations are classified in Level 2 of the fair value hierarchy.
As of March 31, 2017 and December 31, 2016, we had 11 outstanding interest rate swaps, respectively, that were designated as cash flow hedges of interest rate risk, with a total notional amount of $395.0 million and $395.1 million, respectively. In addition, as of March 31, 2017, we had one interest rate swap with a total notional amount of $52.5 million that will become effective in July 2018 and mature in July 2021, which was designated as a cash flow hedge of interest rate risk.
As of March 31, 2017, we had one outstanding interest rate cap that was not designated as a hedge, with a total notional amount of $146.6 million. Derivatives not designated as hedges are not speculative and are used to hedge our exposure to interest rate movements and other identified risks but do not meet the strict requirements for hedge accounting. In certain instances, including our current derivative not designated for hedge accounting, we elected not to apply hedge accounting.

The table below presents the gross fair value of our designated and non-designated derivative financial instruments as well as their classification on our accompanying condensed consolidated balance sheets as of March 31, 2017 and December 31, 2016 (amounts in thousands, except for footnoted information):

		Fair Value of Asset Derivatives as of			Fair Value of Liability Derivatives as of
	Balance Sheet Location	March 31, 2017	December 31, 2016	Balance Sheet Location	March 31, 2017	December 31, 2016
Derivatives designated as hedging instruments:
Interest rate contracts	Other assets, net (1)	$2,572	$2,135	Other liabilities (1)	$(1,579)	$(2,777)
Derivatives not designated as hedging instruments:
Interest rate contracts	Other assets, net	$13	$—	Other liabilities	$—	$—
Total derivatives		$2,585	$2,135		$(1,579)	$(2,777)

(1)
Although our derivative contracts are subject to master netting arrangements which serve as credit mitigants to both us and our counterparties under certain situations, we do not net our derivative fair values or any existing rights or obligations to cash collateral on our accompanying condensed consolidated balance sheets. If we did net our derivative fair values on our accompanying condensed consolidated balance sheets, the derivative fair values would be lowered by approximately $146,000 as of March 31, 2017. This would result in net fair values of our asset derivatives of approximately $2.4 million as of March 31, 2017 and net fair values of our liability derivatives of approximately $1.4 million as of March 31, 2017. As of December 31, 2016, there was not an impact if we netted our derivative fair values.

Effect of Derivative Instruments on the Statements of Comprehensive Income
The table below presents the effect of our derivative financial instruments on our accompanying financial statements for the three months ended March 31, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended March 31,
	2017	2016
Derivatives Designated as Hedging Instruments
Derivative type	Interest rate contracts	Interest rate contracts
Amount of gain (loss) recognized in OCI (effective portion)	$596	$(10,195)
Location of loss reclassified from accumulated OCI into income (effective portion)	Interest expense	Interest expense
Amount of loss reclassified from accumulated OCI into income (effective portion)	$1,493	$1,117
Location of loss recognized in income (ineffective portion and amount excluded from effectiveness testing)	Interest and other (expense) income	Interest and other (expense) income
Amount of gain recognized in income (ineffective portion and amount excluded from effectiveness testing)	$47	$—
Credit-Risk-Related Contingent Features
We have agreements with certain of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. We have agreements with certain other derivative counterparties that contain a provision whereby if we default on any of our indebtedness held by our Operating Partnership, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations.
As of March 31, 2017, the fair value of derivatives in a net liability position, which included accrued interest but excluded any credit valuation adjustments related to these agreements, was approximately $1.5 million. As of March 31, 2017, we have not posted any collateral related to these agreements. If we had breached any of these provisions at March 31, 2017, we could have been required to settle our obligations under the agreements at their termination value of $1.5 million.
6. FAIR VALUE OF FINANCIAL INSTRUMENTS
We use the framework established in ASC Topic 820, to measure the fair value of our financial instruments as disclosed in the table below. The fair values estimated below are indicative of certain interest rate and other assumptions as of March 31, 2017 and

December 31, 2016, and may not take into consideration the effects of subsequent interest rate or other assumption fluctuations, or changes in the values of underlying collateral. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued expenses approximate their carrying values because of the short-term nature of these instruments.
The table below presents the carrying amounts and estimated fair values of our other financial instruments, other than derivatives which are disclosed in Note 5, as of March 31, 2017 and December 31, 2016 (amounts in thousands):
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	As of March 31, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Fixed-rate debt-related investments, net	$15,076	$15,673	$15,209	$15,784
Liabilities:
Fixed-rate mortgage notes (1)	$179,950	$182,822	$290,329	$291,624
Floating-rate mortgage notes	177,615	179,292	51,918	51,942
Floating-rate unsecured borrowings	730,880	735,000	706,554	711,000

(1) Amount includes a floating-rate mortgage note of approximately $32.6 million as of March 31, 2017 and $32.5 million as of December 31, 2016 that was subject to an interest rate spread of 1.60% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 3.051% for the term of the borrowing.
The methodologies used and key assumptions made to estimate fair values of the financial instruments, other than derivatives disclosed in Note 5, described in the above table are as follows:
Debt-Related Investments — The fair value of our performing debt-related investments are estimated using a discounted cash flow methodology. This method discounts estimated future cash flows using rates management determines best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. Credit spreads and market interest rates used to determine the fair value of these instruments are based on unobservable Level 3 inputs which management has determined to be its best estimate of current market values.
Mortgage Notes and Other Borrowings — The fair value of our mortgage notes and other borrowings are estimated using a discounted cash flow analysis, based on our estimate of market interest rates. Credit spreads relating to the underlying instruments are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market spreads of similar instruments.
7. STOCKHOLDERS’ EQUITY
Common Stock
During the three months ended March 31, 2017, we completed a self-tender offer pursuant to which we accepted for purchase approximately 5.7 million unclassified shares of common stock, which we refer to as “Class E” shares, at a weighted average purchase price of $7.51 per share for an aggregate cost of approximately $42.7 million.

The following table describes the changes in each class of common shares during the three months ended March 31, 2017 (shares and dollar amounts in thousands):
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	Class E		Class A		Class W		Class I		Total
	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)
Balances, December 31, 2016	112,325	$1,298,189	2,001	$14,758	2,271	$16,381	34,039	$243,049	150,636	$1,572,377
Issuance of common stock:
Shares sold	—	—	85	665	165	1,250	521	3,931	771	5,846
Distribution reinvestment plan	446	3,361	12	92	15	108	209	1,579	682	5,140
Stock-based compensation	—	—	—	—	—	—	32	456	32	456
Redemptions and repurchases of common stock	(5,934)	(44,575)	(64)	(481)	(36)	(273)	(313)	(2,370)	(6,347)	(47,699)
Balances, March 31, 2017	106,837	$1,256,975	2,034	$15,034	2,415	$17,466	34,488	$246,645	145,774	$1,536,120

(1)
Dollar amounts presented in this table represent the gross amount of proceeds from the sale of common shares, or the amount paid to stockholders to redeem or repurchase common shares, and do not include other costs and expenses accounted for within additional paid-in capital, such as selling commissions, dealer manager and distribution fees, offering and organizational costs, and other costs associated with our distribution reinvestment plans, share redemption programs, and self-tender offers.

8. RELATED PARTY TRANSACTIONS
Advisory Agreement
Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement. Our Advisor is considered to be a related party as certain indirect owners and employees of our Advisor serve as two of our directors and all of our executive officers. The responsibilities of our Advisor cover all facets of our business, and include the selection and underwriting of our real property and debt-related investments, the negotiations for these investments, the asset management and financing of these investments and the oversight of real property dispositions.
On June 23, 2016, we and our Operating Partnership entered into the Tenth Amended and Restated Advisory Agreement with our Advisor, effective June 30, 2016, which modified certain fees and expense reimbursements payable to our Advisor. The Advisory Agreement may be renewed for an unlimited number of successive one-year terms. The current term of the Advisory Agreement expires on June 30, 2017. Per the Advisory Agreement, in consideration for asset management services performed, we pay our Advisor an advisory fee comprised of two separate components: (1) a fixed amount that accrues daily in an amount equal to 1/365th of 1.15% of (a) the “Aggregate Fund NAV” (i.e., the aggregate net asset value or “NAV” of our Class E shares, Class A shares, Class W shares and Class I shares, along with the OP Units held by third parties) for such day and (b) the consideration received by us or our affiliate for selling Interests (defined below) in DST Properties (defined below) to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests, including but not limited to sales commissions, dealer manager fees and non-accountable expense allowances, and (2) a performance component that is based on the annual non-compounded investment return provided to holders of “Fund Interests” (defined as our Class E shares, Class A shares, Class W shares, Class I shares, and OP Units held by third parties) such that our Advisor will receive 25% of the overall return in excess of 6%; provided that in no event may the performance condition exceed 10% of the overall return for such year, and subject to certain other limitations. Additionally, our Advisor will provide us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 per share or unit, the benefit of which will be shared among all holders of Fund Interests.
In addition, we will pay our Advisor a fee of 1.0% of the total consideration we receive upon the sale of real property assets (excluding DST Properties). For these purposes, a “sale” means any transaction or series of transactions whereby we or our Operating Partnership directly or indirectly (including through the sale of any interest in a joint venture or through a sale by a joint venture in which we hold an interest) sells, grants, transfers, conveys, or relinquishes its ownership of any real property or portion thereof, including the lease of any real property consisting of a building only, and including any event with respect to any real property which gives rise to a significant amount of insurance proceeds or condemnation awards.
Further, for providing a substantial amount of services in connection with the sale of a property (excluding DST Properties), as determined by a majority of our independent directors, we will pay our Advisor up to 50.0% of the reasonable, customary and competitive commission paid for the sale of a comparable real property, provided that such amount shall not exceed 1.0% of the contract price of the property sold and, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6.0% of the sales price of the property.

In addition, pursuant to the Advisory Agreement, we will pay directly, or reimburse our Advisor and our Dealer Manager (defined below) if they pay on our behalf any organizational and offering expenses (other than selling commissions, the dealer manager fee, distribution fees and non-transaction based compensation allocated to sales-related activities of employees of our Dealer Manager in connection with the offering) relating to any public offerings as and when incurred. After the termination of the primary portion of the offering and again after termination of the distribution reinvestment plan portion of the offering, our Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee and distribution fees) that we incur exceed 15% of our gross proceeds from the applicable offering.
The Advisory Agreement also provides that we must reimburse our Advisor for any private offering organization and offering expenses, such as those of the DST Program, it incurs on our behalf, including Advisor personnel costs, unless it has agreed to receive a fee in lieu of reimbursement.
Subject to certain limitations, we reimburse our Advisor for all of the costs it incurs in connection with the services it provides to us, including, without limitation, our allocable share of the personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by our Advisor or its affiliates, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services.
Public Offering Dealer Manager Agreement
Dividend Capital Securities LLC (our "Dealer Manager"), a related party, is distributing the shares of our common stock in our public offering on a “best efforts” basis. Our Dealer Manager is a member of the Financial Industry Regulatory Authority, Inc., or FINRA. Our Dealer Manager coordinates our distribution effort and manages our relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to marketing our public offering.
On September 16, 2015, we entered into a Second Amended and Restated Dealer Manager Agreement (the “Second Amended Dealer Manager Agreement”) with our Dealer Manager. The Dealer Manager served as dealer manager for the Prior Offering and will serve as dealer manager for the Follow-On Offering. The purpose of the Second Amended Dealer Manager Agreement is to engage our Dealer Manager with respect to the Follow-On Offering while still paying dealer manager fees and distribution fees with respect to the Prior Offering. As amended, the Second Amended Dealer Manager Agreement may be made to apply to future offerings by naming them in a schedule to the agreement, with the consent of the Company and our Dealer Manager. Pursuant to the Second Amended Dealer Manager Agreement, we pay (i) selling commissions on Class A shares sold in the primary offering of up to 3.0% of the public offering price per share, (ii) a dealer manager fee which accrues daily in an amount equal to 1/365th of 0.6% of our NAV per share of Class A and Class W shares outstanding and an amount equal to 1/365th of 0.1% of our NAV per share of Class I shares outstanding on such day on a continuous basis, and (iii) a distribution fee which accrues daily in an amount equal to 1/365th of 0.5% of our NAV per Class A share outstanding on such day on a continuous basis. Subject to FINRA limitations on underwriting compensation, we will continue to pay the dealer manager fee and distribution fee until the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange or (ii) such shares no longer being outstanding.
Pursuant to the Second Amended Dealer Manager Agreement, we may pay to our Dealer Manager a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary offering, provided that (i) the total gross proceeds raised with respect to which the primary dealer fee will apply may not exceed $100,000,000, subject to further increase by our board of directors, in its discretion; (ii) the primary dealer fee will only be paid with respect to sales made by participating broker-dealers specifically approved by us as being eligible; and (iii) the primary dealer fee will only be paid with respect to sales made at times approved by us. The Dealer Manager may reallow a portion of the primary dealer fee to the participating broker-dealers involved in selling such Class I shares based on the portion of the gross proceeds raised from their customers. The Dealer Manager will consider the primary dealer fee to be underwriting compensation subject to certain limits. The primary dealer fee will be paid by us and will not be considered to be a class-specific expense.
On June 23, 2016, our board of directors increased the maximum amount of total gross proceeds raised with respect to which the primary dealer fee will apply to $150 million. Such amount is subject to further increase by our board of directors, in its discretion.
Independent Director RSU Awards
On December 5, 2013, our board of directors approved revised compensation for our independent directors. In connection with the revised compensation plan, at each annual meeting of stockholders the independent directors will automatically, upon election, each receive an annual $10,000 grant of Restricted Stock Units ("RSUs") with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting.

Restricted Stock Unit Agreements
We have entered into Restricted Stock Unit Agreements (the “Advisor RSU Agreements”) with our Advisor. The purposes of our Advisor RSU Agreements are to promote an alignment of interests among our stockholders, our Advisor and the personnel of our Advisor and its affiliates, and to promote retention of the personnel of our Advisor and its affiliates. Each restricted stock unit that we grant pursuant to our Advisor RSU Agreements (the "Company RSUs") will, upon vesting, be settled in one share of our Class I common stock. The Company RSUs are subject to specified vesting and settlement provisions and, upon settlement in Class I shares of Company common stock, require offsets of advisory fees and expenses otherwise payable from the Company to our Advisor as described further below based on the NAV per Class I share on the grant date of the applicable Company RSU. Pursuant to the terms of the Advisor RSU Agreements, we have granted our Advisor approximately 842,000 Company RSUs, of which approximately 412,000 Company RSUs remained unvested and unsettled as of March 31, 2017.
As of March 31, 2017, our Advisor did not have any shares of Class I common stock issued upon settlement of Company RSUs that remained subject to fee offset. The Advisor is expected to redistribute a significant portion of the Company RSUs and/or shares to senior level employees of our Advisor and its affiliates that provide services to us, although the terms of such redistributions (including the timing, amount and recipients) remain solely in the discretion of our Advisor. The weighted average grant-date NAV per Class I share with respect to the unsettled Company RSUs is $7.18 as of March 31, 2017.
Vesting and Payment Offset
Following specified vesting provisions, an equal percentage of the Company RSUs vest on each of the applicable vesting dates. On each vesting date, an offset amount (each, an “Offset Amount”) will be calculated and deducted on a pro rata basis over the next 12 months from the cash payments otherwise due and payable to our Advisor under our then-current Advisory Agreement for any fees or expense reimbursements. Each Offset Amount equals the number of Company RSUs vesting on such date multiplied by the NAV per Class I share publicly disclosed by us (the “Class I NAV”) as of the end of the applicable grant date (the “Grant Date NAV per Class I Share”). Each Offset Amount is always calculated based on the Grant Date NAV per Class I Share, even beyond the initial grant and vesting date. At the end of each 12-month period following each vesting date, if the Offset Amount has not been fully realized by offsets from the cash payments otherwise due and payable to our Advisor under the Advisory Agreement, our Advisor shall promptly pay any shortfall to us.
The chart below shows the grant dates, vesting dates, number of unvested shares as of March 31, 2017, and Grant Date NAV per Class I Share (share amounts in thousands).

Award	Grant Date	Vesting Dates	Number of Unvested Shares	Grant Date NAV per Class I Share
Company RSU	4/7/2014	4/13/2017	123	$6.96
Company RSU	2/25/2015	4/13/2017	30	7.18
Company RSU	2/25/2015	4/13/2018	135	7.18
Company RSU	2/4/2016	4/15/2019	124	7.41
Total/ weighted average			412	$7.18
Termination
The Advisor RSU Agreements will automatically terminate upon termination or non-renewal of the Advisory Agreement by any party for any reason. In addition, upon a change in control of us, then either our Advisor or we may immediately terminate the Advisor RSU Agreements. Further, our Advisor may immediately terminate the Advisor RSU Agreements if we exercise certain rights under the Advisor RSU Agreements to replace the Company RSUs with another form of compensation.
Upon termination of the Advisor RSU Agreements, our Advisor will promptly pay any unused offset amounts to us or, at our Advisor’s election, return Class I shares in equal value based on the Class I NAV as of the date of termination of the Advisor RSU Agreements. In addition, upon termination of the Advisor RSU Agreements, all unvested Company RSUs will be forfeited except that, unless the Advisor RSU Agreements were terminated at the election of our Advisor following a change in control of us or as a result of a premature termination of the Advisory Agreement at our election for cause (as defined in the Advisory Agreement) or upon the bankruptcy of our Advisor, then following such forfeiture of Company RSUs, our Advisor will have the right to acquire from us the number of Class I shares equal to the number of Company RSUs forfeited, in return for a purchase price equal to such number of Class I shares multiplied by the Grant Date NAV per Class I Share. The Advisor must notify us of its election to exercise the foregoing acquisition right within 30 days following the termination of the Advisor RSU Agreements, and the parties will close the transaction within 60 days following the termination of the Advisor RSU Agreements.

Dividend Equivalent Payments
If our board of directors declares and we pay a cash dividend on Class I shares for any period in which the Company RSUs are outstanding (regardless of whether such Company RSUs are then vested), our Advisor will be entitled to dividend equivalents (the “Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I shares as the number of Company RSUs subject to the Advisor RSU Agreements had such Class I shares been outstanding during the same portion of such period as the Company RSUs were outstanding. Any such Dividend Equivalents may be paid in cash or Class I shares, at our Advisor’s election.
During the three months ended March 31, 2017 and 2016, we recognized approximately $289,000 and $283,000, respectively, as an advisory fee expense related to the issuance of approximately 153,000 shares and 153,000 shares, respectively, of our Class I common stock. Amounts reported are based on the NAV per share at the end of each month during the Advisor RSU Agreements. As of March 31, 2017, the total value related to nonvested awards not yet recognized was approximately $3.1 million, which we expect to recognize between 2017 and 2020.
Restricted Stock Grant
Effective February 2, 2017, we granted 58,059 restricted shares of Class I common stock to certain employees of our Advisor and its affiliates at a price of $7.56 per share, of which 25% vested on the grant date with the remaining 75% vesting ratably over the next three anniversaries of the grant date. During the three months ended March 31, 2017, 32,426 shares of restricted stock vested at a weighted average price of $7.55, based on our NAV per share as of the vesting dates. During the three months ended March 31, 2017, we recorded approximately $160,000 within “general and administrative expenses” in the accompanying condensed consolidated statements of income. Our restricted stock generally vests ratably over a period of three to four years.
Private Placements of Delaware Statutory Trust Interests
Private Placements
In March 2016, we, through our Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”), through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by our Operating Partnership (the “DST Program”). From 2006 through 2009, we, through our subsidiaries, conducted similar private placement offerings of fractional interests in which it raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by our Operating Partnership in exchange for an aggregate of 17.7 million OP Units. As of March 31, 2017, we had sold approximately $4.8 million in Interests, which we include in "other liabilities" in our accompanying condensed consolidated balance sheets.
Each Private Placement will offer Interests in one or more real properties placed into one or more Delaware statutory trust(s) by our Operating Partnership or its affiliates (“DST Properties”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, properties underlying Interests sold to investors pursuant to such Private Placements will be leased-back by an indirect wholly owned subsidiary of our Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by our Operating Partnership. Additionally, our Operating Partnership will retain a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units.
DST Program Dealer Manager Agreement
In connection with the DST Program, in March 2016, Dividend Capital Exchange LLC (“DCX”), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by our Operating Partnership, entered into a Dealer Manager Agreement with our Dealer Manager, pursuant to which our Dealer Manager agreed to conduct Private Placements for Interests reflecting an indirect ownership of up to $500 million of Interests. DCX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through any such Private Placements. DCX is obligated to pay our Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the Private Placements. The Dealer Manager may re-allow such commissions and a portion of such dealer manager fee to participating broker dealers.

In addition, we, or our subsidiaries, are obligated to pay directly or reimburse our Advisor and our Dealer Manager if they pay on our behalf, any organization and offering expenses (other than selling commissions and the dealer manager fee) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers, legal fees of our Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with our Dealer Manager, the cost of educational conferences held by us, including costs reimbursement for registered persons associated with our Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us, and attendance fees and costs reimbursement for registered persons associated with our Dealer Manager to attend seminars conducted by participating broker-dealers and promotional items.
We intend to recoup the costs of the selling commissions and dealer manager fees described above through a purchase price “mark-up” of the initial estimated fair value of the DST Properties to be sold to investors, thereby placing the economic burden of these up-front fees on the investors purchasing such Interests. In addition, to offset some or all of our organization and offering expenses associated with the Private Placements, we will add a purchase price mark-up of the estimated fair value of the DST Properties to be sold to investors in the amount of 1.5% of the gross equity proceeds. Collectively, these purchase price mark-ups total up to 8% of the gross equity proceeds raised in the Private Placements. Additionally, we will be paid, by investors purchasing Interests, a non-accountable reimbursement equal to 1.0% of gross equity proceeds for real estate transaction costs that we expect to incur in selling or buying these Interests. Also, investors purchasing Interests will be required to pay their own respective closing costs upon the initial sale of the interests.
Limited Partnership Agreement
In connection with the launch of the DST Program, the Company, on behalf of itself as general partner and on behalf of all the limited partners thereto, entered into the Fifth Amended and Restated Limited Partnership Agreement of our Operating Partnership, dated as of March 2, 2016, which was further amended on August 2, 2016 (the “Amended and Restated Operating Partnership Agreement”). The Amended and Restated Operating Partnership Agreement amends the prior operating partnership agreement by establishing two series of Class E OP Units, with different redemption and registration rights. The currently existing third-party holders of Class E OP Units will now hold Series 1 Class E OP Units, and will continue to have the same redemption and registration rights they had previously, which include the right, in certain circumstances to require our Operating Partnership to redeem the OP Units for Class E shares of the Company or cash. Any purchasers of Interests in the DST Program that ultimately acquire OP Units through the FMV Option will acquire Series 2 Class E OP Units, which will have similar redemption and registration rights to those of the holders of Series 1 Class E OP Units, except that their redemption rights will in certain circumstances require our Operating Partnership to redeem the OP Units for either Class I shares of the Company or cash (as determined by our Operating Partnership in its sole discretion). In addition, the Amended and Restated Operating Partnership Agreement provides that a redemption fee of 1.5% of the shares otherwise payable to a limited partner upon redemption of Series 2 Class E Units will be paid to an affiliate of the Manager (defined below). Holders of Series 1 or Series 2 Class E OP Units cannot require us to redeem their Series 1 or Series 2 Class E OP Units with cash.
Delaware Statutory Trust Agreement
DCX Manager LLC (the “Manager”), an affiliate of our Advisor, will be engaged to act as the manager of each Delaware statutory trust holding a DST Property. Although the intention is to sell 100% of the interests to third parties, DCX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the Manager. The Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. The Manager will be entitled to the following payments from the trust: (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a disposition fee of 1.0% of the gross sales price of any DST Property sold to a third party, and (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties. Additionally, the Manager or its affiliate may earn a 1.0% loan fee for any financing arrangement sourced, negotiated and executed in connection with the DST Program. This loan fee is only payable to the Manager by new investors that purchase Interests and therefore is not paid by the Company or its affiliates.

Summary of Fees and Other Amounts
The following table summarizes fees and other amounts earned by our Advisor and its related parties in connection with services performed for us during the three months ended March 31, 2017 and 2016 (amounts in thousands, except footnoted information):

	For the Three Months Ended March 31,
	2017	2016
Advisory fees (1)	$3,490	$3,765
Other reimbursements paid to our Advisor (2)	2,278	2,177
Other reimbursements paid to our Dealer Manager	183	51
Advisory fees related to the disposition of real properties	—	1,807
Development management fee (3)	—	21
Selling commissions	20	50
Dealer manager fees	112	85
Distribution fees	19	17
Total	$6,102	$7,973

(1)
Amounts reported for the three months ended March 31, 2017 and 2016 include approximately $289,000 and $283,000, respectively, that we were not obligated to pay in consideration of the issuance of Company RSUs to our Advisor.

(2) Other reimbursements paid to our Advisor for the three months ended March 31, 2017 and 2016 include approximately $1.9 million and $1.8 million, respectively, to reimburse a portion of the salary, bonus and benefits for employees of our Advisor, including our executive officers, for services provided to us for which our Advisor does not otherwise receive a separate fee. The balance of such reimbursements are made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of our advisor, equipment, utilities, insurance, travel and entertainment, and other costs.

(3)	Pursuant to our amended Advisory Agreement effective as of June 23, 2016, our Advisor will no longer receive a development management fee in exchange for providing development management services.
See the accompanying condensed consolidated balance sheets for the amounts we owed to our Advisor and affiliates of our Advisor for such services and reimbursement of certain expenses as of March 31, 2017 and December 31, 2016. Pursuant to the Advisory Agreement, we accrue the advisory fee on a daily basis and pay our Advisor amounts due subsequent to each month-end. In addition, we recorded a liability of approximately $4.0 million for dealer manager and distribution fees that we estimate that we may pay to our Dealer Manager in future periods for shares of our common stock sold in our Follow-On Offering as of March 31, 2017. We anticipate that our Dealer Manager will reallow a significant portion of such fees to third-party broker dealers.
9. NET INCOME PER COMMON SHARE
Reconciliations of the numerator and denominator used to calculate basic net income per common share to the numerator and denominator used to calculate diluted net income per common share for the three months ended March 31, 2017 and 2016 are described in the following table (amounts in thousands, except per share information):

	For the Three Months Ended March 31,
Numerator	2017	2016
Net income	$1,827	$48,238
Net income attributable to noncontrolling interests	(166)	(4,456)
Net income attributable to common stockholders	1,661	43,782
Dilutive noncontrolling interests share of net income	133	3,401
Numerator for diluted earnings per share – adjusted net income	$1,794	$47,183
Denominator
Weighted average shares outstanding-basic	149,891	163,954
Incremental weighted average shares effect of conversion of OP units	12,028	12,736
Weighted average shares outstanding-diluted	161,919	176,690
INCOME PER COMMON SHARE -BASIC AND DILUTED	$0.01	$0.27

10. SEGMENT INFORMATION
We have three reportable operating segments, which include our three real property operating sectors (office, industrial, and retail), and we measure our profit and loss of our operating segments based on net operating income (“NOI”). We organize and analyze the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment, investment strategies and objectives. Specifically, the physical characteristics of our buildings, the related operating characteristics, the geographic markets, and the type of tenants are inherently different for each of our segments. The following tables set forth revenue and the components of NOI of our segments for the three months ended March 31, 2017 and 2016 (amounts in thousands):
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	For the Three Months Ended March 31,
	Revenues		NOI
	2017	2016	2017	2016
Office	$29,439	$33,969	$18,298	$23,283
Industrial	1,571	1,711	1,003	1,267
Retail	21,498	19,864	15,764	14,676
Total	$52,508	$55,544	$35,065	$39,226
We consider NOI to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and excludes certain items that are not considered to be controllable in connection with the management of each property, such as depreciation and amortization, general and administrative expenses, advisory fees, acquisition-related expenses, interest and other income, interest expense, (gain) loss on extinguishment of debt and financing commitments, gain on the sale of real property and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it excludes such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.
The following table is a reconciliation of our reported net income attributable to common stockholders to our NOI for the three months ended March 31, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended March 31,
	2017	2016
Net income attributable to common stockholders	$1,661	$43,782
Debt-related income	(231)	(238)
Real estate depreciation and amortization expense	17,936	19,835
General and administrative expenses	2,250	2,621
Advisory fees, related party	3,490	3,765
Acquisition-related expenses	—	51
Impairment of real estate property	—	587
Interest and other expense (income)	109	(58)
Interest expense	9,684	10,961
Gain on extinguishment of debt and financing commitments	—	(5,136)
Gain on sale of real property	—	(41,400)
Net income attributable to noncontrolling interests	166	4,456
Net operating income	$35,065	$39,226

The following table reflects our total assets by business segment as of March 31, 2017 and December 31, 2016 (amounts in thousands):

	As of
	March 31, 2017	December 31, 2016
Segment assets:
Office	$816,242	$825,961
Industrial	57,036	57,651
Retail	822,599	827,799
Total segment assets, net	1,695,877	1,711,411

Non-segment assets:
Debt-related investments, net	15,076	15,209
Cash and cash equivalents	10,894	13,864
Other non-segment assets (1)	45,712	43,244
Total assets	$1,767,559	$1,783,728

(1)	Other non-segment assets primarily consist of corporate assets including restricted cash and receivables, including straight-line rent receivable.
11. SUBSEQUENT EVENTS
Departure and Appointment of Certain Officers
On April 11, 2017, the board of directors of the Company appointed Dwight L. Merriman III to serve as Chief Executive Officer, Rajat Dhanda to serve as President and J. Michael Lynch to serve as Managing Director - Office, each appointment effective on April 13, 2017. As a result of Mr. Merriman’s appointment, Jeffrey L. Johnson ceased to serve as Chief Executive Officer of the Company on April 13, 2017. The investment committee of the Advisor, of which Messrs. Merriman and Dhanda are members, will continue to oversee our investment process. John A. Blumberg will continue to chair the investment committee. Richard D. Kincaid will continue to serve as the Chairman of the board of directors of the Company.
For information regarding financing transactions that occurred subsequent to March 31, 2017, see “Subsequent Events” in Management’s Discussion and Analysis of Financial Condition and Results of Operations.